Exhibit 10.1

FIRST AMENDED AND RESTATED

CREDIT AND GUARANTY AGREEMENT

dated as of August 16, 2005

among

BELDEN & BLAKE CORPORATION,

as Borrower

CERTAIN SUBSIDIARIES OF BELDEN & BLAKE CORPORATION,

as Guarantors,

VARIOUS LENDERS, and

BNP PARIBAS,

as Sole Lead Arranger, Sole Bookrunner,

Sole Syndication Agent and Administrative Agent,

________________________________________________________

$390,000,000 Senior Secured Credit Facilities
________________________________________________________

SECTION 1 DEFI	NITIONS AND INTERPRETATION 1
1.1	Definitions	1
1.2	Accounting Terms	32
1.3	Interpretation, etc	33
SECTION 2	LOANS AND LETTERS OF CREDIT	33
2.1	[Reserved]	33
2.2	Revolving Loans	33
2.3	Borrowing Base	35
2.4	Issuance of Letters of Credit and Hedge Letters of Credit	37
2.5	Pro Rata Shares; Availability of Funds	43
2.6	Use of Proceeds	43
2.7	Evidence of Debt; Register; Lenders' Books and Records; Notes	44
2.8	Interest on Loans	44
2.9	Conversion/Continuation	46
2.10	Default Interest	47
2.11	Fees	47
2.12	Commitment Reductions	49
2.13	Voluntary Prepayments/Commitment Reductions	49
2.14	Mandatory Prepayments/Commitment Reductions.	50
2.15	Application of Prepayments/Reductions	51
2.16	General Provisions Regarding Payments	51
2.17	Ratable Sharing	52
2.18	Making or Maintaining Eurodollar Rate Loans	53
2.19	Increased Costs; Capital Adequacy	55
2.20	Taxes; Withholding, etc	56
2.21	Obligation to Mitigate	59
2.22	Defaulting Lenders	59
2.23	Removal or Replacement of a Lender	60
SECTION 3	CONDITIONS PRECEDENT	61
3.1	Closing Date	61
3.2	Conditions to Each Credit Extension	65
SECTION 4	REPRESENTATIONS AND WARRANTIES	66
4.1	Organization; Requisite Power and Authority; Qualification	66
4.2	Capital Stock and Ownership	67
4.3	Due Authorization	67
4.4	No Conflict	67
4.5	Governmental Consents	67
4.6	Binding Obligation	68
4.7	Historical Financial Statements	68
4.8	[Reserved]	68
4.9	No Material Adverse Change	68
4.10	No Restricted Junior Payments	68
4.11	No Reserve Write-downs	68
4.12	Adverse Proceedings, etc	68
4.13	Payment of Taxes	69
4.14	Properties	69
4.15	Environmental Matters	70
4.16	No Defaults	70
4.17	Material Contracts	71
4.18	Governmental Regulation	71
4.19	Margin Stock	71
4.20	Employee Matters	71
4.21	Employee Benefit Plans	71
4.22	Certain Fees	72
4.23	Solvency	72
4.24	Related Agreements	72
4.25	Compliance with Statutes, etc	73
4.26	Future Commitments	73
4.27	Disclosure	73
SECTION 5	AFFIRMATIVE COVENANTS	73
5.1	Financial Statements and Other Reports	74
5.2	Existence	78
5.3	Payment of Taxes and Claims	78
5.4	Maintenance of Properties	78
5.5	Insurance	78
5.6	Books and Records; Inspections	79
5.7	Lenders Meetings	79
5.8	Compliance with Laws	79
5.9	Environmental	79
5.10	Subsidiaries	81
5.11	Additional Material Real Estate Assets	81
5.12	Title Opinions	82
5.13	Swap Agreement	82
5.14	Further Assurances	82
5.15	Non-Consolidation	83
SECTION 6	NEGATIVE COVENANTS	83
6.1	Indebtedness	83
6.2	Liens	85
6.3	Equitable Lien	87
6.4	No Further Negative Pledges	87
SECTION 7	GUARANTY	93
7.1	Guaranty of the Obligations	93
7.2	Contribution by Guarantors	93
7.3	Payment by Guarantors	94
7.4	Liability of Guarantors Absolute	94
7.5	Waivers by Guarantors	96
7.6	Guarantors' Rights of Subrogation, Contribution, etc	97
7.7	Subordination of Other Obligations	97
7.8	Continuing Guaranty	98
7.9	Authority of Guarantors or Company	98
7.10	Financial Condition of Company	98
7.11	Bankruptcy, etc	98
7.12	Discharge of Guaranty Upon Sale of Guarantor	99
SECTION 8	EVENTS OF DEFAULT	99
8.1	Events of Default	99
SECTION 9	AGENTS	102
9.1	Appointment of Agents	102
9.2	Powers and Duties	103
9.3	General Immunity	103
9.4	Agents Entitled to Act as Lender	104
9.5	Lenders' Representations, Warranties and Acknowledgment	105
9.6	Right to Indemnity	105
9.7	Successor Administrative Agent	105
9.8	Collateral Documents and Guaranty	106
SECTION 10	MISCELLANEOUS	107
10.1	Notices	107
10.2	Expenses	107
10.3	Indemnity	108
10.4	Set-Off	108
10.5	Amendments and Waivers	109
10.6	Successors and Assigns; Participations	111
10.7	Independence of Covenants	114
10.8	Survival of Representations, Warranties and Agreements	114
10.9	No Waiver; Remedies Cumulative	114
10.10	Marshalling; Payments Set Aside	115
10.11	Severability	115
10.12	Obligations Several; Independent Nature of Lenders' Rights	115
10.13	Headings	115
10.14	Applicable Law	115
10.15	Consent to Jurisdiction	115
10.16	Waiver of Jury Trial	116
10.17	Confidentiality	116
10.18	Usury Savings Clause	117
10.19	Counterparts	117
10.20	Effectiveness	118
10.21	USA PATRIOT Act	118
10.22	Electronic Execution of Assignments	118

APPENDICES: A-1 SCHEDULES: EXHIBITS:	Revolvi A-2 B 1.1(a) 1.1(b) 3.1(i) 4.1 4.2 4.13 4.14 4.17 6.1 6.2 6.7 6.12 A-1 A-2 A-3 B-1 B-2 C D E F G-1 G-2 H I J K L M	ng Commitments
Hedge L/C Commitments
Notice Addresses
Existing Mortgages
Existing Title Policies
Closing Date Mortgaged Properties
Company and Subsidiary Information
Capital Stock and Ownership
Taxes
Real Estate Assets; Hydrocarbon Interests
Material Contracts
Certain Indebtedness
Certain Liens
Certain Investments
Certain Affiliate Transactions
Funding Notice
Conversion/Continuation Notice
Issuance Notice
Revolving Loan Note
Hedge L/C Loan Note
Compliance Certificate
Mortgage Supplement
Assignment Agreement
Certificate Re Non-bank Status
Closing Date Certificate
Solvency Certificate
Counterpart Agreement
Pledge and Security Agreement
Owner Pledge Agreement
Mortgage
Landlord Waiver and Consent Agreement
Collateral Trust Agreement

FIRST AMENDED AND RESTATED

CREDIT AND GUARANTY AGREEMENT

This First Amended and Restated Credit and Guaranty Agreement dated as of August 16, 2005 is among Belden & Blake Corporation, an Ohio corporation (“Company”), certain subsidiaries of the Company, as Guarantors, the Lenders party hereto from time to time, BNP Paribas (“BNPP”), as Sole Lead Arranger, Sole Book Runner, Sole Syndication Agent, and Administrative Agent (together with its permitted successors in such capacity, “Administrative Agent”).

INTRODUCTION

The Company and certain of its Subsidiaries (such terms and each other capitalized term used but not defined in this Introduction having the meaning provided in Section 1.1) have entered into the Credit and Guaranty Agreement dated as of July 7, 2004 and amended as of July 22, 2004 (such agreement, as further amended, restated, supplemented or otherwise modified prior to the date hereof, the “Existing Credit Agreement”) with Goldman Sachs Credit Partners L.P., as sole lead arranger, sole book runner, syndication, and administrative agent and the other lenders and agents party thereto.

The Company has requested that the parties to the Existing Credit Agreement assign all of their rights and delegate all of their duties under the Existing Credit Agreement to the Lenders and the Administrative Agent and that the Lenders and Administrative Agent amend and restate the terms of the Existing Credit Agreement, and replace the extensions of credit thereunder (including the loans and letters of credit governed by the terms of the Existing Credit Agreement) with this Agreement.

The parties hereto agree that from and after the effectiveness of this Agreement, the obligations under the Existing Credit Agreement, including the terms of the extensions of credit outstanding thereunder, shall be continued as, and evidenced by, the Loans, Letters of Credit, Hedge Letters of Credit, and other Obligations and Credit Documents.

The Lenders have indicated their willingness to continue extensions of credit under the Existing Credit Agreement as Loans, Letters of Credit, Hedge Letters of Credit hereunder, and make additional Loans and continue existing or issue additional Letters of Credit or Hedge Letters of Credit on the terms and subject to the conditions set forth herein.

Therefore, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

SECTION 1 DEFINITIONS AND INTERPRETATION

1.1 Definitions. The following terms used herein, including in the preamble, recitals, exhibits and schedules hereto, shall have the following meanings:

"Acceptable Security Interest” in any Property means a Lien which (a) exists in favor of the Collateral Trustee for the benefit of the Secured Parties, (b) is superior to all Liens or rights of any other Person in the Property encumbered thereby other than Permitted Prior Liens, (c) secures the Obligations, and (d) is perfected and enforceable.

"Accounting Change” has the meaning set forth in Section 1.2(b).

"Acquisition” means the acquisition by EnerVest Energy Institutional Fund X-A, L.P., EnerVest Energy Institutional Fund X-WI, L.P., and EnerVest Energy Institutional Fund X-B, L.P. (or their permitted successors and assigns) of all of the outstanding partnership interests of Capital C Energy Operations, L.P. pursuant to the terms of the Acquisition Agreement.

"Acquisition Agreement” means the Partnership Interest Purchase Agreement dated as of July 5, 2005 between Capital C Energy, LP and Capital C Energy Partners, L.P., as sellers, and EnerVest Energy Institutional Fund X-A, L.P., EnerVest Energy Institutional Fund X-WI, L.P., and EnerVest Energy Institutional Fund X-B, L.P., as buyers.

"Adjusted Eurodollar Rate” means, for any Interest Rate Determination Date with respect to an Interest Period for a Eurodollar Rate Loan, the rate per annum obtained by dividing (and rounding upward to the next whole multiple of 1/100 of 1%) (i) (a) the rate per annum (rounded to the nearest 1/100 of 1%) equal to the rate determined by Administrative Agent to be the offered rate which appears on the page of the Telerate Screen which displays an average British Bankers Association Interest Settlement Rate (such page currently being page number 3740 or 3750, as applicable) for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, or (b) in the event the rate referenced in the preceding clause (a) does not appear on such page or service or if such page or service shall cease to be available, the rate per annum (rounded to the nearest 1/100 of 1%) equal to the rate determined by Administrative Agent to be the offered rate on such other page or other service which displays an average British Bankers Association Interest Settlement Rate for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, or (c) in the event the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum (rounded to the nearest 1/100 of 1%) equal to the offered quotation rate to first class banks in the London interbank market by BNPP for deposits (for delivery on the first day of the relevant period) in Dollars of amounts in same day funds comparable to the principal amount of the applicable Loan of Administrative Agent, in its capacity as a Lender, for which the Adjusted Eurodollar Rate is then being determined with maturities comparable to such period as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, by (ii) an amount equal to (a) one minus (b) the Applicable Reserve Requirement.

"Administrative Agent” has the meaning set forth in the preamble hereto.

"Adverse Proceeding” means any action, suit, proceeding (whether administrative, judicial or otherwise), investigation or arbitration (whether or not purportedly on behalf of Company or any of its Subsidiaries) at law or in equity, or before or by any Governmental Authority, domestic or foreign (including any Environmental Claims), whether pending or, to the knowledge of Company or any of its Subsidiaries, threatened against or affecting Company or any of its Subsidiaries or any property of Company or any of its Subsidiaries.

"Affected Lender” has the meaning set forth in Section 2.18(b).

"Affected Loans” has the meaning set forth in Section 2.18(b).

"Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power (i) to vote 10% or more of the Securities having ordinary voting power for the election of directors of such Person or (ii) to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

"Agent” means each of Syndication Agent, Administrative Agent and Documentation Agents.

"Aggregate Amounts Due” has the meaning set forth in Section 2.17.

"Aggregate Payments” has the meaning set forth in Section 7.2.

"Agreement” means this First Amended and Restated Credit and Guaranty Agreement, dated as of August 16, 2005.

"Applicable Margin’’ means on any date of its determination a percentage per annum, determined by reference to the Utilization in effect at BNPP’s close of business in New York City on such date for the Type of Loan or the Commitment Fee as set forth below:

		Applicable Margin
	Applicable Margin	for Eurodollar Rate	Applicable Margin
Utilization	for Base Rate Loans	Loans	for Commitment Fees
< 25%	0.00%	1.125%	0.25%

> 25%

< 50%	0.00%	1.375%	0.25%

> 50%

< 75%	0.125%	1.625%	0.30%

> 75%

< 90%	0.375%	1.875%	0.375%

> 90%	0.625%	2.125%	0.375%

The Applicable Margin shall increase by 2.00% during any Deficiency Period.

"Applicable Reserve Requirement” means, at any time, for any Eurodollar Rate Loan, the maximum rate, expressed as a decimal, at which reserves (including, without limitation, any basic marginal, special, supplemental, emergency or other reserves) are required to be maintained with respect thereto against “Eurocurrency liabilities” (as such term is defined in Regulation D) under regulations issued from time to time by the Board of Governors of the Federal Reserve System or other applicable banking regulator. Without limiting the effect of the foregoing, the Applicable Reserve Requirement shall reflect any other reserves required to be maintained by such member banks with respect to (i) any category of liabilities which includes deposits by reference to which the applicable Adjusted Eurodollar Rate or any other interest rate of a Loan is to be determined, or (ii) any category of extensions of credit or other assets which include Eurodollar Rate Loans. A Eurodollar Rate Loan shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credit for proration, exceptions or offsets that may be available from time to time to the applicable Lender. The rate of interest on Eurodollar Rate Loans shall be adjusted automatically on and as of the effective date of any change in the Applicable Reserve Requirement.

"Applications” has the meaning set forth in Section 2.4(l).

"Asset Sale” means a sale, lease or sub-lease (as lessor or sublessor), sale and leaseback, assignment, conveyance, transfer or other disposition to, or any exchange of property with, any Person (other than Company or any Guarantor), in one transaction or a series of transactions, of all or any part of Company’s or any of its Restricted Subsidiaries’ businesses, assets or properties of any kind, including Production Payments, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, including, without limitation, the Capital Stock of any of Company’s Restricted Subsidiaries, other than (i) Hydrocarbons (or other assets) sold or leased in the ordinary course of business (excluding any such sales by operations or divisions discontinued or to be discontinued), and (ii) sales of other assets for aggregate consideration of less than $1,000,000 with respect to any transaction or series of related transactions and less than $5,000,000 in the aggregate during any Fiscal Year.

"Assignment Agreement” means an Assignment and Assumption Agreement substantially in the form of Exhibit E, with such amendments or modifications as may be approved by Administrative Agent.

"Assignment Effective Date” has the meaning set forth in Section 10.6(b).

"Authorized Officer” means, as applied to any Person, any individual holding the position of chairman of the board (if an officer), chief executive officer, president or one of its vice presidents (or the equivalent thereof), and such Person’s chief financial officer or treasurer.

"Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

"Base Rate” means, for any day, a rate per annum equal to the greater of (i) the Prime Rate in effect on such day and (ii) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

"Base Rate Loan” means a Loan bearing interest at a rate determined by reference to the Base Rate.

"Beneficiary” means each Agent, Issuing Bank, Lender and Lender Counterparty.

"BNPP” has the meaning set forth in the preamble hereto.

"Borrowing Base” means at any particular time, the lesser of (a) the Dollar amount determined in accordance with Section 2.3 on account of Proven Reserves attributable to Oil and Gas Properties of the Company and the Guarantors subject to an Acceptable Security Interest and described in the most recent Independent Engineering Report or Internal Engineering Report, as applicable, delivered to the Administrative Agent and the Lenders pursuant to Section 2.3, before taking into account any reduction to such amount based on the principal amount of the Senior Secured Notes then outstanding, less 30% of the outstanding principal amount of the Senior Secured Notes; (b) amount of the Permitted First Priority Secured Indebtedness, as such term is defined in the J. Aron Swap; and (c) such amount as may be designated in writing by the Company to the Administrative Agent and the Revolving Lenders upon any redetermination under Section 2.3(b)(ii).

"Business Day” means (i) any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close and (ii) with respect to all notices, determinations, fundings and payments in connection with the Adjusted Eurodollar Rate or any Eurodollar Rate Loans, the term “Business Day” shall mean any day which is a Business Day described in clause (i) and which is also a day for trading by and between banks in Dollar deposits in the London interbank market.

"Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

"Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including, without limitation, partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.

"Cash” means money, currency or a credit balance in any Deposit Account.

"Cash Equivalents” means, as at any date of determination, (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or (b) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing no more than one year after such date; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing no more than one year after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iii) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iv) certificates of deposit or bankers’ acceptances maturing no more than one year after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (a) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (b) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000; and (v) shares of any money market mutual fund that (a) has substantially all of its assets invested continuously in the types of investments referred to in clauses (i) and (ii) above, (b) has net assets of not less than $500,000,000, and (c) has the highest rating obtainable from either S&P or Moody’s.

"Certificate re Non-Bank Status” means a certificate substantially in the form of Exhibit F.

"Change of Control” means, at any time, (i) EnerVest shall cease to beneficially own and control at least 60% on a fully diluted basis of the economic and voting interests in the Capital Stock of Company; (ii) the majority of the seats (other than vacant seats) on the board of directors (or similar governing body) of Company cease to be occupied by Persons who either (a) were members of the board of directors of Company on the Closing Date or (b) were nominated for election by the board of directors of Company, a majority of whom were directors on the Closing Date or whose election or nomination for election was previously approved by a majority of such directors (in each case after giving effect to any changes in the members of the board of directors of Company contemplated to occur in connection with the Acquisition); or (iii) any “change of control” or similar event under the Senior Secured Notes shall occur.

"Class” means (i) with respect to Lenders, each of the following classes of Lenders: (a) Lenders having Revolving Exposure and (b) Lenders having Hedge L/C Exposure, and (ii) with respect to Loans, each of the following classes of Loans: (a) Revolving Loans and (b) Hedge L/C Loans.

"Closing Date” means the date on which the conditions precedent set forth in Section 3.1 shall have been satisfied or waived.

"Closing Date Certificate” means a Closing Date Certificate substantially in the form of Exhibit G-1.

"Closing Date Mortgaged Property” has the meaning set forth in Section 3.1(i).

"Collateral” means, collectively, all of the real, personal and mixed property (including Capital Stock) in which Liens are purported to be granted pursuant to the Collateral Documents as security for the Obligations.

"Collateral Documents” means the Pledge and Security Agreement, the Owner Pledge Agreement, the Mortgages, the Landlord Personal Property Collateral Access Agreements, if any, the Collateral Trust Agreement and all other instruments, documents and agreements delivered by any Credit Party pursuant to this Agreement or any of the other Credit Documents in order to grant to Collateral Trustee, for the benefit of the Secured Parties, a Lien on any real, personal or mixed property of that Credit Party as security for the Obligations.

"Collateral Trust Agreement” means a Collateral Trust Agreement substantially in the form of Exhibit M.

"Collateral Trustee” means Wells Fargo Bank, N.A. and any successor Collateral Trustee under the Collateral Trust Agreement.

"Commitment” means any Revolving Commitment or Hedge L/C Commitment.

"Company” has the meaning set forth in the preamble hereto.

"Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit C.

"Consolidated Adjusted EBITDA” means, for any period, an amount determined for Company and its Restricted Subsidiaries on a consolidated basis equal to (i) Consolidated Net Income plus (ii) the sum, without duplication and to the extent deducted in determining Consolidated Net Income, of the amounts for such period of (a) Consolidated Interest Expense, (b) provisions for taxes based on income, (c) total depreciation, depletion and impairment expense, (d) total amortization expense, and (e) other non-Cash items reducing Consolidated Net Income (excluding any such non-Cash item to the extent that it represents an accrual or reserve for potential Cash items in any future period or amortization of a prepaid Cash item that was paid in a prior period), and (f) costs and expenses related to the Acquisition not to exceed $10,000,000 minus (iii) other non-Cash items increasing Consolidated Net Income for such period (excluding any such non-Cash item to the extent it represents the reversal of an accrual or reserve for potential Cash item in any prior period).

"Consolidated Capital Expenditures” means, for any period, the aggregate of all expenditures of Company and its Restricted Subsidiaries during such period determined on a consolidated basis that, in accordance with GAAP, are or should be included in “purchase of property and equipment” or “capital expenditures” or similar items in the consolidated statement of cash flows of Company and its Restricted Subsidiaries. Consolidated Capital Expenditures shall not include expenditures of insurance proceeds to rebuild or replace assets of Company and its Restricted Subsidiaries that have been damaged or destroyed.

"Consolidated Cash Interest Expense” means, for any period, Consolidated Interest Expense for such period, excluding any amounts paid in kind under the Qualified Junior Debt, and excluding Restricted Junior Payments permitted under the terms of Section 6.5 hereof.

"Consolidated EBITDAX” means, for any period, (i) Consolidated Adjusted EBITDA for such period plus (ii) exploration expense to the extent deducted in determining Consolidated Net Income for such period.

"Consolidated Interest Expense” means, for any period, total interest expense (including that portion attributable to Capital Leases in accordance with GAAP and capitalized interest net of payments received under Interest Rate Agreements) of Company and its Restricted Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness of Company and its Restricted Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit and net costs under Interest Rate Agreements, but excluding, however, any amounts referred to in Section 2.11(e) payable on or before the Closing Date].

"Consolidated Net Income” means, for any period, (i) the net income (or loss) of Company and its Restricted Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP, without giving effect to (ii) (a) the income (or loss) of any Person (other than a Restricted Subsidiary of Company) in which any other Person (other than Company or any of its Restricted Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to Company or any of its Restricted Subsidiaries by such Person during such period, (b) the income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary of Company or is merged into or consolidated with Company or any of its Restricted Subsidiaries or that Person’s assets are acquired by Company or any of its Restricted Subsidiaries, (c) the income of any Restricted Subsidiary of Company to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary, (d) any after-tax gains or losses attributable to Asset Sales or returned surplus assets of any Pension Plan, (e) any unrealized non-cash gains or losses attributable to mark-to-market treatment of derivatives (including those resulting from the application of FAS 133), and (f) (to the extent not included in clauses (a) through (e) above) any net extraordinary gains or net extraordinary losses.

"Consolidated Total Debt” means, as at any date of determination, the aggregate stated balance sheet amount of all Indebtedness of Company and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP, excluding Qualified Junior Debt.

"Contractual Obligation” means, as applied to any Person, any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

"Contributing Guarantors” has the meaning set forth in Section 7.2.

"Conversion/Continuation Date” means the effective date of a continuation or conversion, as the case may be, as set forth in the applicable Conversion/Continuation Notice.

"Conversion/Continuation Notice” means a Conversion/Continuation Notice substantially in the form of Exhibit A-2.

"Counterpart Agreement” means a Counterpart Agreement substantially in the form of Exhibit H delivered by a Credit Party pursuant to Section 5.10.

"Credit Date” means the date of a Credit Extension.

"Credit Document” means any of this Agreement, the Notes, if any, the Collateral Documents, any documents or certificates executed by Company in favor of Issuing Bank relating to Letters of Credit or Hedge Letters of Credit, and all other documents, instruments or agreements executed and delivered by a Credit Party for the benefit of any Agent, Issuing Bank or any Lender in connection herewith.

"Credit Extension” means the making of a Loan or the issuing of a Letter of Credit or Hedge Letter of Credit.

"Credit Party” means each Person (other than any Agent, Issuing Bank or any Lender or any other representative thereof) from time to time party to a Credit Document.

"Currency Agreement” means any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement, each of which is for the purpose of hedging the foreign currency risk associated with Company’s and its Restricted Subsidiaries’ operations and not for speculative purposes.

"Current Issuing Bank” has the meaning set forth in Section 2.4(j).

"Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

"Default Excess” means, with respect to any Defaulting Lender, the excess, if any, of such Defaulting Lender’s Pro Rata Share of the aggregate outstanding principal amount of Loans or participations in Letters of Credit or Hedge Letters of Credit of all Lenders (calculated as if all Defaulting Lenders (other than such Defaulting Lender) had funded all of their respective Defaulted Loans) over the aggregate outstanding principal amount of all Loans and participations in Letters of Credit or Hedge Letters of Credit of such Defaulting Lender.

"Default Period” means, with respect to any Defaulting Lender, the period commencing on the date of the applicable Funding Default and ending on the earliest of the following dates: (i) the date on which all Commitments are cancelled or terminated and/or the Obligations are declared or become immediately due and payable, (ii) the date on which (a) the Default Excess with respect to such Defaulting Lender shall have been reduced to zero (whether by the funding by such Defaulting Lender of any Defaulted Loans of such Defaulting Lender or by the non-pro rata application of any voluntary or mandatory prepayments of the Loans in accordance with the terms of Section 2.13 or Section 2.14 or by a combination thereof) and (b) such Defaulting Lender shall have delivered to Company and Administrative Agent a written reaffirmation of its intention to honor its obligations hereunder with respect to its Commitments, and (iii) the date on which Company, Administrative Agent, each Issuing Bank and Requisite Lenders waive all Funding Defaults of such Defaulting Lender in writing.

"Defaulted Loan” has the meaning set forth in Section 2.22.

"Defaulting Lender” has the meaning set forth in Section 2.22.

"Deficiency Period” means the period during which the Revolving Exposure exceeds the Borrowing Base and an Event of Default does not exist.

"Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

"Documentation Agents” means each Lender named as a “Documentation Agent” in an Assignment Agreement.

"Dollar-Denominated Production Payments” means production payment obligations of Company or any Guarantor which are payable from a specified share of proceeds received from production from specific Properties, together with all undertakings and obligations in connection therewith.

"Dollars” and the sign “$” mean the lawful money of the United States of America.

"Domestic Subsidiary” means any Subsidiary organized under the laws of the United States of America, any State thereof or the District of Columbia.

"Eligible Assignee” means (i) any Lender, any Affiliate of any Lender and any Related Fund (any two or more Related Funds being treated as a single Eligible Assignee for all purposes hereof), and (ii) any commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) and which extends credit or buys loans as one of its businesses; provided, no Affiliate of Company shall be an Eligible Assignee.

"Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was sponsored, maintained or contributed to by, or required to be contributed by, Company, any of its Subsidiaries or any of their respective ERISA Affiliates.

"Engineering Report” means either an Independent Engineering Report or an Internal Engineering Report.

"EnerVest” means EnerVest Management Partners, L.P. or one or more of its managed investment partnerships.

"Environmental Claim” means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive, by any Governmental Authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (ii) in connection with any Hazardous Material or any actual or alleged Hazardous Materials Activity; or (iii) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

"Environmental Laws” means any and all current or future foreign or domestic, federal or state (or any subdivision of either of them), statutes, ordinances, orders, rules, regulations, common law, judicial or administrative judgments, Governmental Authorizations, or any other requirements of Governmental Authorities relating to (i) pollution, preservation, remediation, protection or restoration of the environment or natural resources, including those relating to any Hazardous Materials Activity; (ii) the generation, use, storage, transportation or disposal of Hazardous Materials; or (iii) occupational safety and health, industrial hygiene or land use, in any manner applicable to Company or any of its Subsidiaries or any Facility.

"Environmental Report” means the report entitled Environmental Assessment of Belden & Blake Corporation] conducted by E.Vironment and dated August 2005.

"ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.

"ERISA Affiliate” means, as applied to any Person, (i) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member. Any former ERISA Affiliate of Company or any of its Subsidiaries shall continue to be considered an ERISA Affiliate of Company or any such Subsidiary within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of Company or such Subsidiary and with respect to liabilities arising after such period for which Company or such Subsidiary could be liable under the Internal Revenue Code or ERISA.

"ERISA Event” means (i) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(d) of the Internal Revenue Code) or the failure to make by its due date a required installment under Section 412(m) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by Company, any of its Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to Company, any of its Subsidiaries or any of their respective Affiliates pursuant to Section 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability on Company, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal of Company, any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefore, or the receipt by Company, any of its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (viii) the occurrence of an act or omission which could give rise to the imposition on Company, any of its Subsidiaries or any of their respective ERISA Affiliates of material fines, penalties, taxes or related charges under Chapter 43 of the Internal Revenue Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Employee Benefit Plan; (ix) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against Company, any of its Subsidiaries or any of their respective ERISA Affiliates in connection with any Employee Benefit Plan; (x) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; or (xi) the imposition of a Lien pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or pursuant to ERISA with respect to any Pension Plan.

"Eurodollar Rate Loan” means a Loan bearing interest at a rate determined by reference to the Adjusted Eurodollar Rate.

"Event of Default” means each of the conditions or events set forth in Section 8.1.

"Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

"Existing Mortgages” means the Mortgages listed on the attached Schedule 1.1(a).

"Existing Title Policies” means the title policies listed on the attached Schedule 1.1(b):

"Facility” means any real property (including all buildings, fixtures or other improvements located thereon but excluding any Hydrocarbon Interests) now, hereafter or heretofore owned, leased, operated or used by Company or any of its Subsidiaries or any of their respective Affiliates.

"Fair Share Contribution Amount” has the meaning set forth in Section 7.2.

"Fair Share” has the meaning set forth in Section 7.2.

"Federal Funds Effective Rate” means for any day, the rate per annum (expressed, as a decimal, rounded upwards, if necessary, to the next higher 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, (i) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to Administrative Agent, in its capacity as a Lender, on such day on such transactions as determined by Administrative Agent.

"Financial Officer” means the chief financial officer, treasurer, assistant treasurer or controller of Company.

"Financial Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of a Financial Officer of Company (in his or her capacity as an officer of Company and not in his or her individual capacity) that such financial statements fairly present in accordance with GAAP the financial condition of Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments.

"Financial Plan” has the meaning set forth in Section 5.1(i).

"Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

"Fiscal Year” means the fiscal year of Company and its Subsidiaries ending on December 31 of each calendar year.

"Flood Hazard Property” means any Real Estate Asset subject to a mortgage in favor of Collateral Trustee, for the benefit of the Secured Parties, and located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards.

"Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

"Funding Default” has the meaning set forth in Section 2.22.

"Funding Guarantors” has the meaning set forth in Section 7.2.

"Funding Notice” means a notice substantially in the form of Exhibit A-1.

"GAAP” means, subject to the limitations on the application thereof set forth in Section 1.2, United States generally accepted accounting principles in effect as of the date of determination thereof.

"Governmental Acts” means any act or omission, whether rightful or wrongful, of any Governmental Authority.

"Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government.

"Governmental Authorization” means any permit, license, authorization, directive, consent order or consent decree of or from any Governmental Authority.

"Grantor” has the meaning set forth in the Pledge and Security Agreement.

"Guaranteed Obligations” has the meaning set forth in Section 7.1.

"Guarantor” means each Domestic Subsidiary of Company (other Great West Operating Company, L.C.) as of the Closing Date and each Domestic Subsidiary that becomes a Guarantor in accordance with Section 5.10.

"Guaranty” means the guaranty of each Guarantor set forth in Section 7.

"Hazardous Materials” means any chemical, material or substance, exposure to which is prohibited, limited or regulated under any Environmental Law by any Governmental Authority or which is otherwise defined, listed or regulated as a pollutant, contaminant, or a hazardous, extremely hazardous or toxic substance, material or waste under any Environmental Law, a radioactive material, or Hydrocarbon, petroleum or petroleum waste, petroleum breakdown material or petroleum product or byproduct.

"Hazardous Materials Activity” means any activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, treatment, abatement, removal, remediation, disposal or handling of any Hazardous Materials and any corrective action or response action with respect to any of the foregoing.

"Hedge Agreement” means an Interest Rate Agreement or a Currency Agreement entered into with a Lender Counterparty or the Lead Arranger in order to satisfy the requirements of this Agreement or otherwise in the ordinary course of Company’s or any of its Restricted Subsidiaries’ businesses but not for speculative purposes.

"Hedge L/C Commitment” means the commitment of a Lender to acquire participations in Hedge Letters of Credit, and “Hedge L/C Commitments” means such commitments of all Lenders in the aggregate. The amount of each Lender’s Hedge L/C Commitment, if any, is set forth on Appendix A-2 or in the applicable Assignment Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Hedge L/C Commitments as of the Closing Date is $40,000,000.

"Hedge L/C Commitment Period” means the period from the Closing Date to but excluding the Hedge L/C Commitment Termination Date.

"Hedge L/C Commitment Termination Date” means the earliest to occur of (i) August 16, 2010, (ii) the date the Hedge L/C Commitments are permanently reduced to zero pursuant to Section 2.13(b), and (iii) the date of the termination of the Hedge L/C Commitments pursuant to Section 8.1.

"Hedge L/C Exposure” means, with respect to any Lender as of any date of determination, (i) prior to the termination of the Hedge L/C Commitments, that Lender’s Hedge L/C Commitment; and (ii) after the termination of the Hedge L/C Commitments, the sum of (a) the aggregate outstanding principal amount of the Hedge L/C Loans of that Lender, (b) in the case of Issuing Bank, the aggregate Hedge Letter of Credit Usage in respect of all Hedge Letters of Credit issued by that Lender (net of any participations by Lenders in such Hedge Letters of Credit) and (c) the aggregate amount of all participations by that Lender in any outstanding Hedge Letters of Credit or any unreimbursed drawing under any Hedge Letter of Credit.

"Hedge L/C Loan” means a Loan made by a Lender to Company pursuant to Section 2.4(i).

"Hedge L/C Loan Note” means a promissory note in the form of Exhibit B-2.

"Hedge L/C Reimbursement Date” has the meaning set forth in Section 2.4(i).

"Hedge Letter of Credit” means a letter of credit issued or to be issued by Issuing Bank pursuant to Section 2.4(h) of this Agreement.

"Hedge Letter of Credit Usage” means, as at any date of determination, the sum of (i) the maximum aggregate amount which is, or at any time thereafter may become, available for drawing under all Hedge Letters of Credit then outstanding, and (ii) the aggregate amount of all drawings under Hedge Letters of Credit honored by Issuing Bank and not theretofore reimbursed by or on behalf of Company.

"Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.

"Historical Financial Statements” means as of the Closing Date, (i) the audited financial statements of Company and its Subsidiaries, as of and for the Year ended December 31, 2004, consisting of a consolidated balance sheet and the related consolidated statements of income, stockholders’ equity and cash flows for such Fiscal Year, and (ii) the unaudited financial statements of Company and its Subsidiaries for the three-month period ending March 31, 2005, consisting of a consolidated balance sheet and the related consolidated statements of income, stockholders’ equity and cash flows for the three-month period ending on such date, and, in the case of clauses (i) and (ii), certified by the chief financial officer of Company that they fairly present in accordance with GAAP the financial condition of Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments.

"Hydrocarbon Interests” means all rights, titles, interests and estates now owned or hereafter acquired in and to oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous hydrocarbon leases, mineral fee or lease interests, farm-outs, overriding royalty and royalty interests, net profit interests, oil payments, production payment interests and similar mineral interests, including any reserved or residual interest of whatever nature.

"Hydrocarbons” means oil, gas, casinghead gas, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons, all products refined, separated, settled and dehydrated therefrom, including, without limitation, kerosene, liquefied petroleum gas, refined lubricating oils, diesel fuel, drip gasoline, natural gasoline, helium, sulfur and all other minerals.

"Increased-Cost Lenders” has the meaning set forth in Section 2.23.

"Indebtedness” as applied to any Person means, without duplication, (i) all indebtedness for borrowed money; (ii) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP; (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (iv) any obligation owed for all or any part of the deferred purchase price of property or services (excluding any such obligations incurred under ERISA), which purchase price is (a) due more than six months from the date of incurrence of the obligation in respect thereof or (b) evidenced by a note or similar written instrument; (v) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person (limited, however, to the fair market value of such property in the event such indebtedness is not assumed); (vi) the face amount of any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (vii) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another; (viii) any obligation of such Person the primary purpose or intent of which is to provide assurance to an obligee that the obligation of the obligor thereof will be paid or discharged, or any agreement relating thereto will be complied with, or the holders thereof will be protected (in whole or in part) against loss in respect thereof; (ix) any liability of such Person for an obligation of another through any agreement (contingent or otherwise) (a) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (b) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (a) or (b) of this clause (ix), the primary purpose or intent thereof is as described in clause (viii) above; (x) all obligations of such Person in respect of any exchange traded or over the counter derivative transaction, including, without limitation, the Swap Agreements and any Interest Rate Agreement and Currency Agreement, whether entered into for hedging or speculative purposes; provided, in no event shall obligations under any Interest Rate Agreement, any Currency Agreement or the Swap Agreements be deemed “Indebtedness” for any purpose under Section 6.8; and (xi) all Production Payments granted by any Person but solely to the extent of any warranties or guaranties of production or payment by such Person with respect to such Production Payment.

"Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, claims (including Environmental Claims), costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any Hazardous Materials Activity), expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (i) this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby (including the Lenders’ agreement to make Credit Extensions or the use or intended use of the proceeds thereof, or any enforcement of any of the Credit Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty)); (ii) the statements contained in the commitment letter delivered by any Lender to Company with respect to the transactions contemplated by this Agreement; or (iii) any Environmental Claim or any Hazardous Materials Activity relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, use or practice of Company, any of its Subsidiaries or the predecessors of the Company or any of its Subsidiaries.

"Indemnified Taxes” has the meaning set forth in Section 2.20(a).

"Indemnitee” has the meaning set forth in Section 10.3.

"Independent Engineer” means Wright & Company, Inc., Ryder Scott Company, DeGolyer and McNaughton, Netherland Sewell & Associates, Cawley, Gillespie and Associates, Inc., or any other engineering firm acceptable to the Administrative Agent.

"Independent Engineering Report” means a report, in form and substance satisfactory to the Administrative Agent, prepared by an Independent Engineer, addressed to the Administrative Agent and the Lenders with respect to the Oil and Gas Properties owned by the Company or the Guarantors (or to be acquired by the Company or any of the Guarantors, as applicable) which are or are to be included in the Borrowing Base, which report shall (a) specify the location, quantity, and type of the estimated Proven Reserves attributable to such Oil and Gas Properties, (b) contain a projection of the rate of production of such Oil and Gas Properties, (c) contain an estimate of the net operating revenues to be derived from the production and sale of Hydrocarbons from such Proven Reserves based on product price and cost escalation assumptions approved by the Administrative Agent, and (d) contain such other information as is customarily obtained from and provided in such reports or is otherwise reasonably requested by the Administrative Agent or any Lender.

"Installment” has the meaning set forth in Section 2.12(a).

"Installment Date” has the meaning set forth in Section 2.12(a).

"Interest Coverage Ratio” means the ratio as of the last day of any Fiscal Quarter of (i) Consolidated EBITDAX for (a) the one-Fiscal Quarter ending on September 30, 2005, (b) the two-Fiscal Quarter period ending December 31, 2005, (c) the three-Fiscal Quarter period ending March 31, 2006, and (d) each four-Fiscal Quarter period ending thereafter to (ii) Consolidated Cash Interest Expense for such period.

"Interest Payment Date” means with respect to (i) any Revolving Loan or Hedge L/C Loan that is a Base Rate Loan, each March 31, June 30, September 30 and December 31 of each year, commencing on the first such date to occur after the Closing Date and the final maturity date of such Loan and (ii) any Revolving Loan or Hedge L/C Loan that is a Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan; provided, in the case of each Interest Period of longer than three months “Interest Payment Date” shall also include each date that is three months, or an integral multiple thereof, after the commencement of such Interest Period.

"Interest Period” means, in connection with a Eurodollar Rate Loan, an interest period of one, two, three or six months, as selected by Company in the applicable Funding Notice or Conversion/Continuation Notice, (i) initially, commencing on the Credit Date or Conversion/Continuation Date thereof, as the case may be and (ii) thereafter, commencing on the day on which the immediately preceding Interest Period expires; provided, (a) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day unless no further Business Day occurs in such month, in which case such Interest Period shall expire on the immediately preceding Business Day; (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clauses (c) and (d), of this definition, end on the last Business Day of a calendar month; and (c) no Interest Period with respect to any portion of the Revolving Loans shall extend beyond the Revolving Commitment Termination Date.

"Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement, each of which is for the purpose of hedging the interest rate exposure associated with Company’s and its Restricted Subsidiaries’ operations and not for speculative purposes.

"Interest Rate Determination Date” means, with respect to any Interest Period, the date that is two Business Days prior to the first day of such Interest Period.

"Internal Engineering Report” means a report, in form and substance satisfactory to the Administrative Agent, prepared by the Company and certified by an Authorized Officer of the Company, addressed to the Administrative Agent and the Lenders with respect to the Oil and Gas Properties owned by the Company or any of the Guarantors (or to be acquired by the Company or any of the Guarantors, as applicable) which are or are to be included in the Borrowing Base, which report shall (a) specify the location, quantity, and type of the estimated Proven Reserves attributable to such Oil and Gas Properties, (b) contain a projection of the rate of production of such Oil and Gas Properties, (c) contain an estimate of the net operating revenues to be derived from the production and sale of Hydrocarbons from such Proven Reserves based on product price and cost escalation assumptions approved by the Administrative Agent, and (d) contain such other information as is customarily obtained from and provided in such reports or is otherwise reasonably requested by the Administrative Agent or any Lender.

"Internal Revenue Code” means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, and any successor statute.

"Investment” means (i) any direct or indirect purchase or other acquisition by Company or any of its Restricted Subsidiaries of, or of a beneficial interest in, any of the Securities of any other Person (other than a Guarantor); (ii) any direct or indirect redemption, retirement, purchase or other acquisition for value, by any Subsidiary of Company from any Person (other than Company or any Guarantor), of any Capital Stock of such Person; and (iii) any direct or indirect loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contribution by Company or any of its Subsidiaries to any other Person (other than Company or any Guarantor), including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.

"Issuance Notice” means an Issuance Notice substantially in the form of Exhibit A-3.

"Issuing Bank” means (i) BNPP or a bank or other legally authorized Person meeting the Letter of Credit Issuer Rating selected by or acceptable to Administrative Agent in such Person’s capacity as an issuer of a Letter of Credit or Hedge Letter of Credit; and (ii) any Replacement Issuing Bank.

"J. Aron Swap” means the ISDA Master Agreement dated as of June 30, 2004 by and between J. Aron & Company and the Company (including the Schedule thereto and the confirmations thereunder) pursuant to which the parties thereto have entered into certain gas and oil commodity derivatives transactions, and all “Credit Support Documents” described therein and any other documents or agreements entered into in connection therewith.

"Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided, in no event shall any corporate Restricted Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.

"Landlord Consent and Estoppel” means, with respect to any Leasehold Property, a letter, certificate or other instrument in writing from the lessor under the related lease, pursuant to which, among other things, the landlord consents to the granting of a Mortgage on such Leasehold Property by the Credit Party tenant, such Landlord Consent and Estoppel to be in form and substance acceptable to Administrative Agent in its reasonable discretion, but in any event sufficient for Collateral Trustee to obtain a Title Policy with respect to such Mortgage.

"Landlord Personal Property Collateral Access Agreement” means a Landlord Waiver and Consent Agreement substantially in the form of Exhibit L with such amendments or modifications as may be approved by Administrative Agent.

"Lead Arranger” has the meaning set forth in the preamble hereto.

"Leasehold Property” means any leasehold interest of any Credit Party as lessee under any lease of real property, other than any such leasehold interest designated from time to time by Administrative Agent in its sole discretion as not being required to be included in the Collateral; provided that Leasehold Property shall exclude Hydrocarbon Interests.

"Leases” means all oil and gas leases, oil, gas and mineral leases, oil, gas and casinghead gas leases or any other instruments, agreements, or conveyances under and pursuant to which the owner thereof has or obtains the right to enter upon lands and explore for, drill, and develop such lands for the production of Hydrocarbons.

"Lender” means each financial institution listed on the signature pages hereto as a Lender, and any other Person that becomes a party hereto pursuant to an Assignment Agreement.

"Lender Counterparty” means each Lender or any Affiliate of a Lender counterparty to a Hedge Agreement (including any person who was a Lender or an Affiliate of a Lender at the time such Hedge Agreement was entered into but subsequently ceases to be a Lender or an Affiliate of a Lender) including, without limitation, each such Affiliate that enters into a joinder agreement with the Collateral Trustee.

"Letter of Credit” means a commercial or standby letter of credit (other than a Hedge Letter of Credit) issued or to be issued by an Issuing Bank pursuant to this Agreement.

"Letter of Credit Commitment Period” means the period from the Closing Date to but excluding the Revolving Commitment Termination Date.

"Letter of Credit Issuer Rating” has the meaning provided that term as of the Closing Date in the ISDA Master Agreement (and related Schedules) referred to in the definition of J. Aron Swap.

"Letter of Credit Sublimit” means the lesser of (i) $20,000,000 and (ii) the aggregate unused amount of the Revolving Commitments then in effect.

"Letter of Credit Usage” means, as at any date of determination, the sum of (i) the maximum aggregate amount which is, or at any time thereafter may become, available for drawing under all Letters of Credit then outstanding and (ii) the aggregate amount of all drawings under Letters of Credit honored by Issuing Bank and not theretofore reimbursed by or on behalf of Company.

"Leverage Ratio” means the ratio as of the last day of any Fiscal Quarter or other date of determination of (i) Consolidated Total Debt as of such day to (ii) Consolidated EBITDAX for the four-Fiscal Quarter period ending on such date (or if such date of determination is not the last day of a Fiscal Quarter, for the four-Fiscal Quarter period ending as of the most recently concluded Fiscal Quarter for which financial statements have been required to be delivered under this Agreement).

"Lien” means (i) any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing and (ii) in the case of Securities, any purchase option, call or similar right of a third party with respect to such Securities.

"Loan” means a Revolving Loan and a Hedge L/C Loan.

"Margin Stock” has the meaning set forth in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

"Material Adverse Effect” means a material adverse effect on and/or material adverse developments with respect to (i) the business operations, properties, assets, condition (financial or otherwise) or prospects of Company and its Subsidiaries taken as a whole; (ii) the ability of the Credit Parties, taken as a whole, to fully and timely perform the Obligations; (iii) the legality, validity, binding effect or enforceability against a Credit Party of a Credit Document to which it is a party; or (v) the rights, remedies and benefits available to, or conferred upon, any Agent and any Lender or any Secured Party under any Credit Document.

"Material Contract” means any contract or other arrangement to which Company or any of its Restricted Subsidiaries is a party (other than the Credit Documents) for which breach, nonperformance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect, including, without limitation, the J. Aron Swap.

"Material Real Estate Asset’’ means (i)(a) any fee-owned Real Estate Asset having a fair market value in excess of $2,500,000 as of the date of the acquisition thereof and (b) all Leasehold Properties other than those with respect to which the aggregate payments under the term of the lease are less than $250,000 per annum or (ii) any Real Estate Asset that the Requisite Lenders have determined is material to the business, operations, properties, assets, condition (financial or otherwise) or prospects of Company or any Restricted Subsidiary thereof, including Company.

"Material Subsidiary” means any Restricted Subsidiary of the Company to which, on any date of its determination either (i) $2,000,000 or more of Consolidated EBITDAX during the four-Fiscal Quarter period most recently ended was attributable to such Restricted Subsidiary or (ii) assets with a book value of $10,000,000 or more is attributable.

"Maximum Delivery Amount” shall mean, as of any date, the maximum amount that could be required to be delivered on such date as specified in paragraph 13(b)(i)(A) of the Amended and Restated Credit Support Annex dated as of August 16, 2005, and as in effect on the Closing Date and entered into in connection with the J. Aron Swap.

"Moody’s” means Moody’s Investor Services, Inc.

"Mortgage” means a Mortgage substantially in the form of Exhibit K.

"Mortgage Supplement” means Supplements to the Existing Mortgages, substantially in the form of the attached Exhibit D.

"Multiemployer Plan” means any Employee Benefit Plan which is a “multiemployer plan” as defined in Section 3(37) of ERISA.

"NAIC” means The National Association of Insurance Commissioners, and any successor thereto.

"Narrative Report” means, with respect to the financial statements for which such narrative report is required, a narrative report describing the operations of Company and its Subsidiaries in the form prepared for presentation to senior management thereof for the applicable Fiscal Year.

"Net Insurance/Condemnation Proceeds” means an amount equal to: (i) any Cash payments or proceeds received by Company or any of its Restricted Subsidiaries (a) under any casualty insurance policy in respect of a covered loss thereunder or (b) as a result of the taking of any assets of Company or any of its Restricted Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, minus (ii) (a) any actual and reasonable costs incurred by Company or any of its Restricted Subsidiaries in connection with the adjustment or settlement of any claims of Company or such Restricted Subsidiary in respect thereof, and (b) any bona fide direct costs incurred in connection with any sale of such assets as referred to in clause (i)(b) of this definition, including income taxes payable as a result of any gain recognized in connection therewith.

"Non-Recourse Debt” means Indebtedness:

(i) as to which neither the Company nor any of its Restricted Subsidiaries (A) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), other than a pledge of the stock or other ownership interests of an Unrestricted Subsidiary, or (B) is directly or indirectly liable as a guarantor or otherwise, or (C) constitutes the lender;

(ii) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of such other Indebtedness to be accelerated or payable prior to its stated maturity; and

(iii) as to which the lenders of such Indebtedness have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries, except as permitted in clause (i)(A) above.

"Non-US Lender” has the meaning set forth in Section 2.20(c).

"Note” means a Revolving Loan Note or a Hedge L/C Loan Note.

"Notice” means a Funding Notice, an Issuance Notice, or a Conversion/Continuation Notice.

"Obligations” means all obligations of every nature of each Credit Party from time to time owed to the Agents (including former Agents), the Collateral Trustee, the Lenders or any of them, each Issuing Bank and Lender Counterparties, under any Credit Document or Hedge Agreement (including, without limitation, with respect to a Hedge Agreement, obligations owed thereunder to any person who was a Lender or an Affiliate of a Lender at the time such Hedge Agreement was entered into), whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to such Credit Party, would have accrued on any Obligation, whether or not a claim is allowed against such Credit Party for such interest in the related bankruptcy proceeding), reimbursement of amounts drawn under Letters of Credit or Hedge Letters of Credit, payments for early termination of Hedge Agreements, and all other fees, expenses, indemnification obligations and other amounts or obligations.

"Obligee Guarantor” has the meaning set forth in Section 7.7.

"Oil And Gas Business” means (a) the acquisition, exploration, exploitation, development, operation and disposition of interests in oil and gas properties and Hydrocarbons, (b) the gathering, marketing, treating, processing, storage, selling and transporting of any production from such interests or properties, including, without limitation, the marketing of Hydrocarbons obtained from unrelated Persons; (c) any business relating to or arising from exploration for or development, production, treatment, processing, storage, transportation or marketing of oil, gas and other minerals and products produced in association therewith; (d) any business relating to oilfield sales and service; and (e) any activity that is ancillary or necessary or desirable to facilitate the activities described in clauses (a) through (d) of this definition, excluding, for the avoidance of doubt, refining of hydrocarbons.

"Oil and Gas Properties” means Hydrocarbon Interests; the Properties now or hereafter pooled or unitized with Hydrocarbon Interests; all presently existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including without limitation all units created under orders, regulations and rules of any Governmental Authority having jurisdiction) which may affect all or any portion of the Hydrocarbon Interests; all pipelines, gathering lines, compression facilities, tanks and processing plants; all interests held in royalty trusts whether presently existing or hereafter created; all Hydrocarbons in and under and which may be produced, saved, processed or attributable to the Hydrocarbon Interests, the lands covered thereby and all hydrocarbons in pipelines, gathering lines, tanks and processing plants and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests; all tenements, hereditaments, appurtenances and Properties in any way appertaining, belonging, affixed or incidental to the Hydrocarbon Interests, and all rights, titles, interests and estates described or referred to above, including any and all real property, now owned or hereafter acquired, used or held for use in connection with the operating, working or development of any of such Hydrocarbon Interests or Property and including any and all surface leases, rights-of-way, easements and servitude together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing; all oil, gas and mineral leasehold and fee interests, all overriding royalty interests, mineral interests, royalty interests, net profits interests, net revenue interests, oil payments, production payments, carried interests and any and all other interests in Hydrocarbons. For the avoidance of doubt, this definition applies to Oil and Gas Properties and Hydrocarbon Interests now owned or hereafter acquired directly or indirectly by the Company or the Guarantors.

"Organizational Documents” means (i) with respect to any corporation, its certificate or articles of incorporation or organization and its by-laws, (ii) with respect to any limited partnership, its certificate of limited partnership, as amended, and its partnership agreement, (iii) with respect to any general partnership, its partnership agreement, and (iv) with respect to any limited liability company, its articles of organization and its operating agreement. In the event any term or condition of this Agreement or any other Credit Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

"Owner Pledge Agreement” means the First Priority Lien Pledge Agreement between Capital C Energy Operations, LP and the Collateral Trustee in substantially the form of Exhibit J.

"PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

"Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA.

"Permitted Acquisition” means any acquisition by Company or any of its wholly-owned Restricted Subsidiaries, whether by purchase, merger or otherwise, of all or substantially all of the assets of, all of the Capital Stock of, or a business line or unit or a division of, any Person or any Hydrocarbon Interest of any Person; provided, except with respect to Permitted Acquisitions of Hydrocarbon Interests having a value of less than $5,000,000,

(i) immediately prior to, and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(ii) all transactions in connection therewith shall be consummated, in all material respects, in accordance with all applicable laws and in conformity with all applicable Governmental Authorizations;

(iii) in the case of the acquisition of Capital Stock, the Requisite Lenders shall have consented to such acquisition and all of the Capital Stock (except for any such Securities in the nature of directors’ qualifying shares required pursuant to applicable law) acquired or otherwise issued by such Person or any newly formed Restricted Subsidiary of Company in connection with such acquisition shall be owned 100% by Company or a Guarantor thereof, and Company shall have taken, or caused to be taken, as of the date such Person becomes a Restricted Subsidiary of Company, each of the actions set forth in Sections 5.10 and/or 5.11, as applicable;

(iv) Company shall be in compliance with the financial covenants set forth in Section 6.8 on a pro forma basis after giving effect to such acquisition as of the last day of the Fiscal Quarter most recently ended, (as determined in accordance with Section 6.8(h); and

(v) Company shall have delivered to Administrative Agent (A) at least five Business Days prior to such proposed acquisition, a Compliance Certificate evidencing compliance with Section 6.8 as required under clause (iv) above, together with all relevant financial information with respect to such acquired assets, including, without limitation, the aggregate consideration for such acquisition and any other information required to demonstrate compliance with Section 6.8.

"Permitted Business Investments” means investments made in the ordinary course of, and of a nature that is or shall have become customary in, the Oil and Gas Business as a means of actively exploiting, exploring for, acquiring, developing, processing, gathering, marketing or transporting oil and gas through agreements, transactions, interests or arrangements which permit one to share risks of costs, comply with regulatory requirements regarding local ownership or satisfy other objectives customarily achieved through the conduct of Oil and Gas Business jointly or with third parties, including, without limitation, the entry into operating agreements, working interests, royalty interests, mineral leases, processing agreements, farm-out and farm-in agreements, division orders, contracts for the sale, transportation or exchange of oil or natural gas, unitization and pooling declarations and agreements and area of mutual interest agreements, production sharing agreements or other similar or customary agreements, transactions, properties, interests, and investments and expenditures in connection therewith, and also including investments in capital stock, partnership interests, joint venture interests, limited liability company interests or other similar equity interests in a Person, provided that an investment in any such equity interest shall not be permitted at any time that an Event of Default shall be in effect, nor shall any such investment be permitted if the portion of the liabilities of such partnership, joint venture or limited liability company for which the Company shall become liable would have a Material Adverse Effect on the Company; and further provided that, Volumetric Production Payments shall not constitute a Permitted Business Investment, except for those certain Volumetric Production Payments to be made under the terms of that certain Agreement of Limited Partnership of Blue Spruce Investments Limited partnership dated as of September 1, 1993.

"Permitted Encumbrances” has the meaning specified in the Mortgages.

"Permitted Liens” means each of the Liens permitted pursuant to Section 6.2.

"Permitted Prior Liens” means the Liens permitted under paragraphs (b), (c), (d), (f), (g), (i), (m), (n), (o), (q), (r), (s), and (t) of Section 6.2.

"Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.

"Pledge and Security Agreement” means the Priority Lien Pledge and Security Agreement to be executed by Company and each Guarantor substantially in the form of Exhibit I.

"Prime Rate” means the rate of interest publicly announced by BNPP in New York, New York from time to time as its base rate (the base rate not being intended to be the lowest rate of interest charged by BNPP in connection with extensions of credit to debtors. Agent or any other Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

"Principal Office” means, for each of Administrative Agent and Issuing Bank, such Person’s “Principal Office” as set forth on Appendix B, or such other office or office of a third party or sub-agent, as appropriate, as such Person may from time to time designate in writing to Company, Administrative Agent and each Lender.

"Pro Rata Share” means (i) with respect to all payments, computations and other matters relating to the Revolving Commitment or Revolving Loans of any Lender or any Letters of Credit issued or participations purchased therein by any Lender, the percentage obtained by dividing (a) the Revolving Exposure of that Lender by (b) the aggregate Revolving Exposure of all Lenders; and (ii) with respect to all payments, computations and other matters relating to the Hedge L/C Commitment or Hedge L/C Loans of any Lender or any Hedge Letters of Credit issued or participations purchased therein by any Lender, the percentage obtained by dividing (a) the Hedge L/C Exposure of that Lender by (b) the aggregate Hedge L/C Exposure of all Lenders. For all other purposes with respect to each Lender, “Pro Rata Share” means the percentage obtained by dividing (A) an amount equal to the sum of the Revolving Exposure and the Hedge L/C Exposure of that Lender, by (B) an amount equal to the sum of aggregate Revolving Exposure and the aggregate Hedge L/C Exposure of all Lenders.

"Production Payments” means, collectively, Dollar-Denominated Production Payments and Volumetric Production Payments.

"Properties” means any kind of facility, fixture, property or asset, whether real, personal or mixed, or tangible or intangible owned, leased or operated by the Company or any Subsidiary.

"Proved Developed Producing Reserves” means those Oil and Gas Properties designated as “proved developed producing” (applying the reporting standards prescribed by the Society of Petroleum Engineers) in the Engineering Report.

"Proven Reserves” means, at any particular time, the estimated quantities of Hydrocarbons which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs attributable to Oil and Gas Properties included or to be included in the Borrowing Base under then existing economic and operating conditions.

"Qualified Junior Debt” means unsecured Indebtedness of the Company payable to its equity holders subordinated to the Obligations in a manner satisfactory to the Administrative Agent in its reasonable discretion and that only requires cash interest to be paid to the extent permitted under this Agreement.

"Real Estate Asset” means, at any time of determination, any interest (fee, leasehold or otherwise) then owned by any Credit Party in any real property, other than Hydrocarbon Interests.

"Record Document” means, with respect to any Leasehold Property, (i) the lease evidencing such Leasehold Property or a memorandum thereof, executed and acknowledged by the owner of the affected real property, as lessor, or (ii) if such Leasehold Property was acquired or subleased from the holder of a Recorded Leasehold Interest, the applicable assignment or sublease document, executed and acknowledged by such holder, in each case in form sufficient to give such constructive notice upon recordation and otherwise in form reasonably satisfactory to Administrative Agent.

"Recorded Leasehold Interest” means a Leasehold Property with respect to which a Record Document has been recorded in all places necessary or desirable, in Administrative Agent’s reasonable judgment, to give constructive notice of such Leasehold Property to third-party purchasers and encumbrancers of the affected real property.

"Register” has the meaning set forth in Section 2.7(b).

"Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

"Reimbursement Date” has the meaning set forth in Section 2.4(d).

"Related Agreements” means, collectively, the Acquisition Agreement, the Senior Secured Debt Documents, and the Swap Agreements.

"Related Fund” means, with respect to any Lender that is an investment fund, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

"Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.

"Replacement Issuing Bank” has the meaning set forth in Section 2.4(j).

"Replacement Lender” has the meaning set forth in Section 2.23.

"Requisite Class Lenders” means, at any time of determination, (i) for the Class of Lenders having Revolving Exposure, Lenders holding more than 66.67% of the aggregate Revolving Exposure of all Lenders and (ii) for each Class of Lenders having Hedge L/C Exposure, Lenders holding more than 66.67% of the aggregate Hedge L/C Exposure of that Class.

"Requisite Lenders” means one or more Lenders having or holding Hedge L/C Exposure and/or Revolving Exposure and representing more than 66.67% of the sum of (i) the aggregate Revolving Exposure of all Lenders and (ii) the aggregate Hedge L/C Exposure of all Lenders.

"Requisite Revolving Lenders” means one or more Revolving Lenders having or holding Revolving Exposure and representing more than 66.67% of the Revolving Exposure of all Lenders.

"Restricted Junior Payment” means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of Company now or hereafter outstanding, except a dividend payable solely in shares of that class of stock to the holders of that class; (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock of Company now or hereafter outstanding; (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of Company now or hereafter outstanding; and (iv) any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to, any subordinated Indebtedness, including any Qualified Junior Debt, except for interest payable solely as Qualified Junior Debt.

"Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

"Revolving Commitment” means the commitment of a Lender to make or otherwise fund any Revolving Loan and to acquire participations in Letters of Credit hereunder and “Revolving Commitments” means such commitments of all Lenders in the aggregate. The amount of each Lender’s Revolving Commitment, if any, is set forth on Appendix A-3 or in the applicable Assignment Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Revolving Commitments as of the Closing Date is $350,000,000.

"Revolving Commitment Period” means the period from the Closing Date to but excluding the Revolving Commitment Termination Date.

"Revolving Commitment Termination Date” means the earliest to occur of (i) August 16, 2010, (ii) the date the Revolving Commitments are permanently reduced to zero pursuant to Section 2.13(b), and (iii) the date of the termination of the Revolving Commitments pursuant to Section 8.1.

"Revolving Exposure” means, with respect to any Lender as of any date of determination, (i) prior to the termination of the Revolving Commitments, that Lender’s Revolving Commitment; and (ii) after the termination of the Revolving Commitments, the sum of (a) the aggregate outstanding principal amount of the Revolving Loans of that Lender, (b) in the case of Issuing Bank, the aggregate Letter of Credit Usage in respect of all Letters of Credit issued by that Lender (net of any participations by Lenders in such Letters of Credit) and (c) the aggregate amount of all participations by that Lender in any outstanding Letters of Credit or any unreimbursed drawing under any Letter of Credit.

"Revolving Lender” means a Lender with Revolving Exposure.

"Revolving Loan” means a Loan made by a Lender to Company pursuant to Section 2.2(a) and/or 2.22.

"Revolving Loan Note” means a promissory note in the form of Exhibit B-1.

"S&P” means Standard & Poor’s Ratings Group, a division of The McGraw Hill Corporation.

"SEC” means the Securities and Exchange Commission.

"SEC Value” means the future net revenues before income taxes from Proven Reserves, estimated utilizing the price for the appropriate category of oil or gas as of the date of determination and assuming that oil and natural gas prices and production costs thereafter remain constant, then discounted at the rate of 10% per year to obtain the present value, and otherwise applying the financial accounting and reporting standards prescribed by the SEC for application of the successful efforts method of accounting under Rule 4-10 of Regulation S-X as promulgated by the SEC from time to time.

"Section 29 Properties” has the meaning set forth in subsection 6.9(h).

"Secured Parties” has the meaning assigned to that term in the Pledge and Security Agreement.

"Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

"Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

"Senior Debt” means, as at any date of determination, the aggregate principal amount of Loans outstanding as of such date.

"Senior Secured Debt Documents” means the Senior Secured Note Indenture, the Senior Secured Notes and each other document executed in connection with the Senior Secured Notes, and any documents executed in connection with any refinancings or replacements thereof to the extent permitted under Section 6.16.

"Senior Secured Indebtedness” means the obligations of Company pursuant to the Senior Secured Debt Documents.

"Senior Secured Note Indenture” means the indenture dated July 7, 2004, pursuant to which the Senior Secured Notes are issued, and any indenture pursuant to which the Senior Secured Notes are refinanced or replaced pursuant to a transaction permitted under Section 6.1.

"Senior Secured Notes” means the Senior Secured Notes of Company in the aggregate principal amount of not less than $192,500,000 and issued pursuant to the Senior Secured Note Indenture, and any subordinated promissory notes issued in respect of any refinancing or replacement of such Senior Secured Notes in a transaction permitted under Section 6.1.

"Settlement Confirmation” has the meaning set forth in Section 10.6(b).

"Settlement Service” has the meaning set forth in Section 10.6(d).

"Solvency Certificate” means a Solvency Certificate of the chief financial officer of Company substantially in the form of Exhibit G-2.

"Solvent” means, with respect to any Credit Party, that as of the date of determination, both (i) (a) the sum of such Credit Party’s debt (including contingent liabilities) does not exceed the present fair saleable value of such Credit Party’s present assets; (b) such Credit Party’s capital is not unreasonably small in relation to its business as contemplated on the Closing Date or with respect to any transaction contemplated or undertaken after the Closing Date; and (c) such Person has not incurred and does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise); and (ii) such Person is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

"Subject Transaction” has the meaning set forth in Section 6.8(h).

"Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding.

"Swap Agreements” means (i) the J. Aron Swap, and (ii) any ISDA Master Agreement, other master agreement, long form confirmation, or other agreement entered into after the Closing Date by the Company and/or its Restricted Subsidiaries (including the Schedule thereto and the confirmations thereunder), pursuant to which the parties thereto enter into certain gas and oil commodity derivatives transactions.

"Swap Agreement Documents” means the Swap Agreements and each other document executed in connection with the Swap Agreements, and any documents executed in connection with any refinancings or replacements thereof to the extent permitted under Section 6.15.

"Syndication Agent” means BNPP.

"Tax” means any present or future tax, levy, impost, duty, assessment, charge, fee, deduction or withholding of any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed; provided, “Tax on the overall net income” of a Person shall be construed as a reference to a tax imposed by the jurisdiction in which that Person is organized or in which that Person’s applicable principal office (and/or, in the case of a Lender, its lending office) is located or in which that Person (and/or, in the case of a Lender, its lending office) is deemed to be doing business on all or part of the net income, profits or gains (whether worldwide, or only insofar as such income, profits or gains are considered to arise in or to relate to a particular jurisdiction, or otherwise) of that Person (and/or, in the case of a Lender, its applicable lending office).

"Tender Offer” means the Company’s offer to purchase for cash all outstanding Senior Secured Notes pursuant to the terms and conditions of that certain Offer to Purchase and Consent Solicitation Statement dated July 18, 2005.

"Terminated Lender” has the meaning set forth in Section 2.23.

"Title Company” means a title insurance company of recognized national standing which is acceptable to the Administrative Agent in its reasonable discretion.

"Title Policy” shall mean, with respect to any Mortgage, a mortgagee policy of title insurance (ALTA or the equivalent) or marked “commitment” of title insurance insuring the applicable Mortgage as a first priority Lien on such real property asset in favor of the Collateral Trustee (for the benefit of the holders of the Obligations, including the Secured Parties) to secure the Obligations, free of all Liens other than the Permitted Encumbrances, which policy of title insurance shall be issued by a Title Company in such policy amounts, with such endorsements and affirmative insurance, and in form and substance reasonably satisfactory to the Administrative Agent, and shall contain no exceptions to coverage other than matters satisfactory to the Administrative Agent in its judgment reasonably exercised and which policy of title insurance shall have been fully paid for by the Company.

"Total Utilization of Revolving Commitments” means, as at any date of determination, the sum of (i) the aggregate principal amount of all outstanding Revolving Loans (other than Revolving Loans made for the purpose of reimbursing Issuing Bank for any amount drawn under any Letter of Credit, but not yet so applied) and (ii) the Letter of Credit Usage.

"Total Utilization of Hedge L/C Commitments” means, as at any date of determination, the sum of (i) the aggregate principal amount of all outstanding Hedge L/C Loans (other than Hedge L/C Loans made for the purpose of reimbursing Issuing Bank for any amount drawn under any Letter of Credit, but not yet so applied) and (ii) the Hedge Letter of Credit Usage.

"Transaction Costs” means the fees, costs and expenses payable by Company or any of Company’s Restricted Subsidiaries on or before the Closing Date in connection with the transactions contemplated by the Credit Documents and the Related Agreements.

"Type of Loan” means a Base Rate Loan or a Eurodollar Rate Loan.

"UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

"Unadjusted Eurodollar Rate Component” means that component of the interest costs to Company in respect of a Eurodollar Rate Loan that is based upon the rate obtained pursuant to clause (i) of the definition of Adjusted Eurodollar Rate.

"Unrestricted Subsidiary” means any Subsidiary of the Company that is designated by the Board of Directors of the Company as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, but only to the extent that such Subsidiary:

(i) has no Indebtedness other than Non-Recourse Debt;

(ii) except as permitted by Section 6.12 hereof, is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;

(iii) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (A) to subscribe for additional Capital Stock or (B) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(iv) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries.

"Unused Revolving Commitment Amount” means, with respect to a Lender at any time, (a) the lesser of (i) such Lender’s Revolving Commitment at such time and (ii) such Lender’s Pro Rata Share of the Borrowing Base then in effect at such time minus (b) the sum of (i) the aggregate outstanding principal amount of all Revolving Loans owed to such Lender at such time and (ii) such Lender’s Pro Rata Share of the aggregate Letter of Credit Usage at such time.

"Utilization” means, on any day of its determination, (a) the Total Utilization of Revolving Commitments on BNPP’s close of business in New York City on such day divided by (b) the lesser of (i) the Revolving Commitments at such time and (ii) the Borrowing Base in effect at such time.

"Volumetric Production Payments” means production payment obligations, royalties or overriding royalties of Company or any of its Restricted Subsidiaries which are payable from a specified share of production from specific properties together with all undertakings and obligations in connection therewith.

“Wells” has the meaning set forth in Section 2.3(b)(iv).

1.2	Accounting Terms.

(a) Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Financial statements and other information required to be delivered by Company to Lenders pursuant to Section 5.1(a) and 5.1(b) shall be prepared in accordance with GAAP as in effect at the time of such preparation (and delivered together with the reconciliation statements provided for in Section 5.1(e), if applicable). Subject to the foregoing, calculations in connection with the definitions, covenants and other provisions hereof shall utilize accounting principles and policies in conformity with those used to prepare the Historical Financial Statements.

(b) In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then Company and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as equitably to reflect such Accounting Change with the desired result that the criteria for evaluating Company’s and its Subsidiaries’ financial condition shall be the same after such Accounting Change as if such Accounting Change had not been made. Until such time as such an amendment shall have been executed and delivered by Company, the Administrative Agent and the Requisite Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Change had not occurred. “Accounting Change” refers to any change in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the Securities and Exchange Commission.

1.3 Interpretation, etc.

Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. References herein to any Section, Appendix, Schedule or Exhibit shall be to a Section, an Appendix, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided. The use herein of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not no limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter. Any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Credit Document).

SECTION 2 2.1 2.2	LOANS AND LETTERS OF CREDIT [Reserved]. Revolving Loans.

(a) Revolving Commitments. During the Revolving Commitment Period, subject to the terms and conditions hereof, each Lender severally agrees to make Revolving Loans to Company in an aggregate amount up to but not exceeding such Lender’s Unused Revolving Commitment Amount; provided, that after giving effect to the making of any Revolving Loans in no event shall the Total Utilization of Revolving Commitments exceed the lesser of (i) Revolving Commitments then in effect and (ii) the Borrowing Base then in effect. Amounts borrowed pursuant to this Section 2.2(a) may be repaid and reborrowed during the Revolving Commitment Period. Each Lender’s Revolving Commitment shall expire on the Revolving Commitment Termination Date and all Revolving Loans and all other amounts owed hereunder with respect to the Revolving Loans and the Revolving Commitments shall be paid in full no later than such date.

(b) Borrowing Mechanics for Revolving Loans.

(i) Except pursuant to 2.4(d), Revolving Loans shall be made in an aggregate minimum amount of $1,000,000 and integral multiples of $1,000,000 in excess of that amount.

(ii) Whenever Company desires that Lenders make Revolving Loans, Company shall deliver to Administrative Agent a fully executed and delivered Funding Notice no later than 10:00 a.m. (New York City time) at least three Business Days in advance of the proposed Credit Date in the case of a Eurodollar Rate Loan, and at least one Business Day in advance of the proposed Credit Date in the case of a Revolving Loan that is a Base Rate Loan. Except as otherwise provided herein, a Funding Notice for a Revolving Loan that is a Eurodollar Rate Loan shall be irrevocable on and after the related Interest Rate Determination Date, and Company shall be bound to make a borrowing in accordance therewith.

(iii) Notice of receipt of each Funding Notice in respect of Revolving Loans, together with the amount of each Lender’s Pro Rata Share thereof, if any, together with the applicable interest rate, shall be provided by Administrative Agent to each applicable Lender by telefacsimile with reasonable promptness, but (provided Administrative Agent shall have received such notice by 10:00 a.m. (New York City time)) and not later than 2:00 p.m. (New York City time) on the same day as Administrative Agent’s receipt of such Notice from Company.

(iv) Each Lender shall make the amount of its Revolving Loan available to Administrative Agent not later than 12:00 p.m. (New York City time) on the applicable Credit Date by wire transfer of same day funds in Dollars, at the Principal Office designated by Administrative Agent. Except as provided herein, upon satisfaction or waiver of the conditions precedent specified herein, Administrative Agent shall make the proceeds of such Revolving Loans available to Company promptly after receipt from the Lenders on the applicable Credit Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Revolving Loans received by Administrative Agent from Lenders to be credited to the account of Company at the Principal Office designated by Administrative Agent or such other account as may be designated in writing to Administrative Agent by Company.

2.3 Borrowing Base.

(a) Borrowing Base. The initial Borrowing Base in effect as of the date of this Agreement has been set by the Administrative Agent and the Revolving Lenders and acknowledged by the Company as $80,250,000. Such initial Borrowing Base shall remain in effect until the next redetermination made pursuant to this Section 2.3. The Borrowing Base shall be determined in accordance with the standards set forth in Section 2.3(d) and is subject to periodic redetermination pursuant to Sections 2.3(b) and 2.3(c).

(b) Calculation of Borrowing Base.

(i) The Company shall deliver to the Administrative Agent and each of the Revolving Lenders on or before March 1, 2006 and on or before the first day of each March thereafter, an Independent Engineering Report dated effective as of the immediately preceding January 1, and such other information as may be reasonably requested by any Revolving Lender with respect to the Oil and Gas Properties included or to be included in the Borrowing Base. The Administrative Agent shall promptly, and in any event within 30 days after the Administrative Agent’s and the Revolving Lenders’ receipt of such Independent Engineering Report and other information, deliver to each Revolving Lender the Administrative Agent’s recommendation for the redetermined Borrowing Base. The Administrative Agent and the Revolving Lenders shall promptly, and in any event on the later of (A) April 1 and (B) 15 days after the Revolving Lenders’ receipt of the Administrative Agent’s recommendation, redetermine the Borrowing Base in accordance with Section 2.3(d), and the Administrative Agent shall promptly notify the Company in writing of the amount of the Borrowing Base as so redetermined, which redetermined Borrowing Base shall become effective as of the date of such notice.

(ii) The Company shall deliver to the Administrative Agent and each Revolving Lender on or before September 1 of each year beginning September 1, 2005 an Internal Engineering Report dated effective as of the immediately preceding July 1 and such other information as may be reasonably requested by the Administrative Agent or any Revolving Lender with respect to the Oil and Gas Properties included or to be included in the Borrowing Base. The Administrative Agent shall promptly, and in any event within 30 days after the Administrative Agent’s and the Revolving Lenders’ receipt of such Internal Engineering Report and other information, deliver to each Revolving Lender the Administrative Agent’s recommendation for the redetermined Borrowing Base. The Administrative Agent and the Revolving Lenders shall promptly, and in any event on the later of (A) October 1 and (B) 15 days after the Revolving Lenders’ receipt of the Administrative Agent’s recommendation, redetermine the Borrowing Base in accordance with Section 2.3(d), and the Administrative Agent shall promptly notify the Company in writing of the amount of the Borrowing Base as so redetermined, which redetermined Borrowing Base shall become effective as of the date of such notice.

(iii) In the event that the Company does not furnish to the Administrative Agent and the Revolving Lenders the Independent Engineering Report, Internal Engineering Report or other information specified in clauses (i) and (ii) above by the date specified therein, the Administrative Agent and the Revolving Lenders may nonetheless redetermine the Borrowing Base and redesignate the Borrowing Base from time-to-time thereafter as provided herein in their sole discretion until the Administrative Agent and the Revolving Lenders receive the relevant Independent Engineering Report, Internal Engineering Report, or other information, as applicable, whereupon the Administrative Agent and the Revolving Lenders shall redetermine the Borrowing Base as otherwise specified in this Section 2.3.

(iv) Each delivery of an Engineering Report by the Company to the Administrative Agent and the Revolving Lenders shall be delivered with a certificate executed on behalf of the Company by an Authorized Officer of the Company, which certificate shall contain a representation and warranty by the Company to the Administrative Agent and the Revolving Lenders that, except as noted in such certificate, (A) the Company and the Guarantors, as applicable, own the Oil and Gas Properties specified therein subject to an Acceptable Security Interest on not less than 80% of the total value of Proven Reserves indicated therein, and (B) on and as of the date of such Engineering Report, each Oil and Gas Property described as “proved developed” therein was developed for oil and gas, and the wells pertaining to such Oil and Gas Properties that are described therein as producing wells (“Wells”), were each producing oil and gas in paying quantities, except for Wells that were utilized as water or gas injection wells or as water disposal wells. Additionally, the Company shall deliver with each such Engineering Report a list of any Proven Reserves that have been sold or acquired by the Company and the Guarantors since the date of the last Engineering Report delivered to the Administrative Agent.

(c) Interim Redeterminations. In addition to the Borrowing Base redeterminations provided for in Section 2.3(b), (i) the Administrative Agent may, at the request of the Requisite Revolving Lenders, upon written notice to the Company and based on such information as the Administrative Agent and the Revolving Lenders deem relevant (but in accordance with Section 2.3(d)), make up to two additional redeterminations of the Borrowing Base during any calendar year period; (ii) the Company may, by written request to the Administrative Agent, request that the Administrative Agent and the Revolving Lenders make up to two additional redeterminations of the Borrowing Base during any calendar year period based on such information as the Administrative Agent and the Revolving Lenders deem relevant (but in accordance with Section 2.3(d)); and (iii) the Administrative Agent or the Requisite Revolving Lenders may request an additional redetermination in connection with any sale or proposed sale of Oil and Gas Properties of the Company or any of the Guarantors having a market value of $10,000,000 or more to the extent any such sale is permitted by this Agreement. The party requesting the redetermination under the foregoing clauses (i)-(iii) shall give the other party at least 10 days’ prior written notice that a redetermination of the Borrowing Base pursuant to this paragraph (c) is to be performed. In connection with any redetermination of the Borrowing Base under this Section 2.3(c), the Company shall provide the Administrative Agent and the Revolving Lenders with such information regarding the Company and the Guarantors’ business (including, without limitation, its Oil and Gas Properties, the Proven Reserves, and production relating thereto) as the Administrative Agent or the Requisite Revolving Lenders may reasonably request, including, in the case of requests for an increase to the Borrowing Base of $10,000,000 or more, an updated Independent Engineering Report or Internal Engineering Report, as agreed between the Company and the Administrative Agent. The Administrative Agent shall promptly, and in any event within 45 days after the Administrative Agent and the Revolving Lender’s receipt of such information, and to the extent applicable, an updated Independent Engineering Report, notify the Company in writing of each redetermination of the Borrowing Base pursuant to this Section 2.3(c) and the amount of the Borrowing Base as so redetermined, which redetermined Borrowing Base shall become effective as of the date of such notice.

(d) Standards for Redetermination. Each redetermination of the Borrowing Base by the Administrative Agent and the Revolving Lenders pursuant to this Section 2.3 shall be made (i) in the sole discretion of the Administrative Agent and the Revolving Lenders (but in accordance with the other provisions of this Section 2.3(d)), (ii) in accordance with the Administrative Agent’s and the Revolving Lenders’ customary internal standards and practices for valuing and redetermining the value of Oil and Gas Properties in connection with reserve based oil and gas loan transactions, (iii) in conjunction with the most recent Independent Engineering Report or Internal Engineering Report, as applicable, or other information received by the Administrative Agent and the Revolving Lenders relating to the Proven Reserves of the Company and the Guarantors, and (iv) based upon the estimated value of the Proven Reserves owned by the Company and the Guarantors as determined by the Administrative Agent and the Revolving Lenders. In valuing and redetermining the Borrowing Base, the Administrative Agent and the Revolving Lenders may also consider the business, financial condition, and Indebtedness obligations of the Company and Guarantors and such other factors as the Administrative Agent and the Revolving Lenders customarily deem appropriate. No Proven Reserves shall be included or considered for inclusion in the Borrowing Base unless the Administrative Agent and the Revolving Lenders shall have received, at the Company’s expense, evidence of title reasonably satisfactory in form and substance to the Administrative Agent that the Administrative Agent has an Acceptable Security Interest in not less than 80% of the value of the Oil and Gas Properties relating thereto pursuant to the Security Instruments. If Company has not, within 10 days of the Company’s receipt from the Administrative Agent of notification of a redetermination of the Borrowing Base under this Section 2.3 provided the Administrative Agent with written notice designating a lesser amount as the Borrowing Base, the Borrowing Base shall remain equal to the redetermined amount in such notice provided by the Administrative Agent, or, if the Company has provided notice to the Administrative Agent requesting a lesser amount for the Borrowing Base, the Borrowing Base shall be established at such lesser amount effective on the date the Company gives such request and shall, in either case, remain effective until the Borrowing Base is subsequently redetermined in accordance with this Section 2.3.

(e) Voting. Any changes in, or renewals of, the Borrowing Base (other than increases in the Borrowing Base) must be consented to in writing by the Requisite Revolving Lenders. Any increases in the Borrowing Base must be consented to in writing by all of the Revolving Lenders.

2.4 Issuance of Letters of Credit and Hedge Letters of Credit.

(a) Letters of Credit. During the Revolving Commitment Period, subject to the terms and conditions hereof, Issuing Bank agrees to issue Letters of Credit for the account of Company; provided, that (i) each Letter of Credit shall be denominated in Dollars; (ii) the stated amount of each Letter of Credit shall be such amount as is acceptable to Issuing Bank; (iii) after giving effect to such issuance, in no event shall the Total Utilization of Revolving Commitments exceed the lesser of (A) the Revolving Commitments then in effect and (B) the Borrowing Base then in effect; (iv) after giving effect to such issuance, in no event shall the Letter of Credit Usage exceed the Letter of Credit Sublimit then in effect; (v) in no event shall any standby Letter of Credit have an expiration date later than the earlier of (1) five Business Days before the Revolving Commitment Termination Date and (2) the date which is one year from the date of issuance of such standby Letter of Credit; and (vi) in no event shall any commercial Letter of Credit have an expiration date later than the earlier of (1) five Business Days before the Revolving Loan Commitment Termination Date and (2) the date which is 180 days from the date of issuance of such commercial Letter of Credit. Subject to the foregoing, Issuing Bank may agree that a standby Letter of Credit will automatically be extended for one or more successive periods not to exceed one year each, unless Issuing Bank elects not to extend for any such additional period.

(b) Notice of Issuance. Whenever Company desires the issuance (or amendment) of a Letter of Credit or a Hedge Letter of Credit, it shall deliver to Issuing Bank and Administrative Agent an Issuance Notice no later than 12:00 p.m. (New York City time) at least two Business Days in the case of standby letters of credit and Hedge Letters of Credit or five Business Days in the case of commercial letters of credit, or in each case such shorter period as may be agreed to by Issuing Bank in any particular instance, in advance of the proposed date of issuance or amendment that increases or decreases the stated amount. Upon satisfaction or waiver of the conditions set forth in Section 3.2, Issuing Bank shall issue the requested Letter of Credit or Hedge Letter of Credit only in accordance with Issuing Bank’s standard operating procedures. Upon the issuance of any Letter of Credit or Hedge Letter of Credit or amendment or modification to a Letter of Credit or Hedge Letter of Credit, Issuing Bank shall promptly notify each Lender of such issuance, which notice shall be accompanied by a copy of such Letter of Credit or Hedge Letter of Credit or amendment or modification to a Letter of Credit or Hedge Letter of Credit and the amount of such Lender’s respective participation in such Letter of Credit or Hedge Letter of Credit pursuant to Section 2.4(e).

(c) Responsibility of Issuing Bank With Respect to Requests for Drawings and Payments. In determining whether to honor any drawing under any Letter of Credit or Hedge Letter of Credit by the beneficiary thereof, Issuing Bank shall be responsible only to examine the documents delivered under such Letter of Credit or Hedge Letter of Credit with reasonable care so as to ascertain whether they appear on their face to be in accordance with the terms and conditions of such Letter of Credit or Hedge Letter of Credit. Subject to the last sentence of this Section 2.4(c), as between Company and Issuing Bank, Company assumes all risks of the acts and omissions of, or misuse of the Letters of Credit or Hedge Letters of Credit issued by Issuing Bank, by the respective beneficiaries of such Letters of Credit or Hedge Letters of Credit. In furtherance and not in limitation of the foregoing, Issuing Bank shall not be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any such Letter of Credit or Hedge Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or Hedge Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of any such Letter of Credit or Hedge Letter of Credit to comply fully with any conditions required in order to draw upon such Letter of Credit or Hedge Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or Hedge Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit or Hedge Letter of Credit of the proceeds of any drawing under such Letter of Credit or Hedge Letter of Credit; or (viii) any consequences arising from causes beyond the control of Issuing Bank, including any Governmental Acts; none of the above shall affect or impair, or prevent the vesting of, any of Issuing Bank’s rights or powers hereunder. Without limiting the foregoing and in furtherance thereof, any action taken or omitted by Issuing Bank under or in connection with the Letters of Credit or Hedge Letters of Credit or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall not give rise to any liability on the part of Issuing Bank to Company. Notwithstanding anything to the contrary contained in this Section 2.4(c), Company shall retain any and all rights it may have against Issuing Bank for any liability arising solely out of the gross negligence or willful misconduct of Issuing Bank.

(d) Reimbursement by Company of Amounts Drawn or Paid Under Letters of Credit. In the event Issuing Bank has determined to honor a drawing under a Letter of Credit, it shall promptly notify Company and Administrative Agent, and Company shall reimburse Issuing Bank on or before the Business Day on which such drawing is honored (the “Reimbursement Date”) in an amount in Dollars and in same day funds equal to the amount of such honored drawing; provided, anything contained herein to the contrary notwithstanding, (i) unless Company shall have notified Administrative Agent and Issuing Bank prior to 10:00 a.m. (New York City time) on the date such drawing is honored that Company intends to reimburse Issuing Bank for the amount of such honored drawing with funds other than the proceeds of Revolving Loans, Company shall be deemed to have given a timely Funding Notice to Administrative Agent requesting Lenders to make Revolving Loans that are Base Rate Loans on the Reimbursement Date in an amount in Dollars equal to the amount of such honored drawing, and (ii) subject to satisfaction or waiver of the conditions specified in Section 3.2, Lenders shall, on the Reimbursement Date, make Revolving Loans that are Base Rate Loans in the amount of such honored drawing, the proceeds of which shall be applied directly by Administrative Agent to reimburse Issuing Bank for the amount of such honored drawing; and provided further, if for any reason proceeds of Revolving Loans are not received by Issuing Bank on the Reimbursement Date in an amount equal to the amount of such honored drawing, Company shall reimburse Issuing Bank, on demand, in an amount in same day funds equal to the excess of the amount of such honored drawing over the aggregate amount of such Revolving Loans, if any, which are so received. Nothing in this Section 2.4(d) shall be deemed to relieve any Lender from its obligation to make Revolving Loans on the terms and conditions set forth herein, and Company shall retain any and all rights it may have against any Lender resulting from the failure of such Lender to make such Revolving Loans under this Section 2.4(d).

(e) Lenders’ Purchase of Participations in Letters of Credit and Hedge Letters of Credit. Immediately upon the issuance of each Letter of Credit or Hedge Letter of Credit, each Lender having a Revolving Commitment or Hedge L/C Commitment, as applicable, shall be deemed to have purchased, and hereby agrees to irrevocably purchase, from Issuing Bank a participation in such Letter of Credit or Hedge Letter of Credit, as the case may be, and any drawings honored thereunder in an amount equal to such Lender’s Pro Rata Share (with respect to the Revolving Commitments or Hedge L/C Commitments, as applicable) of the maximum amount which is or at any time may become available to be drawn thereunder. In the event that Company shall fail for any reason to reimburse Issuing Bank as provided in Section 2.4(d) (with respect to Letters of Credit) or Section 2.4(i) (with respect to Hedge Letters of Credit), and in each case as the same has not been repaid from the proceeds of Revolving Loans in accordance with Section 2.4(d) or a Hedge L/C Loan in accordance with Section 2.4(i), Issuing Bank shall promptly notify each Lender of the unreimbursed amount of such honored drawing and of such Lender’s respective participation therein based on such Lender’s Pro Rata Share of the Revolving Commitments or the Hedge L/C Commitments, as applicable. Each Lender shall make available to Issuing Bank an amount equal to its respective participation, in Dollars and in same day funds, at the office of Issuing Bank specified in such notice, not later than 12:00 p.m. (New York City time) on the first business day (under the laws of the jurisdiction in which such office of Issuing Bank is located) after the date notified by Issuing Bank. In the event that any Lender fails to make available to Issuing Bank on such business day the amount of such Lender’s participation in such Letter of Credit or Hedge Letter of Credit, as applicable, as provided in this Section 2.4(e), Issuing Bank shall be entitled to recover such amount on demand from such Lender together with interest thereon for three Business Days at the rate customarily used by Issuing Bank for the correction of errors among banks and thereafter at the Base Rate. Nothing in this Section 2.4(e) shall be deemed to prejudice the right of any Lender to recover from Issuing Bank any amounts made available by such Lender to Issuing Bank pursuant to this Section in the event that it is determined that the payment with respect to a Letter of Credit or Hedge Letter of Credit in respect of which payment was made by such Lender constituted gross negligence or willful misconduct on the part of Issuing Bank. In the event Issuing Bank shall have been reimbursed by other Lenders pursuant to this Section 2.4(e) for all or any portion of any drawing honored by Issuing Bank under a Letter of Credit or Hedge Letter of Credit, such Issuing Bank shall distribute to each Lender which has paid all amounts payable by it under this Section 2.4(e) with respect to such honored drawing such Lender’s Pro Rata Share of all payments subsequently received by Issuing Bank from Company in reimbursement of such honored drawing when such payments are received. Any such distribution shall be made to a Lender at its primary address set forth below its name on Appendix B or at such other address as such Lender may request.

(f) Obligations Absolute. The obligation of Company to reimburse Issuing Bank for drawings honored under the Letters of Credit or Hedge Letters of Credit issued by it and to repay any Revolving Loans made by Lenders pursuant to Section 2.4(d) and the obligations of Lenders under Section 2.4(e) shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms hereof under all circumstances including any of the following circumstances: (i) any lack of validity or enforceability of any Letter of Credit or Hedge Letter of Credit; (ii) the existence of any claim, set-off, defense or other right which Company or any Lender may have at any time against a beneficiary or any transferee of any Letter of Credit or Hedge Letter of Credit (or any Persons for whom any such transferee may be acting), Issuing Bank, Lender or any other Person or, in the case of a Lender, against Company, whether in connection herewith, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between Company or one of its Subsidiaries and the beneficiary for which any Letter of Credit or Hedge Letter of Credit was procured); (iii) any draft or other document presented under any Letter of Credit or Hedge Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (iv) payment by Issuing Bank under any Letter of Credit or Hedge Letter of Credit against presentation of a draft or other document which does not substantially comply with the terms of such Letter of Credit or Hedge Letter of Credit; (v) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of Company or any of its Subsidiaries; (vi) any breach hereof or any other Credit Document by any party thereto; (vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing; or (viii) the fact that an Event of Default or a Default shall have occurred and be continuing; provided, in each case, that payment by Issuing Bank under the applicable Letter of Credit or Hedge Letter of Credit shall not have constituted gross negligence or willful misconduct of Issuing Bank under the circumstances in question.

(g) Indemnification. Without duplication of any obligation of Company under Section 10.2 or 10.3, in addition to amounts payable as provided herein, Company hereby agrees to protect, indemnify, pay and save harmless Issuing Bank from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable fees, expenses and disbursements of counsel) which Issuing Bank may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of any Letter of Credit or Hedge Letter of Credit by Issuing Bank, other than as a result of (1) the gross negligence or willful misconduct of Issuing Bank or (2) the wrongful dishonor by Issuing Bank of a proper demand for payment made under any Letter of Credit or Hedge Letter of Credit issued by it, or (ii) the failure of Issuing Bank to honor a drawing under any such Letter of Credit or Hedge Letter of Credit as a result of any Governmental Act.

(h) Hedge Letters of Credit. During the Hedge L/C Commitment Period, subject to the terms and conditions hereof, Issuing Bank hereby agrees to issue Hedge Letters of Credit for the account of Company in an amount not to exceed the aggregate Hedge L/C Commitments; provided that each such Hedge Letter of Credit shall be used by Company solely to secure Company’s obligations under the J. Aron Swap. The aggregate outstanding amount of Hedge Letters of Credit shall not exceed the aggregate Hedge L/C Commitment at any time. Each of the Lenders, the Agents, the Issuing Bank and Company agrees that (A) the obligations related to each such Hedge Letter of Credit shall constitute Obligations for all purposes of this Agreement and the other Credit Documents, unless otherwise specifically excluded therefrom and (B) each such Hedge Letter of Credit shall be entitled and subject to all other rights, remedies, benefits, duties and obligations contained in the Credit Documents, including, without limitation, the benefits of the Liens of the Collateral Trustee on the Collateral. In no event shall any Hedge Letter of Credit have an expiration date later than the earlier of (1) the Hedge L/C Commitment Termination Date and (2) the date which is one year from the date of issuance of such Hedge Letter of Credit. Subject to the foregoing, Issuing Bank may agree that a Hedge Letter of Credit will automatically be extended for one or more successive periods not to exceed one year each, unless Issuing Bank elects not to extend for any such additional period; provided, in the event a Funding Default exists, Issuing Bank shall not be required to issue any Hedge Letter of Credit unless Issuing Bank has entered into arrangements satisfactory to it and Company to eliminate Issuing Bank’s risk with respect to the participation in Hedge Letters of Credit of the Defaulting Lender, including by cash collateralizing such Defaulting Lender’s Pro Rata Share of the Hedge Letter of Credit Usage.

(i) Drawing and Reimbursement re Hedge Letters of Credit. The payment by the Issuing Bank of a drawing under a Hedge Letter of Credit shall constitute the making by the Issuing Bank of a loan in the amount of such payment. In the event Issuing Bank has determined to honor a drawing under a Hedge Letter of Credit, it shall immediately notify Company and Administrative Agent, and Company shall reimburse Issuing Bank on or before the Business Day on which such drawing is honored (the “Hedge L/C Reimbursement Date”) in an amount in Dollars and in same day funds equal to the amount of such honored drawing; provided, anything contained herein to the contrary notwithstanding, (i) unless Company shall have notified Administrative Agent and Issuing Bank prior to 10:00 a.m. (New York City time) on the date such drawing is honored that Company intends to reimburse Issuing Bank for the amount of such honored drawing with funds other than the proceeds of Hedge L/C Loans, Company shall be deemed to have given a timely Funding Notice to Administrative Agent requesting Lenders to make Hedge L/C Loans that are Base Rate Loans on the Hedge L/C Reimbursement Date in an amount in Dollars equal to the amount of such honored drawing, and (ii) subject to satisfaction or waiver of the conditions specified in Section 3.2, Lenders shall, on the Hedge L/C Reimbursement Date, make Hedge L/C Loans that are Base Rate Loans in the amount of such honored drawing, the proceeds of which shall be applied directly by Administrative Agent to reimburse Issuing Bank for the amount of such honored drawing; and provided further, if for any reason proceeds of Hedge L/C Loans are not received by Issuing Bank on the Hedge L/C Reimbursement Date in an amount equal to the amount of such honored drawing, Company shall reimburse Issuing Bank, on demand, in an amount in same day funds equal to the excess of the amount of such honored drawing over the aggregate amount of such Hedge L/C Loans, if any, which are so received. Nothing in this Section 2.4(i) shall be deemed to relieve any Lender from its obligation to make Hedge L/C Loans on the terms and conditions set forth herein, and Company shall retain any and all rights it may have against any Lender resulting from the failure of such Lender to make such Hedge L/C Loans under this Section 2.4(i).

(j) Replacement of Issuing Bank. If the Issuing Bank (the “Current Issuing Bank”) fails to meet the Letter of Credit Issuer Rating or defaults in making any required payment pursuant to a Letter of Credit or Hedge Letter of Credit, it shall promptly notify the Administrative Agent and the Company. If the Issuing Bank fails to meet the Letter of Credit Issuer Rating or defaults in making any required payment pursuant to a Letter of Credit or Hedge Letter of Credit, and regardless of whether Company or Administrative Agent shall have received the notice referred to in the immediately preceding sentence, (i) Company shall be permitted to locate a banking institution (including any Lender) to act as the new Issuing Bank (the “Replacement Issuing Bank”) and (ii) the Administrative Agent shall use commercially reasonable efforts to assist the Company in locating a Replacement Issuing Bank. Any Replacement Issuing Bank must meet the Letter of Credit Issuer Rating. In connection with such replacement, Company shall have caused each outstanding Letter of Credit or Hedge Letter of Credit, as applicable, issued thereby to be cancelled or returned to the Current Issuing Bank. Current Issuing Bank agrees to cooperate and provide all needed documentation reasonably required to effect the foregoing replacement.

(k) [Reserved].

(l) Letter of Credit Applications. If required by its standard operating procedures, the Issuing Bank may require Company to execute and deliver one or more letter of credit applications or similar documents (“Applications”) in connection with the issuance by the Issuing Bank of any Letter of Credit or Hedge Letter of Credit. Notwithstanding the terms and provisions of any such Application and the fact that Company executes and delivers such Application after the date this Agreement is executed and delivered, any provision of any Application that purports to add additional interest, charges or rights to indemnification not found in this Agreement, that provides for additional or different defaults, events of default, or grace periods not found in this Agreement, that purports to create additional security interests not provided for in this Agreement or any Credit Document, that purports to require the posting of additional cash collateral or other security, or that is otherwise inconsistent with, or in conflict with, any provision of this Agreement or any Credit Document, shall not have any force or effect and the provisions of this Agreement and the Credit Documents shall apply.

2.5 Pro Rata Shares; Availability of Funds.

(a) Pro Rata Shares. All Loans shall be made, and all participations purchased, by Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby nor shall any Revolving Commitment or Hedge L/C Commitment of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby.

(b) Availability of Funds. Unless Administrative Agent shall have been notified by any Lender prior to the applicable Credit Date that such Lender does not intend to make available to Administrative Agent the amount of such Lender’s Loan requested on such Credit Date, Administrative Agent may assume that such Lender has made such amount available to Administrative Agent on such Credit Date and Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to Company a corresponding amount on such Credit Date. If such corresponding amount is not in fact made available to Administrative Agent by such Lender, Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from such Credit Date until the date such amount is paid to Administrative Agent, at the customary rate set by Administrative Agent for the correction of errors among banks for three Business Days and thereafter at the Base Rate. If such Lender does not pay such corresponding amount forthwith upon Administrative Agent’s demand therefor, Administrative Agent shall promptly notify Company and Company shall immediately pay such corresponding amount to Administrative Agent together with interest thereon, for each day from such Credit Date until the date such amount is paid to Administrative Agent, at the rate payable hereunder for Base Rate Loans for such Class of Loans. Nothing in this Section 2.5(b) shall be deemed to relieve any Lender from its obligation to fulfill its Revolving Commitments hereunder or to prejudice any rights that Company may have against any Lender as a result of any default by such Lender hereunder.

2.6 Use of Proceeds. Amounts available under the Revolving Commitments shall be used for general corporate purposes of Company, including Permitted Acquisitions and refinancing of Indebtedness existing on the Closing Date. Amounts available under the Hedge L/C Commitments shall be used solely to provide credit support to Company’s obligations under the J. Aron Swap as in effect on the Closing Date. No portion of the proceeds of any Credit Extension shall be used in any manner that causes or might cause such Credit Extension or the application of such proceeds to violate Regulation T, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System or any other regulation thereof or to violate the Exchange Act.

2.7 Evidence of Debt; Register; Lenders’ Books and Records; Notes.

(a) Lenders’ Evidence of Debt. Each Lender shall maintain on its internal records an account or accounts evidencing the Obligations of Company to such Lender, including the amounts of the Loans made by it and each repayment and prepayment in respect thereof. Any such recordation shall be conclusive and binding on Company, absent manifest error; provided, that the failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Revolving Commitments or Company’s Obligations in respect of any applicable Loans; and provided further, in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern.

(b) Register. Administrative Agent (or its agent or sub-agent appointed by it) shall maintain at the Principal Office a register for the recordation of the names and addresses of Lenders and the Revolving Commitments, the Hedge L/C Commitments and Loans of each Lender from time to time (the “Register”). The Register, as in effect at the close of business on the preceding Business Day, shall be available for inspection by Company or any Lender at any reasonable time and from time to time upon reasonable prior notice. Administrative Agent shall record, or shall cause to be recorded, in the Register the Revolving Commitments, Hedge L/C Commitments and the Loans in accordance with the provisions of Section 10.6, and each repayment or prepayment in respect of the principal amount of the Loans, and any such recordation shall be conclusive and binding on Company and each Lender, absent manifest error; provided, failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Revolving Commitments, Hedge L/C Commitments or Company’s Obligations in respect of any Loan. Company hereby designates BNPP to serve as Company’s agent solely for purposes of maintaining the Register as provided in this Section 2.7, and Company hereby agrees that, BNPP and its officers, directors, employees, agents, sub-agents and affiliates shall constitute “Indemnitees.”

(c) Notes. If so requested by any Lender by written notice to Company (with a copy to Administrative Agent) at least two Business Days prior to the Closing Date, or at any time thereafter, Company shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 10.6) on the Closing Date (or, if such notice is delivered after the Closing Date, promptly after Company’s receipt of such notice) a Note or Notes to evidence such Lender’s Revolving Loan or Hedge L/C Loan, as the case may be.

2.8 Interest on Loans.

(a) Except as otherwise set forth herein, each Type of Loan shall bear interest on the unpaid principal amount thereof from the date made through repayment (whether by acceleration or otherwise) thereof as follows:

(i) if a Base Rate Loan, at the Base Rate plus the Applicable Margin; or

(ii) if a Eurodollar Rate Loan, at the Adjusted Eurodollar Rate plus the Applicable Margin.

(b) The basis for determining the rate of interest with respect to any Loan, and the Interest Period with respect to any Eurodollar Rate Loan, shall be selected by Company and notified to Administrative Agent and Lenders pursuant to the applicable Funding Notice or Conversion/Continuation Notice, as the case may be. If on any day a Loan is outstanding with respect to which a Funding Notice or Conversion/Continuation Notice has not been delivered to Administrative Agent in accordance with the terms hereof specifying the applicable basis for determining the rate of interest, then for that day such Loan shall be a Base Rate Loan.

(c) In connection with Eurodollar Rate Loans, there shall be no more than six (6) Interest Periods outstanding at any time. In the event Company fails to specify between a Base Rate Loan or a Eurodollar Rate Loan in the applicable Funding Notice or Conversion/Continuation Notice, such Loan (if outstanding as a Eurodollar Rate Loan) will be automatically continued as a Eurodollar Rate Loan with an Interest Period of the same duration on the last day of the then-current Interest Period for such Loan (or if outstanding as a Base Rate Loan will remain as, or (if not then outstanding) will be made as, a Base Rate Loan). In the event Company fails to specify an Interest Period for any Eurodollar Rate Loan in the applicable Funding Notice or Conversion/Continuation Notice, Company shall be deemed to have selected an Interest Period of one month. As soon as practicable after 10:00 a.m. (New York City time) on each Interest Rate Determination Date, Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the Eurodollar Rate Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to Company and each Lender.

(d) Interest payable pursuant to Section 2.8(a) shall be computed (i) in the case of Base Rate Loans on the basis of a 365-day or 366-day year, as the case may be, and (ii) in the case of Eurodollar Rate Loans, on the basis of a 360-day year, in each case for the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted from a Eurodollar Rate Loan, the date of conversion of such Eurodollar Rate Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted to a Eurodollar Rate Loan, the date of conversion of such Base Rate Loan to such Eurodollar Rate Loan, as the case may be, shall be excluded; provided, if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Loan.

(e) Except as otherwise set forth herein, interest on each Loan (i) shall accrue on a daily basis and shall be payable in arrears on each Interest Payment Date with respect to interest accrued on and to each such payment date; (ii) shall accrue on a daily basis and shall be payable in arrears upon any prepayment of that Loan, whether voluntary or mandatory, to the extent accrued on the amount being prepaid; and (iii) shall accrue on a daily basis and shall be payable in arrears at maturity of the Loans, including final maturity of the Loans; provided, however, with respect to any voluntary prepayment of a Base Rate Loan, accrued interest shall instead be payable on the applicable Interest Payment Date.

(f) Company agrees to pay to Issuing Bank, with respect to drawings honored under any Letter of Credit or Hedge Letter of Credit, interest on the amount paid by Issuing Bank in respect of each such honored drawing from the date such drawing is honored to but excluding the date such amount is reimbursed by or on behalf of Company at a rate equal to (i) for the period from the date such drawing is honored to but excluding the applicable Reimbursement Date, the rate of interest otherwise payable hereunder with respect to Revolving Loans that are Base Rate Loans, and (ii) thereafter, a rate which is 2% per annum in excess of the rate of interest otherwise payable hereunder with respect to Revolving Loans that are Base Rate Loans.

(g) Interest payable pursuant to Section 2.8(f) shall be computed on the basis of a 365/366-day year for the actual number of days elapsed in the period during which it accrues, and shall be payable on demand or, if no demand is made, on the date on which the related drawing under a Letter of Credit or Hedge Letter of Credit, as the case may be, is reimbursed in full. Promptly upon receipt by Issuing Bank of any payment of interest pursuant to Section 2.8(f), Issuing Bank shall distribute to each Lender, out of the interest received by Issuing Bank in respect of the period from the date such drawing is honored to but excluding the date on which Issuing Bank is reimbursed for the amount of such drawing (including any such reimbursement out of the proceeds of any Revolving Loans or Hedge L/C Loan), the amount that such Lender would have been entitled to receive in respect of the letter of credit fee that would have been payable in respect of such Letter of Credit or Hedge Letter of Credit, as the case may be, for such period if no drawing had been honored under such Letter of Credit or Hedge Letter of Credit. In the event Issuing Bank shall have been reimbursed by Lenders for all or any portion of such honored drawing, Issuing Bank shall distribute to each Lender which has paid all amounts payable by it under Section 2.4(e) with respect to such honored drawing such Lender’s Pro Rata Share of any interest received by Issuing Bank in respect of that portion of such honored drawing so reimbursed by Lenders for the period from the date on which Issuing Bank was so reimbursed by Lenders to but excluding the date on which such portion of such honored drawing is reimbursed by Company.

2.9 Conversion/Continuation.

(a) Subject to Section 2.18 and so long as no Default or Event of Default shall have occurred and then be continuing, Company shall have the option:

(i) to convert at any time all or any part of any Revolving Loan or Hedge L/C Loan equal to $1,000,000 and integral multiples of $1,000,000 in excess of that amount from one Type of Loan to another Type of Loan; provided, a Eurodollar Rate Loan may only be converted on the expiration of the Interest Period applicable to such Eurodollar Rate Loan unless Company shall pay all amounts due under Section 2.18 in connection with any such conversion; or

(ii) upon the expiration of any Interest Period applicable to any Eurodollar Rate Loan, to continue all or any portion of such Loan equal to $5,000,000 and integral multiples of $1,000,000 in excess of that amount as a Eurodollar Rate Loan.

(b) Company shall deliver a Conversion/Continuation Notice to Administrative Agent no later than 10:00 a.m. (New York City time) at least one Business Day in advance of the proposed conversion date (in the case of a conversion to a Base Rate Loan) and at least three Business Days in advance of the proposed conversion/continuation date (in the case of a conversion to, or a continuation of, a Eurodollar Rate Loan). Except as otherwise provided herein, a Conversion/Continuation Notice for conversion to, or continuation of, any Eurodollar Rate Loans (or telephonic notice in lieu thereof) shall be irrevocable on and after the related Interest Rate Determination Date, and Company shall be bound to effect a conversion or continuation in accordance therewith.

2.10 Default Interest. Upon the occurrence and during the continuance of an Event of Default, the overdue principal amount of all Loans outstanding and, to the extent permitted by applicable law, any overdue interest payments on the Loans or any overdue fees or other amounts owed hereunder, shall thereafter bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) payable on demand at a rate that is 2% per annum in excess of the interest rate otherwise payable hereunder with respect to the applicable Loans (or, in the case of any such fees and other amounts, at a rate which is 2% per annum in excess of the interest rate otherwise payable hereunder for Base Rate Loans); provided, in the case of Eurodollar Rate Loans, upon the expiration of the Interest Period in effect at the time any such increase in interest rate is effective such Eurodollar Rate Loans shall thereupon become Base Rate Loans and any overdue principal amount thereof shall thereafter bear interest payable upon demand at a rate which is 2% per annum in excess of the interest rate otherwise payable hereunder for Base Rate Loans. Payment or acceptance of the increased rates of interest provided for in this Section 2.10 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Administrative Agent or any Lender.

2.11 Fees.

(a) Company agrees to pay to Lenders having Revolving Exposure:

(i) commitment fees equal to (1) the average of the daily difference between (a) the lesser of (I) the Revolving Commitments then in effect and (II) the Borrowing Base then in effect, and (b) the Total Utilization of Revolving Commitments, times (2) the Applicable Margin for commitment fees; and

(ii) during the Letter of Credit Commitment Period, letter of credit fees equal to (1) the Applicable Margin for Revolving Loans that are Eurodollar Rate Loans, times (2) the average aggregate daily maximum amount available to be drawn under all such Letters of Credit (regardless of whether any conditions for drawing could then be met and determined as of the close of business on any date of determination).

All fees referred to in this Section 2.11(a) shall be paid to Administrative Agent at its Principal Office and upon receipt, Administrative Agent shall promptly distribute to each Lender its Pro Rata Share thereof.

(b) Company agrees to pay to Lenders having Hedge L/C Exposure:

(i) commitment fees equal to (1) the average of the daily difference between (a) the Hedge L/C Commitments, and (b) the sum of (x) the aggregate principal amount of outstanding Hedge L/C Loans plus (y) the Hedge Letter of Credit Usage, times (2) the Applicable Margin for commitment fees; and

(ii) letter of credit fees equal to (1) the Applicable Margin for Revolving Loans that are Eurodollar Rate Loans, times (2) the average aggregate daily maximum amount available to be drawn under all such Hedge Letters of Credit (regardless of whether any conditions for drawing could then be met and determined as of the close of business on any date of determination).

(c) Company agrees to pay directly to Issuing Bank, for its own account, the following fees:

(i) a fronting fee with respect to Letters of Credit and Hedge Letters of Credit equal to (1) 0.15% per annum times (2) the average aggregate daily maximum amount available to be drawn under all Letters of Credit and Hedge Letters of Credit issued by such Issuing Bank (regardless of whether any conditions for drawing could then be met and determined as of the close of business on any date of determination), but not less than $500; and

(ii) such documentary and processing charges for any issuance, amendment, transfer or payment of a Letter of Credit or Hedge Letter of Credit, as the case may be, as are in accordance with Issuing Bank’s standard schedule for such charges and as in effect at the time of such issuance, amendment, transfer or payment, as the case may be.

(d) All fees referred to in Sections 2.11(a), (b) and (c)(i) shall be calculated on the basis of a 360-day year and the actual number of days elapsed and shall be payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year during the Revolving Commitment Period or Hedge L/C Commitment Period, as applicable, commencing on the first such date to occur after the Closing Date, and on the Revolving Commitment Termination Date with respect to the fees referred to in Sections 2.11(a)(i) and (c)(i) (with respect to Letters of Credit) and (iii) on the Hedge L/C Commitment Termination Date with respect to the fees referred to in Section 2.11(b) and (c)(i) (with respect to Hedge Letters of Credit).

(e) In addition to any of the foregoing fees, Company agrees to pay to Agents such other fees in the amounts and at the times separately agreed upon.

(f) Company agrees to pay a fee to the Administrative Agent for the ratable benefit of the Revolving Lenders as agreed to between the Company and the Administrative Agent upon any increase of the Borrowing Base on the amount by which the Borrowing Base after such increase exceeds the highest previous Borrowing Base.

2.12 Commitment Reductions.

(a) [Reserved].

(b) Commitment Reductions. The Revolving Commitments and Hedge L/C Commitments, as the case may be, shall be permanently reduced in connection with any voluntary or mandatory reductions of the Revolving Commitments or Hedge L/C Commitments, as the case may be, in accordance with Sections 2.13 and 2.15, as applicable, and all other amounts owed hereunder with respect thereto shall, in any event, be paid in full on the Revolving Commitment Termination Date and Hedge L/C Commitment Termination Date, respectively.

2.13 Voluntary Prepayments/Commitment Reductions.

(a) Voluntary Prepayments.

(i) Any time and from time to time, Company may prepay any Loans on any Business Day in whole or in part, in an aggregate minimum amount of $1,000,000 and integral multiples of $1,000,000 in excess of that amount.

(ii) All such prepayments shall be made:

(1) upon not less than one Business Day’s prior written or telephonic notice in the case of Base Rate Loans; and

(2) upon not less than three Business Days’ prior written or telephonic notice in the case of Eurodollar Rate Loans.

in each case given to Administrative Agent, by 12:00 p.m. (New York City time) on the date required and, if given by telephone, promptly confirmed in writing to Administrative Agent (and Administrative Agent will promptly transmit such telephonic or original notice by telefacsimile or telephone to each Lender). Upon the giving of any such notice, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein. Any such voluntary prepayment shall be applied as specified in Section 2.15(a).

(b) Voluntary Commitment Reductions.

(i) Company may, upon not less than three Business Days’ prior written or telephonic notice confirmed in writing to Administrative Agent (which original written or telephonic notice Administrative Agent will promptly transmit by telefacsimile or telephone to each applicable Lender), at any time and from time to time terminate in whole or permanently reduce in part, without premium or penalty, the Revolving Commitments in an amount up to the amount by which the Revolving Commitments exceed the Total Utilization of Revolving Commitments at the time of such proposed termination or reduction; provided, any such partial reduction of the Revolving Commitments shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $1,000,000 in excess of that amount.

(ii) Company’s notice to Administrative Agent shall designate the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction, and such termination or reduction of the Revolving Commitments shall be effective on the date specified in Company’s notice and shall reduce the Revolving Commitment of each Lender proportionately to its Pro Rata Share thereof.

2.14 Mandatory Prepayments/Commitment Reductions.

(a) Borrowing Base Deficiency. If the aggregate outstanding amount of the Total Utilization of Revolving Commitments ever exceeds the lesser of the (i) Borrowing Base and (ii) the aggregate Revolving Commitments, the Company shall after receipt of written notice from the Administrative Agent regarding such deficiency, deliver to the Administrative Agent within ten days of receipt of such notice from the Administrative Agent, a written response indicating which of the following actions it intends to take to remedy the Borrowing Base deficiency (and the failure of the Company to deliver such election notice or to perform the action chosen to remedy such Borrowing Base deficiency shall constitute an election to cure such deficiency pursuant to the following clause (i)):

(i) prepay Revolving Loans to the extent of the Borrowing Base deficiency set forth in such notice or, if the Revolving Loans have been repaid in full, make deposits to the extent of such Borrowing Base deficiency set forth in such notice into a cash collateral account acceptable to Administrative Agent to provide cash collateral for the Hedge L/C Exposure, such that the Borrowing Base deficiency is cured within 90 days after the date such deficiency notice is received by the Company from the Administrative Agent or

(ii) pledge as Collateral for the Obligations additional Oil and Gas Properties acceptable to the Administrative Agent and each of Lenders such that the Borrowing Base deficiency is cured within 60 days after the date such deficiency notice is received by the Company from the Administrative Agent.

Each prepayment pursuant to this Section 2.14(a) shall be accompanied by accrued interest on the amount prepaid to the date of such prepayment and amounts, if any, required to be paid pursuant to Section 2.18(c) as a result of such prepayment being made on such date. Each prepayment under this Section 2.14(a) shall be applied to the Revolving Loans as determined by the Administrative Agent and agreed to by the Requisite Revolving Lenders in their sole discretion.

(b) Insurance/Condemnation Proceeds. No later than the first Business Day following the date of receipt by Company or any of its Restricted Subsidiaries, or Administrative Agent as loss payee of any Net Insurance/Condemnation Proceeds, Company shall prepay the Loans (without a reduction in the Revolving Commitments) in an aggregate amount equal to such Net Insurance/Condemnation Proceeds.

(c) [Reserved].

(d) [Reserved].

(e) [Reserved].

(f) Revolving Loans; Hedge L/C Loans. (i) Company shall from time to time prepay the Revolving Loans to the extent necessary so that the Total Utilization of Revolving Commitments shall not at any time exceed the Revolving Commitments then in effect and (ii) Company shall from time to time prepay the Hedge L/C Loans to the extent necessary so that the Total Utilization of Hedge L/C Commitments shall not at any time exceed the Hedge L/C Commitments then in effect.

2.15 Application of Prepayments/Reductions.

(a) Application of Voluntary Prepayments by Type of Loans. Any prepayment of any Loan pursuant to Section 2.13(a) shall be applied as specified by Company in the applicable notice of prepayment; provided, in the event Company fails to specify the Loans to which any such prepayment shall be applied, such prepayment shall be applied as follows:

first, to repay outstanding Revolving Loans to the full extent thereof; and

second, to repay outstanding Hedge L/C Loans to the full extent thereof.

(b) [Reserved].

(c) Application of Prepayments of Loans to Base Rate Loans and Eurodollar Rate Loans. Considering each Class of Loans being prepaid separately, any prepayment thereof shall be applied first to Base Rate Loans to the full extent thereof before application to Eurodollar Rate Loans, in each case in a manner which minimizes the amount of any payments required to be made by Company pursuant to Section 2.18(c).

2.16 General Provisions Regarding Payments.

(a) All payments by Company of principal, interest, fees and other Obligations shall be made in Dollars in same day funds, without defense, setoff or counterclaim, free of any restriction or condition, and delivered to Administrative Agent not later than 12:00 p.m. (New York City time) on the date due at the Principal Office designated by Administrative Agent for the account of Lenders; for purposes of computing interest and fees, funds received by Administrative Agent after that time on such due date shall be deemed to have been paid by Company on the next succeeding Business Day.

(b) All payments in respect of the principal amount of any Loan (other than voluntary prepayments of Revolving Loans) shall be accompanied by payment of accrued interest on the principal amount being repaid or prepaid.

(c) Administrative Agent (or its agent or sub-agent appointed by it) shall promptly distribute to each Lender at such address as such Lender shall indicate in writing, such Lender’s applicable Pro Rata Share of all payments and prepayments of principal and interest due hereunder, together with all other amounts due thereto, including, without limitation, all fees payable with respect thereto, to the extent received by Administrative Agent.

(d) Notwithstanding the foregoing provisions hereof, if any Conversion/Continuation Notice is withdrawn as to any Affected Lender or if any Affected Lender makes Base Rate Loans in lieu of its Pro Rata Share of any Eurodollar Rate Loans, Administrative Agent shall give effect thereto in apportioning payments received thereafter.

(e) Subject to the provisos set forth in the definition of “Interest Period” as they may apply to Revolving Loans or Hedge L/C Loans, whenever any payment to be made hereunder with respect to any Loan shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and, with respect to Revolving Loans and Hedge L/C Loans only, such extension of time shall be included in the computation of the payment of interest hereunder or of the Revolving Commitment fees hereunder.

(f) Company hereby authorizes Administrative Agent to charge Company’s accounts, if any, with Administrative Agent in order to cause timely payment to be made to Administrative Agent of all principal, interest, fees and expenses due hereunder (subject to sufficient funds being available in its accounts for that purpose).

(g) Administrative Agent shall deem any payment by or on behalf of Company hereunder that is not made in same day funds prior to 1:00 p.m. (New York City time) to be a non-conforming payment. Any such payment shall not be deemed to have been received by Administrative Agent until the later of (i) the time such funds become available funds, and (ii) the applicable next Business Day. Administrative Agent shall give prompt telephonic notice to Company and each applicable Lender (confirmed in writing) if any payment is non-conforming. Any non-conforming payment may constitute or become a Default or Event of Default in accordance with the terms of Section 8.1(a). Interest shall continue to accrue on any principal as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the rate determined pursuant to Section 2.10 from the date such amount was due and payable until the date such amount is paid in full.

(h) If an Event of Default shall have occurred and not otherwise been waived, and the maturity of the Obligations shall have been accelerated pursuant to Section 8.1, all payments or proceeds received by Agents hereunder in respect of any of the Obligations, shall be applied in accordance with the application arrangements described in Section 7.2 of the Pledge and Security Agreement.

2.17 Ratable Sharing. Lenders hereby agree among themselves that, except as otherwise provided in the Collateral Documents with respect to amounts realized from the exercise of rights with respect to Liens on the Collateral, if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Loans made and applied in accordance with the terms hereof), through the exercise of any right of set-off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Credit Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, amounts payable in respect of Letters of Credit, amounts payable in respect of Hedge Letters of Credit, fees and other amounts then due and owing to such Lender hereunder or under the other Credit Documents (collectively, the “Aggregate Amounts Due” to such Lender) which is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (a) notify Administrative Agent and each other Lender of the receipt of such payment and (b) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided, if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of Company or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest. Company expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, set-off or counterclaim with respect to any and all monies owing by Company to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder.

2.18 Making or Maintaining Eurodollar Rate Loans.

(a) Inability to Determine Applicable Interest Rate. In the event that Administrative Agent shall have determined (which determination shall be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination Date with respect to any Eurodollar Rate Loans, that by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the interest rate applicable to such Loans on the basis provided for in the definition of Adjusted Eurodollar Rate, Administrative Agent shall on such date give notice (by telefacsimile or by telephone confirmed in writing) to Company and each Lender of such determination, whereupon (i) no Loans may be made as, or converted to, Eurodollar Rate Loans until such time as Administrative Agent notifies Company and Lenders that the circumstances giving rise to such notice no longer exist, and (ii) any Funding Notice or Conversion/Continuation Notice given by Company with respect to the Loans in respect of which such determination was made shall be deemed to be rescinded by Company.

(b) Illegality or Impracticability of Eurodollar Rate Loans. In the event that on any date any Lender shall have determined (which determination shall be final and conclusive and binding upon all parties hereto but shall be made only after consultation with Company and Administrative Agent) that the making, maintaining or continuation of its Eurodollar Rate Loans (i) has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or (ii) has become impracticable, as a result of contingencies occurring after the date hereof which materially and adversely affect the London interbank market or the position of such Lender in that market, then, and in any such event, such Lender shall be an “Affected Lender” and it shall on that day give notice (by telefacsimile or by telephone confirmed in writing) to Company and Administrative Agent of such determination (which notice Administrative Agent shall promptly transmit to each other Lender). Thereafter (1) the obligation of the Affected Lender to make Loans as, or to convert Loans to, Eurodollar Rate Loans shall be suspended until such notice shall be withdrawn by the Affected Lender, (2) to the extent such determination by the Affected Lender relates to a Eurodollar Rate Loan then being requested by Company pursuant to a Funding Notice or a Conversion/Continuation Notice, the Affected Lender shall make such Loan as (or continue such Loan as or convert such Loan to, as the case may be) a Base Rate Loan, (3) the Affected Lender’s obligation to maintain its outstanding Eurodollar Rate Loans (the “Affected Loans”) shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and (4) the Affected Loans shall automatically convert into Base Rate Loans on the date of such termination. Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a Eurodollar Rate Loan then being requested by Company pursuant to a Funding Notice or a Conversion/Continuation Notice, Company shall have the option, subject to the provisions of Section 2.18(c), to rescind such Funding Notice or Conversion/Continuation Notice as to all Lenders by giving notice (by telefacsimile or by telephone confirmed in writing) to Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above (which notice of rescission Administrative Agent shall promptly transmit to each other Lender). Except as provided in the immediately preceding sentence, nothing in this Section 2.18(b) shall affect the obligation of any Lender other than an Affected Lender to make or maintain Loans as, or to convert Loans to, Eurodollar Rate Loans in accordance with the terms hereof.

(c) Compensation for Breakage or Non-Commencement of Interest Periods. Company shall compensate each Lender, upon written request by such Lender (which request shall set forth the basis for requesting such amounts), for all reasonable losses, expenses and liabilities (including any interest paid by such Lender to Lenders of funds borrowed by it to make or carry its Eurodollar Rate Loans and any loss, expense or liability sustained by such Lender in connection with the liquidation or re-employment of such funds but excluding loss of anticipated profits) which such Lender may sustain: (i) if for any reason (other than a default by such Lender) a borrowing of any Eurodollar Rate Loan does not occur on a date specified therefor in a Funding Notice or a telephonic request for borrowing, or a conversion to or continuation of any Eurodollar Rate Loan does not occur on a date specified therefor in a Conversion/Continuation Notice or a telephonic request for conversion or continuation; (ii) if any prepayment or other principal payment of, or any conversion of, any of its Eurodollar Rate Loans occurs on a date prior to the last day of an Interest Period applicable to that Loan; or (iii) if any prepayment of any of its Eurodollar Rate Loans is not made on any date specified in a notice of prepayment given by Company.

(d) Booking of Eurodollar Rate Loans. Any Lender may make, carry or transfer Eurodollar Rate Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of such Lender.

(e) Assumptions Concerning Funding of Eurodollar Rate Loans. Calculation of all amounts payable to a Lender under this Section 2.18 and under Section 2.19 shall be made as though such Lender had actually funded each of its relevant Eurodollar Rate Loans through the purchase of a Eurodollar deposit bearing interest at the rate obtained pursuant to clause (i) of the definition of Adjusted Eurodollar Rate in an amount equal to the amount of such Eurodollar Rate Loan and having a maturity comparable to the relevant Interest Period and through the transfer of such Eurodollar deposit from an offshore office of such Lender to a domestic office of such Lender in the United States of America; provided, however, each Lender may fund each of its Eurodollar Rate Loans in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this Section 2.18 and under Section 2.19.

2.19 Increased Costs; Capital Adequacy.

(a) Compensation For Increased Costs and Taxes. Subject to the provisions of Section 2.20 (which shall be controlling with respect to the matters covered thereby), in the event that any Lender (which term shall include Issuing Bank for purposes of this Section 2.19(a)) shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or governmental authority, in each case that becomes effective after the date hereof, or compliance by such Lender with any guideline, request or directive issued or made after the date hereof by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law): (i) subjects such Lender (or its applicable lending office) to any additional Tax (other than any Tax on the overall net income of such Lender) with respect to this Agreement or any of the other Credit Documents or any of its obligations hereunder or thereunder or any payments to such Lender (or its applicable lending office) of principal, interest, fees or any other amount payable hereunder; (ii) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender (other than any such reserve or other requirements with respect to Eurodollar Rate Loans that are reflected in the definition of Adjusted Eurodollar Rate or with respect to Base Rate Loans that are included in the determination of the Prime Rate); or (iii) imposes any other condition (other than with respect to a Tax matter) on or affecting such Lender (or its applicable lending office) or its obligations hereunder or the London interbank market; and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making or maintaining Loans hereunder or to reduce any amount received or receivable by such Lender (or its applicable lending office) with respect thereto; then, in any such case, Company shall promptly pay to such Lender, upon receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as may be necessary to compensate such Lender for any such increased cost or reduction in amounts received or receivable hereunder; provided that Company shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender notifies Company of the change in law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the change in law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof). Such Lender shall deliver to Company (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this Section 2.19(a), which statement shall be conclusive and binding upon all parties hereto absent manifest error.

(b) Capital Adequacy Adjustment. In the event that any Lender (which term shall include Issuing Bank for purposes of this Section 2.19(b)) shall have determined that the adoption, effectiveness, phase-in or applicability after the Closing Date of any law, rule or regulation (or any provision thereof) regarding capital adequacy, or any change therein or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its applicable lending office) with any guideline, request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of, or with reference to, such Lender’s Loans or Revolving Commitments or Letters of Credit or Hedge Letters of Credit, or participations therein or other obligations hereunder with respect to the Loans or the Letters of Credit or Hedge Letters of Credit to a level below that which such Lender or such controlling corporation could have achieved but for such adoption, effectiveness, phase-in, applicability, change or compliance (taking into consideration the policies of such Lender or such controlling corporation with regard to capital adequacy), then from time to time, within five Business Days after receipt by Company from such Lender of the statement referred to in the next sentence, Company shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling corporation on an after-tax basis for such reduction. Such Lender shall deliver to Company (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to Lender under this Section 2.19(b), which statement shall be conclusive and binding upon all parties hereto absent manifest error.

2.20 Taxes; Withholding, etc.

(a) Payments to Be Free and Clear. All sums payable by any Credit Party hereunder and under the other Credit Documents shall (except to the extent required by law) be paid free and clear of, and without any deduction or withholding on account of, any Tax (other than a Tax on the overall net income of any Lender) imposed, levied, collected, withheld or assessed by or within the United States of America or any political subdivision in or of the United States of America or any other jurisdiction from or to which a payment is made by or on behalf of any Credit Party or by any federation or organization of which the United States of America or any jurisdiction is a member at the time of payment (“Indemnified Taxes”).

(b) Withholding of Taxes. If any Credit Party or any other Person is required by law to make any deduction or withholding on account of any Indemnified Taxes from any sum paid or payable by any Credit Party to Administrative Agent or any Lender (which term shall include Issuing Bank for purposes of this Section 2.20(b)) under any of the Credit Documents: (i) Company shall notify Administrative Agent of any such requirement or any change in any such requirement as soon as Company becomes aware of it; (ii) Company shall pay any Indemnified Taxes before the date on which penalties attach thereto, such payment to be made (if the liability to pay is imposed on any Credit Party) for its own account or (if that liability is imposed on Administrative Agent or such Lender, as the case may be) on behalf of and in the name of Administrative Agent or such Lender; (iii) the sum payable by such Credit Party in respect of which the relevant deduction, withholding or payment of Indemnified Taxes is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment, Administrative Agent or such Lender, as the case may be, receives on the due date a net sum equal to what it would have received had no such deduction, withholding or payment been required or made; and (iv) within thirty days after paying any sum from which it is required by law to make any deduction or withholding of Indemnified Taxes, and within thirty days after the due date of payment of any Indemnified Taxes which it is required by clause (ii) above to pay, Company shall deliver to Administrative Agent evidence satisfactory to the other affected parties of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other authority; provided, no such additional amount shall be required to be paid to any Lender under clause (iii) above except to the extent that any change after the date hereof (in the case of each Lender listed on the signature pages hereof on the Closing Date) or after the effective date of the Assignment Agreement pursuant to which such Lender became a Lender (in the case of each other Lender) in any such requirement for a deduction, withholding or payment as is mentioned therein shall result in an increase in the rate of such deduction, withholding or payment from that in effect at the date hereof or at the date of such Assignment Agreement, as the case may be, in respect of payments to such Lender.

(c) Treatment of Certain Refunds. If the Administrative Agent, a Lender or the Issuing Bank determines, in its sole judgment, that it has received a refund of any Taxes as to which it has been indemnified by Company or with respect to which Company has paid additional amounts pursuant to this Section 2.20, it shall pay to Company an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by Company under this Section 2.20 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender or the Issuing Bank, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that Company, upon the request of the Administrative Agent, such Lender or the Issuing Bank, agrees to repay the amount paid over to Company (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the Issuing Bank in the event the Administrative Agent, such Lender or the Issuing Bank is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Administrative Agent, any Lender or the Issuing Bank to make available its tax returns (or any other information relating to its taxes that it deems confidential) to Company or any other Person.

(d) Evidence of Exemption From Withholding Tax. Any Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the relevant Credit Party is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any Loan Document shall deliver to such Credit Party (with a copy to the Administrative Agent), at the time or times prescribed by applicable law and reasonably requested by such Credit Party or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by Company or the Administrative Agent, shall deliver such other documentation prescribed by applicable law and reasonably requested by Company or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Without limiting any of the foregoing, each Lender that is not a United States Person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) for U.S. federal income tax purposes (a “Non-US Lender”) shall deliver to Administrative Agent for transmission to Company, on or prior to the Closing Date (in the case of each Lender listed on the signature pages hereof on the Closing Date) or on or prior to the date of the Assignment Agreement pursuant to which it becomes a Lender (in the case of each other Lender), and at such other times as may be necessary in the determination of Company or Administrative Agent (each in the reasonable exercise of its discretion), (i) two original copies of Internal Revenue Service Form W-8BEN (claiming benefits under an applicable treaty) or W-8ECI (or any successor forms), properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by Company to establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Lender of principal, interest, fees or other amounts payable under any of the Credit Documents, or (ii) if such Lender is not a “bank” or other Person described in Section 881(c)(3) of the Internal Revenue Code and cannot deliver Internal Revenue Service Forms W-8BEN or W-8ECI pursuant to clause (i) above, a Certificate re Non-Bank Status together with two original copies of Internal Revenue Service Form W-8BEN (or any successor form), properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by Company to establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Lender of interest payable under any of the Credit Documents. Each Lender required to deliver any forms, certificates or other evidence with respect to United States federal income tax withholding matters pursuant to this Section 2.20(d) hereby agrees, from time to time after the initial delivery by such Lender of such forms, certificates or other evidence, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence obsolete or inaccurate in any material respect, that such Lender shall promptly deliver to Administrative Agent for transmission to Company two new original copies of Internal Revenue Service Form W-8BEN or W-8ECI, or a Certificate re Non-Bank Status and two original copies of Internal Revenue Service Form W-8BEN (or any successor form), as the case may be, properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by Company to confirm or establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to payments to such Lender under the Credit Documents, or notify Administrative Agent and Company of its inability to deliver any such forms, certificates or other evidence. Company shall not be required to pay any additional amount to any Non-US Lender in respect of Indemnified Taxes under Section 2.20(b) if such Lender shall have failed (1) to deliver the forms, certificates or other evidence referred to in the second sentence of this Section 2.20(d), or (2) to notify Administrative Agent and Company of its inability to deliver any such forms, certificates or other evidence, as the case may be; provided, if such Lender shall have satisfied the requirements of the first sentence of this Section 2.20(d) on the Closing Date or on the date of the Assignment Agreement pursuant to which it became a Lender, as applicable, nothing in this last sentence of Section 2.20(d) shall relieve Company of its obligation to pay any additional amounts in respect of Indemnified Taxes pursuant this Section 2.20 in the event that, as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender is not subject to withholding as described herein.

(e) To the extent required by any applicable law, the Administrative Agent may withhold from any interest payment to any Lender an amount equivalent to any applicable withholding tax. If any governmental authority asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding tax ineffective or for any other reason, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred.

2.21 Obligation to Mitigate. Each Lender (which term shall include Issuing Bank for purposes of this Section 2.21) agrees that, as promptly as practicable after the officer of such Lender responsible for administering its Loans or Letters of Credit or Hedge Letters of Credit, as the case may be, becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Lender or that would entitle such Lender to receive payments under Section 2.18, 2.19 or 2.20, it will, to the extent not inconsistent with the internal policies of such Lender and any applicable legal or regulatory restrictions, use reasonable efforts to (a) make, issue, fund or maintain its Credit Extensions, including any Affected Loans, through another office of such Lender, or (b) take such other measures as such Lender may deem reasonable, if as a result thereof the circumstances which would cause such Lender to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender pursuant to Section 2.18, 2.19 or 2.20 would be materially reduced and if, as determined by such Lender in its sole discretion, the making, issuing, funding or maintaining of such Revolving Commitments, Loans or Letters of Credit or Hedge Letters of Credit through such other office or in accordance with such other measures, as the case may be, would not otherwise adversely affect such Revolving Commitments, Loans or Letters of Credit or Hedge Letters of Credit or the interests of such Lender; provided, such Lender will not be obligated to utilize such other office pursuant to this Section 2.21 unless Company agrees to pay all incremental expenses incurred by such Lender as a result of utilizing such other office as described in clause (i) above. A certificate as to the amount of any such expenses payable by Company pursuant to this Section 2.21 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender to Company (with a copy to Administrative Agent) shall be conclusive absent manifest error.

2.22 Defaulting Lenders. Anything contained herein to the contrary notwithstanding, in the event that any Lender, other than at the direction or request of any regulatory agency or authority, defaults (a “Defaulting Lender”) in its obligation to fund (a “Funding Default”) any Revolving Loan or Hedge L/C Loan or its portion of any unreimbursed payment or participation obligations under Section 2.2(b)(iv), 2.4(d), 2.4(e) or 2.4(i) (in each case, a “Defaulted Loan”), then (a) during any Default Period with respect to such Defaulting Lender, such Defaulting Lender shall be deemed not to be a “Lender” for purposes of voting on any matters (including the granting of any consents or waivers) with respect to any of the Credit Documents; (b) to the extent permitted by applicable law, until such time as the Default Excess with respect to such Defaulting Lender shall have been reduced to zero, (i) any voluntary prepayment of the Revolving Loans shall, if Company so directs at the time of making such voluntary prepayment, be applied to the Revolving Loans of other Lenders as if such Defaulting Lender had no Revolving Loans outstanding and the Revolving Exposure of such Defaulting Lender were zero, and (ii) any mandatory prepayment of the Revolving Loans shall, if Company so directs at the time of making such mandatory prepayment, be applied to the Revolving Loans of other Lenders (but not to the Revolving Loans of such Defaulting Lender) as if such Defaulting Lender had funded all Defaulted Loans of such Defaulting Lender, it being understood and agreed that Company shall be entitled to retain any portion of any mandatory prepayment of the Revolving Loans that is not paid to such Defaulting Lender solely as a result of the operation of the provisions of this clause (b); (c) such Defaulting Lender’s Revolving Commitment and outstanding Revolving Loans and such Defaulting Lender’s Pro Rata Share of the Letter of Credit Usage shall be excluded for purposes of calculating the Revolving Commitment fee payable to Lenders in respect of any day during any Default Period with respect to such Defaulting Lender, and such Defaulting Lender shall not be entitled to receive any Revolving Commitment fee pursuant to Section 2.11 with respect to such Defaulting Lender’s Revolving Commitment in respect of any Default Period with respect to such Defaulting Lender; and (d) the Total Utilization of Revolving Commitments as at any date of determination shall be calculated as if such Defaulting Lender had funded all Defaulted Loans of such Defaulting Lender. No Revolving Commitment of any Lender shall be increased or otherwise affected, and, except as otherwise expressly provided in this Section 2.22, performance by Company of its obligations hereunder and the other Credit Documents shall not be excused or otherwise modified as a result of any Funding Default or the operation of this Section 2.22. The rights and remedies against a Defaulting Lender under this Section 2.22 are in addition to other rights and remedies which Company may have against such Defaulting Lender with respect to any Funding Default and which Administrative Agent or any Lender may have against such Defaulting Lender with respect to any Funding Default.

2.23 Removal or Replacement of a Lender. Anything contained herein to the contrary notwithstanding, in the event that: (a)(i) any Lender (an “Increased-Cost Lender”) shall give notice to Company that such Lender is an Affected Lender or that such Lender is entitled to receive payments under Section 2.18, 2.19 or 2.20, (ii) the circumstances which have caused such Lender to be an Affected Lender or which entitle such Lender to receive such payments shall remain in effect, and (iii) such Lender shall fail to withdraw such notice within five Business Days after Company’s request for such withdrawal or (b)(i) any Lender shall become a Defaulting Lender, (ii) the Default Period for such Defaulting Lender shall remain in effect, and (iii) such Defaulting Lender shall fail to cure the default as a result of which it has become a Defaulting Lender within five Business Days after Company’s request that it cure such default; then, with respect to each such Increased-Cost Lender or Defaulting Lender (the “Terminated Lender”), Company may, by giving written notice to Administrative Agent and any Terminated Lender of its election to do so, elect to cause such Terminated Lender (and such Terminated Lender hereby irrevocably agrees) to assign its outstanding Loans, its Revolving Commitments, and its Hedge L/C Commitment, if any, in full to one or more Eligible Assignees (each a “Replacement Lender”) in accordance with the provisions of Section 10.6 and Terminated Lender shall pay any fees payable thereunder in connection with such assignment; provided, (1) on the date of such assignment, the Replacement Lender shall pay to Terminated Lender an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the Terminated Lender, (B) an amount equal to all unreimbursed drawings that have been funded by such Terminated Lender, together with all then unpaid interest with respect thereto at such time and (C) an amount equal to all accrued, but theretofore unpaid fees owing to such Terminated Lender pursuant to Section 2.11 and (2) on the date of such assignment, Company shall pay any amounts payable to such Terminated Lender pursuant to Section 2.18(c), 2.19 or 2.20; or otherwise as if it were a prepayment; provided, Company may not make such election with respect to any Terminated Lender that is also an Issuing Bank unless, prior to the effectiveness of such election, Company shall have caused each outstanding Letter of Credit or Hedge Letter of Credit, as applicable, issued thereby to be cancelled. Upon the prepayment of all amounts owing to any Terminated Lender and the termination of such Terminated Lender’s Revolving Commitments, if any, such Terminated Lender shall no longer constitute a “Lender” for purposes hereof; provided, any rights of such Terminated Lender to indemnification hereunder shall survive as to such Terminated Lender.

SECTION 3 CONDITIONS PRECEDENT

3.1 Closing Date. The obligation of any Lender to make a Credit Extension on the Closing Date is subject to the satisfaction, or waiver in accordance with Section 10.5, of the following conditions on or before the Closing Date:

(a) Credit Documents. Administrative Agent shall have received sufficient copies of each Credit Document originally executed and delivered by each applicable Credit Party for each Lender.

(b) Organizational Documents; Incumbency. Administrative Agent shall have received (i) sufficient copies of each Organizational Document executed and delivered by each Credit Party, as applicable, and, to the extent applicable, certified as of a recent date by the appropriate governmental official, for each Lender, each dated the Closing Date or a recent date prior thereto; (ii) signature and incumbency certificates of the officers of such Person executing the Credit Documents to which it is a party; (iii) resolutions of the Board of Directors or similar governing body of each Credit Party approving and authorizing the execution, delivery and performance of this Agreement and the other Credit Documents and the Related Agreements to which it is a party or by which it or its assets may be bound as of the Closing Date, certified as of the Closing Date by its secretary or an assistant secretary as being in full force and effect without modification or amendment; and (iv) a good standing certificate from the applicable Governmental Authority of each Credit Party’s jurisdiction of incorporation, organization or formation and in each jurisdiction in which it is qualified as a foreign corporation or other entity to do business, each dated a recent date prior to the Closing Date.

(c) Organizational and Capital Structure. The organizational structure and capital structure of Company and its Subsidiaries, both before and after giving effect to the Acquisition, shall be as set forth on Schedules 4.1 and 4.2.

(d) Capitalization of Company. On or before the Closing Date, the Company shall have received the gross proceeds from equity contributions or Qualified Junior Debt in an aggregate amount not less than $34,000,000.

(e) Consummation of Transactions Contemplated by Related Agreements.

(i) (1) All conditions to the transactions contemplated by each of the Related Agreements shall have been satisfied or the fulfillment of any such conditions shall have been waived with the consent of Administrative Agent and (2) the Acquisition shall have become effective in accordance with the terms of the Acquisition Agreement.

(ii) Administrative Agent shall have received a fully executed or conformed copy of each Related Agreement and any documents executed in connection therewith. Each Related Agreement shall be in full force and effect, shall include terms and provisions reasonably satisfactory to Administrative Agent and no provision thereof shall have been modified or waived in any respect determined by Administrative Agent to be material, in each case without the consent of Administrative Agent.

(f) Existing Credit Agreement. On the Closing Date, the administrative agent and the lenders under the Existing Credit Agreement shall have assigned all of their rights under the Credit Documents (as defined in the Existing Credit Agreement) to the Administrative Agent and the Lenders in a manner reasonably satisfactory to the Administrative Agent.

(g) Transaction Costs. On or prior to the Closing Date, Company shall have delivered to Administrative Agent Company’s reasonable best estimate of the Transactions Costs (other than fees payable to any Agent) and shall have paid all Transaction Costs payable in connection with the Credit Documents.

(h) Governmental Authorizations and Consents. Each Credit Party shall have obtained all Governmental Authorizations (other than the filing of UCC financing statements and the Mortgages) and all consents of other Persons, in each case that are necessary in connection with the transactions contemplated by the Credit Documents and the Related Agreements and each of the foregoing shall be in full force and effect and in form and substance reasonably satisfactory to Administrative Agent. All applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated by the Credit Documents or the Related Agreements or the financing thereof and no action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending, and the time for any applicable agency to take action to set aside its consent on its own motion shall have expired.

(i) Real Estate Assets; Hydrocarbon Interests. In order to create in favor of Collateral Trustee, for the benefit of Secured Parties, a valid and, subject to any filing and/or recording referred to herein, an Acceptable Security Interest in certain Real Estate Assets and certain Hydrocarbon Interests, Collateral Trustee shall have received from Company and each applicable Guarantor:

(i) fully executed and notarized Mortgage Supplements for each of the Existing Mortgages, in proper form for recording in all appropriate places in all applicable jurisdictions, encumbering each Real Estate Asset listed in Schedule 3.1(i) (each, a “Closing Date Mortgaged Property’’) and each Hydrocarbon Interest listed on Schedule 3.1(i), which Hydrocarbon Interests shall represent no less than 80% of the value of Proven Reserves of Company and the Guarantors as of the Closing Date (as valued in the Borrowing Base);

(ii) (A) an opinion of counsel (which counsel shall be reasonably satisfactory to Administrative Agent) in each state in which a Closing Date Mortgaged Property is located with respect to the enforceability of the Mortgages recorded in such, as supplemented by the Mortgage Supplements and recorded in such state and such other matters as Administrative Agent may reasonably request, in each case in form and substance reasonably satisfactory to Administrative Agent, (B) current updates, addressed to the Administrative Agent, of title opinions previously delivered to Company or its predecessors with respect to at least 43% of the Borrowing Base value of the Company’s and the Guarantors’ Proven Reserves; and (C) lien searches from all counties in Michigan, Ohio, Pennsylvania and New York in which the Company and/or any Guarantor own Real Estate Assets, in form and substance reasonably satisfactory to Administrative Agent.

(iii) [Reserved];

(iv) evidence satisfactory to Administrative Agent that Credit Party has paid all recording and stamp taxes (including mortgage recording and intangible taxes) payable in connection with recording the Mortgages for each Closing Date Mortgaged Property in the appropriate real estate records; and

(v) evidence of flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the National Flood Insurance Program, in each case in compliance with any applicable regulations of the Board of Governors of the Federal Reserve System, in form and substance reasonably satisfactory to Administrative Agent.

(j) Personal Property Collateral. In order to create in favor of Collateral Trustee, for the benefit of Secured Parties, an Acceptable Security Interest in the personal property Collateral, Collateral Trustee shall have received:

(i) evidence satisfactory to Collateral Trustee of the compliance by each Credit Party with its obligations under the Pledge and Security Agreement and the other Collateral Documents (including, without limitation, their obligations to file UCC financing statements, deliver originals of certificated securities, instruments and chattel paper, and execute and deliver control agreements with respect to deposit and/or securities accounts as provided therein);

(ii) the results of a recent search, by a Person satisfactory to Administrative Agent, of all effective UCC financing statements (or equivalent filings) made with respect to any personal or mixed property of any Credit Party in the jurisdictions requested by Administrative Agent, together with copies of all such filings disclosed by such search, to the extent reasonably requested by Administrative Agent, and (B) UCC termination statements (or similar documents) duly authorized by all applicable Persons for filing in all applicable jurisdictions as may be necessary to terminate any effective UCC financing statements (or equivalent filings) disclosed in such search (other than any such financing statements in respect of Permitted Liens);

(iii) opinions of counsel with respect to the creation and perfection of the security interests in favor of Collateral Trustee in such Collateral and such other matters governed by the laws of each jurisdiction in which any Credit Party or any such personal property Collateral is located as Administrative Agent may reasonably request, in each case in form and substance reasonably satisfactory to Administrative Agent; and

(iv) evidence that each Credit Party shall have taken or caused to be taken any other action, executed and delivered or caused to be executed and delivered any other agreement, document and instrument and made or caused to be made any other filing and recording (other than as set forth herein) reasonably required by Administrative Agent.

(k) Environmental Reports. Administrative Agent shall have received the Environmental Report, the Environmental Report shall be addressed to the Administrative Agent and the Lenders, or the Administrative Agent shall have received a reliance letter authorizing reliance by Administrative Agent and the Lenders on the Environmental Report, and the scope and findings of the Environmental Report shall be reasonably satisfactory to the Administrative Agent.

(l) Financial Statements. Lenders shall have received from Company (i) the Historical Financial Statements, and (ii) pro forma consolidated balance sheets of Company and its Subsidiaries as at the Closing Date, and reflecting the consummation of the Acquisition, the transactions contemplated by the Swap Agreements, the related financings and the other transactions contemplated by the Credit Documents to occur on or prior to the Closing Date, which pro forma financial statements shall be in form and substance satisfactory to Administrative Agent.

(m) Evidence of Insurance. Administrative Agent shall have received a certificate from Company’s insurance broker or other evidence satisfactory to it that all insurance required to be maintained pursuant to Section 5.5 is in full force and effect, together with endorsements naming the Collateral Trustee, for the benefit of the Secured Parties, as additional insured and loss payee thereunder to the extent required under Section 5.5.

(n) Opinions of Counsel to Credit Parties. Lenders and their respective counsel shall have received originally executed copies of the favorable written opinions of each of (i) Haynes & Boone, LLP, New York and Texas counsel to the Company, (ii) Bricker & Eckler LLP, Ohio counsel, (iii) Dickinson Wright PLLC, Michigan counsel, and (iv) Culbertson, Weiss, Schetroma and Schug, P.C., Pennsylvania counsel, each covering, among other things and as applicable, the matters referred to in Section 3.1(i)(ii) and 3.1(j)(iii), and such other matters as Administrative Agent may reasonably request, dated as of the Closing Date and otherwise in form and substance reasonably satisfactory to Administrative Agent (and each Credit Party hereby instructs such counsel to deliver such opinions to Agents and Lenders).

(o) Fees. Company shall have paid to Administrative Agent the fees payable on the Closing Date referred to in Section 2.11(e).

(p) Solvency Certificate. On the Closing Date, Administrative Agent shall have received a Solvency Certificate from the chief financial officer of Company dated the Closing Date, with appropriate attachments and demonstrating that after giving effect to the consummation of the Acquisition, Company and its Subsidiaries are and will be Solvent.

(q) Closing Date Certificate. Company shall have delivered to Administrative Agent an originally executed Closing Date Certificate, together with all attachments thereto.

(r) J. Aron Swap. The Administrative Agent shall be reasonably satisfied with the terms and conditions of the J. Aron Swap.

(s) No Litigation. There shall not exist any action, suit, investigation, litigation or proceeding, pending or threatened in any court or before any arbitrator or Governmental Authority that, in the reasonable opinion of Administrative Agent, singly or in the aggregate, materially impairs the Acquisition, the financing thereof or any of the other transactions contemplated by the Credit Documents or the Related Agreements, or that could reasonably be expected to have a Material Adverse Effect.

(t) Completion of Proceedings. All partnership, corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incidental thereto not previously found acceptable by Administrative Agent and its counsel shall be satisfactory in form and substance to Administrative Agent and such counsel, and Administrative Agent and such counsel shall have received all such counterpart originals or certified copies of such documents as Administrative Agent may reasonably request.

(u) Other Documents. The Administrative Agent shall have received such other documents, governmental certificates, agreements and lien searches as the Administrative Agent or any Lender may reasonably request.

Each Lender, by delivering its signature page to this Agreement and funding a Loan on the Closing Date, shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be approved by any Agent, Requisite Lenders or Lenders, as applicable on the Closing Date.

3.2 Conditions to Each Credit Extension.

(a) Conditions Precedent. The obligation of each Lender to make any Loan, or Issuing Bank to issue any Letter of Credit or Hedge Letter of Credit, on any Credit Date, including the Closing Date, are subject to the satisfaction, or waiver in accordance with Section 10.5, of the following conditions precedent:

(i) Administrative Agent shall have received a fully executed and delivered Funding Notice or Issuance Notice, as the case may be;

(ii) after making the Credit Extensions requested on such Credit Date, (A) the Total Utilization of Revolving Commitments shall not exceed the lesser of aggregate Revolving Commitments then in effect and the Borrowing Base then in effect and (B) the Total Utilization of Hedge L/C Commitments shall not exceed the aggregate Hedge L/C Commitments then in effect;

(iii) as of such Credit Date, the representations and warranties of the Credit Parties contained herein and in the other Credit Documents shall be true and correct in all material respects on and as of that Credit Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date;

(iv) as of such Credit Date, no event shall have occurred and be continuing or would result from the consummation of the applicable Credit Extension that would constitute an Event of Default or a Default; and

(v) on or before the date of issuance of any Letter of Credit or Hedge Letter of Credit, Administrative Agent shall have received all other information required by the applicable Issuance Notice, and such other documents or information as Issuing Bank may reasonably require in connection with the issuance of such Letter of Credit or Hedge Letter of Credit.

Administrative Agent or Requisite Lenders shall be entitled, but not obligated to, request and receive, prior to the making of any Credit Extension, additional information reasonably satisfactory to the requesting party confirming the satisfaction of any of the foregoing if, in the good faith judgment of such Administrative Agent or each such Requisite Lender such request is warranted under the circumstances.

(b) Notices. Any Notice shall be executed by an Authorized Officer in a writing delivered to Administrative Agent. In lieu of delivering a Notice, Company may give Administrative Agent telephonic notice by the required time of any proposed borrowing, conversion/continuation or issuance of a Letter of Credit or the Hedge Letter of Credit, as the case may be; provided each such notice shall be promptly confirmed in writing by delivery of the applicable Notice to Administrative Agent on or before the applicable date of borrowing, continuation/conversion or issuance. Neither Administrative Agent nor any Lender shall incur any liability to Company in acting upon any telephonic notice referred to above that Administrative Agent believes in good faith to have been given by a duly authorized officer or other person authorized on behalf of Company or for otherwise acting in good faith.

SECTION 4 REPRESENTATIONS AND WARRANTIES

In order to induce Lenders and Issuing Bank to enter into this Agreement and to make each Credit Extension to be made thereby, each Credit Party represents and warrants to each Lender and Issuing Bank, on the Closing Date and on each Credit Date, that the following statements are true and correct (it being understood and agreed that the representations and warranties made on the Closing Date are deemed to be made concurrently with the consummation of the Acquisition and other transactions contemplated by Related Agreements):

4.1 Organization; Requisite Power and Authority; Qualification. Each of Company and its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization as identified in Schedule 4.1, (b) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Credit Documents to which it is a party and to carry out the transactions contemplated thereby, and (c) is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had, and could not be reasonably expected to have, a Material Adverse Effect. As of the Closing Date, the principal place of business, tax identification number, and state organizational number of the Company and each of its Restricted Subsidiaries is as set forth on Schedule 4.1.

4.2 Capital Stock and Ownership. The Capital Stock of each of Company and its Subsidiaries has been duly authorized and validly issued and is fully paid and non-assessable. As of the Closing Date, except as set forth on Schedule 4.2, there is no existing option, warrant, call, right, commitment or other agreement to which Company or any of its Subsidiaries is a party requiring, and there is no membership interest or other Capital Stock of Company or any of its Subsidiaries outstanding which upon conversion or exchange would require, the issuance by Company or any of its Subsidiaries of any additional membership interests or other Capital Stock of Company or any of its Subsidiaries or other Securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, a membership interest or other Capital Stock of Company or any of its Subsidiaries. Schedule 4.2 correctly sets forth the ownership interest of Company and each of its Subsidiaries in their respective Subsidiaries as of the Closing Date both before and after giving effect to the Acquisition.

4.3 Due Authorization. The execution, delivery and performance of the Credit Documents have been duly authorized by all necessary action on the part of each Credit Party that is a party thereto.

4.4 No Conflict. The execution, delivery and performance by Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not and will not (a) violate any provision of any law or any governmental rule or regulation applicable to Company or any of its Subsidiaries, any of the Organizational Documents of Company or any of its Subsidiaries, or any order, judgment or decree of any court or other agency of government binding on Company or any of its Subsidiaries; (b) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of Company or any of its Subsidiaries, except to the extent such conflict or breach could not reasonably be expected to have a Material Adverse Effect; (c) result in or require the creation or imposition of any Lien upon any of the properties or assets of Company or any of its Subsidiaries (other than any Liens created under any of the Credit Documents in favor of Collateral Agent, on behalf of Secured Parties); or (d) require any approval of stockholders, members or partners or any approval or consent of any Person under any Contractual Obligation of Company or any of its Subsidiaries, except for such approvals or consents which will be obtained on or before the Closing Date and disclosed in writing to Lenders and except for any approval, the failure of which to obtain could not reasonably be expected to have a Material Adverse Effect.

4.5 Governmental Consents. The execution, delivery and performance by Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority, except for filings and recordings with respect to the Collateral to be made, or otherwise delivered to Collateral Trustee for filing and/or recordation, as of and after the Closing Date, and routine filings required to be made in the ordinary course of business pursuant to the requirements of applicable law.

4.6 Binding Obligation. Each Credit Document has been duly executed and delivered by each Credit Party that is a party thereto and is the legally valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

4.7 Historical Financial Statements. The Historical Financial Statements were prepared in conformity with GAAP and fairly present, in all material respects, the financial position, on a consolidated basis, of Company and its Subsidiaries as at the respective dates thereof and the results of operations and cash flows, on a consolidated basis, of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments. As of the Closing Date, neither Company nor any of its Subsidiaries has any contingent liability or liability for taxes, long-term lease or unusual forward or long-term commitment that is not reflected in the Historical Financial Statements or the notes thereto and which in any such case is material in relation to the business, operations, properties, assets, condition (financial or otherwise) or prospects of Company and any of its Subsidiaries taken as a whole.

4.8 [Reserved].

4.9 No Material Adverse Change. Since December 31, 2004, no event, circumstance or change has occurred that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect.

4.10 No Restricted Junior Payments. Since December 31, 2004, neither Company nor any of its Restricted Subsidiaries has directly or indirectly declared, ordered, paid or made, or set apart any sum or property for, any Restricted Junior Payment or agreed to do so except as permitted pursuant to Section 6.5.

4.11 No Reserve Write-downs. From December 31, 2004 through the Closing Date, Company has not reduced the volume of its reserves by more than 2%, except as previously disclosed to the Administrative Agent prior to the Closing Date.

4.12 Adverse Proceedings, etc. There are no Adverse Proceedings, individually or in the aggregate, that could reasonably be expected to have a Material Adverse Effect. Neither Company nor any of its Subsidiaries (a) is in violation of any applicable laws (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, or (b) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

4.13 Payment of Taxes. Except as described on Schedule 4.13, and except as otherwise permitted under Section 5.3, all tax returns and reports of Company and its Subsidiaries required to be filed by any of them have been timely filed (taking into account any extensions), and all taxes shown on such tax returns to be due and payable and all material assessments, fees and other governmental charges upon Company and its Subsidiaries and upon their respective properties, assets, income, businesses and franchises which are due and payable have been paid when due and payable. Company knows of no proposed tax assessment against Company or any of its Subsidiaries which is not being actively contested by Company or such Subsidiary in good faith and by appropriate proceedings; provided, such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.

4.14 Properties.

(a) Title. Each of Company and its Restricted Subsidiaries has (i) good, sufficient and legal title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), and (iii) good title to (in the case of all other personal property), all of their respective properties and assets reflected in their respective Historical Financial Statements referred to in Section 4.5 and in the most recent financial statements delivered pursuant to Section 5.1, in each case except for (a) assets disposed of since the date of such financial statements in the ordinary course of business or as otherwise permitted under Section 6.9, (b) Permitted Liens and (c) with respect to Oil and Gas Properties, such imperfections of title which do not in the aggregate materially detract from the value thereof to, or the use thereof in, the business of Company or any of the Guarantors. All such properties and assets are free and clear of Liens except Permitted Liens.

(b) Real Estate. As of the Closing Date, Schedule 4.14 contains a true, accurate and complete list of (i) all Material Real Estate Assets, (ii) all leases, subleases or assignments of leases (together with all amendments, modifications, supplements, renewals or extensions of any thereof) affecting each Material Real Estate Asset of any Credit Party, regardless of whether such Credit Party is the landlord or tenant (whether directly or as an assignee or successor in interest) under such lease, sublease or assignment and (iii) the working interest and net revenue interest in each Hydrocarbon Interest of each Credit Party. Each agreement listed in clause (ii) of the immediately preceding sentence is in full force and effect and Company does not have knowledge of any default that has occurred and is continuing thereunder, and each such agreement constitutes the legally valid and binding obligation of each applicable Credit Party, enforceable against such Credit Party in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles. As of the Closing Date, with respect to Hydrocarbon Interests set forth on Schedule 4.14 constituting 80% of the total value of Proven Reserves, each Credit Party has a net revenue interest no less than the net revenue interest set forth on such Schedule for such Proven Reserves.

(c) Condition. The material personal Properties of the Company and its Restricted Subsidiaries used or to be used in the continuing operations of the Company and each of its Restricted Subsidiaries are in good repair, working order and condition (ordinary wear and tear excepted). Since December 31, 2004, neither the business nor the material Properties of the Company and each of the Guarantors, taken as a whole, has been materially and adversely affected as a result of any fire, explosion, earthquake, flood, drought, windstorm, accident, strike or other labor disturbance, embargo, requisition or taking of Property or cancellation of contracts, permits, or concessions by a Governmental Authority, riot, activities of armed forces, or acts of God or of any public enemy.

4.15 Environmental Matters. Neither Company nor any of its Subsidiaries nor any of their respective Facilities or operations are subject to any outstanding written order, consent decree or settlement agreement with any Person relating to any Environmental Law, any Environmental Claim, or any Hazardous Materials Activity that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Neither Company nor any of its Subsidiaries has received any letter or request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9604) or any comparable state law that relates to an actual or potential Environmental Claim or other liability that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. There are and, to each of Company’s and its Subsidiaries’ knowledge, have been, no conditions, occurrences, or Hazardous Materials Activities at, on, under or adjacent to, Facilities or Oil and Gas Properties or at any other real property currently or previously owned, operated, or used by the Company, its Subsidiaries or, to any of Company’s or its Subsidiaries’ knowledge, predecessors of the Company or its Subsidiaries, which could reasonably be expected to form the basis of an Environmental Claim against Company or any of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Neither Company nor any of its Subsidiaries nor, to any of Company and its Subsidiaries’ knowledge, any predecessor of Company or any of its Subsidiaries has filed any notice under any Environmental Law indicating past or present treatment of Hazardous Materials at any Facility or Oil and Gas Properties, and none of Company’s or any of its Subsidiaries’ operations involves the generation, transportation, treatment or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260-270 or any state equivalent, except where doing so could not reasonably be expected to have a Material Adverse Effect. Compliance by Company and its Subsidiaries with all current or reasonably foreseeable future requirements pursuant to or under Environmental Laws could not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect and no event or condition has occurred or is occurring with respect to Company or any of its Subsidiaries relating to any Environmental Law, any Release of Hazardous Materials, or any Hazardous Materials Activity which individually or in the aggregate has had, or could reasonably be expected to have, a Material Adverse Effect.

4.16 No Defaults. Neither Company nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations, and no condition exists which, with the giving of notice or the lapse of time or both, could constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, could not reasonably be expected to have a Material Adverse Effect.

4.17 Material Contracts. Schedule 4.17 contains a true, correct and complete list of all the Material Contracts in effect on the Closing Date, and except as described thereon, all such Material Contracts are in full force and effect and no defaults currently exist thereunder, except where the consequences, direct or indirect, of such default or defaults, if any, could not reasonably be expected to have a Material Adverse Effect.

4.18 Governmental Regulation. Neither Company nor any of its Subsidiaries is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable. Neither Company nor any of its Subsidiaries is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

4.19 Margin Stock. Neither Company nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the Loans made to such Credit Party will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock or for any purpose that violates, or is inconsistent with, the provisions of Regulation T, U or X of said Board of Governors.

4.20 Employee Matters. Neither Company nor any of its Subsidiaries is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect. There is (a) no unfair labor practice complaint pending against Company or any of its Subsidiaries, or to the best knowledge of Company, threatened against any of them before the National Labor Relations Board and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement that is so pending against Company or any of its Subsidiaries or to the best knowledge of Company, threatened against any of them, (b) no strike or work stoppage in existence or threatened involving Company or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect, and (c) to the best knowledge of Company, no union representation question existing with respect to the employees of Company or any of its Subsidiaries and, to the best knowledge of Company, no union organization activity that is taking place, except (with respect to any matter specified in clause (a), (b) or (c) above, either individually or in the aggregate) such as is not reasonably likely to have a Material Adverse Effect.

4.21 Employee Benefit Plans. Company, each of its Subsidiaries and each of their respective ERISA Affiliates are in compliance in all material respects with all applicable provisions and requirements of ERISA and the Internal Revenue Code and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and have performed in all material respects their obligations under each Employee Benefit Plan. Each Employee Benefit Plan which is intended to qualify under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service indicating that such Employee Benefit Plan is so qualified and nothing has occurred subsequent to the issuance of such determination letter which would cause such Employee Benefit Plan to lose its qualified status. No material liability to the PBGC (other than required premium payments), the Internal Revenue Service, any Employee Benefit Plan or any trust established under Title IV of ERISA has been or is expected to be incurred by Company, any of its Subsidiaries or any of their ERISA Affiliates. No ERISA Event has occurred or is reasonably expected to occur. Except to the extent required under Section 4980B of the Internal Revenue Code or similar state laws, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of Company, any of its Subsidiaries or any of their respective ERISA Affiliates. The present value of the aggregate benefit liabilities under each Pension Plan sponsored, maintained or contributed to by Company, any of its Subsidiaries or any of their ERISA Affiliates (determined as of the end of the most recent plan year on the basis of the actuarial assumptions specified for funding purposes in the most recent actuarial valuation for such Pension Plan), did not exceed the aggregate current value of the assets of such Pension Plan. As of the most recent valuation date for each Multiemployer Plan for which the actuarial report is available, the potential liability of Company, its Subsidiaries and their respective ERISA Affiliates for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, based on information available pursuant to Section 4221(e) of ERISA is zero. Company, each of its Subsidiaries and each of their ERISA Affiliates have complied with the requirements of Section 515 of ERISA with respect to each Multiemployer Plan and are not in material “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan.

4.22 Certain Fees. No broker’s or finder’s fee or commission will be payable with respect hereto or any of the transactions contemplated hereby.

4.23 Solvency. Each Credit Party is and, upon the incurrence of any Obligation by such Credit Party on any date on which this representation and warranty is made, will be, Solvent.

4.24 Related Agreements.

(a) Delivery. Company has delivered to Administrative Agent complete and correct copies of (i) each Related Agreement and of all exhibits and schedules thereto as of the date hereof and (ii) copies of any material amendment, restatement, supplement or other modification to or waiver of each Related Agreement entered into after the date hereof.

(b) Representations and Warranties. Except to the extent otherwise expressly set forth herein or in the schedules hereto, and subject to the qualifications set forth therein, each of the representations and warranties given by any Credit Party in any Related Agreement is true and correct in all material respects as of the Closing Date (or as of any earlier date to which such representation and warranty specifically relates). Notwithstanding anything in the Related Agreement to the contrary, the representations and warranties of each Credit Party set forth in this Section 4.24 shall, solely for purposes hereof, survive the Closing Date for the benefit of Lenders.

(c) Governmental Approvals. All Governmental Authorizations and all other authorizations, approvals and consents of any other Person required by the Related Agreements or to consummate the Acquisition and other transactions contemplated by the Related Agreements have been obtained and are in full force and effect, except for (i) filings and recordings with respect to the Collateral to be made on or after the Closing Date, (ii) routine filings required to be made in the ordinary course of business pursuant to the requirements of applicable law, and (iii) consents, the failure to obtain of which would not reasonably be expected to have a Material Adverse Effect.

(d) Conditions Precedent. On the Closing Date, (i) all of the conditions to effecting or consummating the Acquisition and other transactions contemplated by the Related Agreements have been duly satisfied or, with the consent of Administrative Agent, waived, and (ii) the Acquisition and other transactions contemplated by the Related Agreements has been consummated in accordance with the Related Agreements and all applicable laws.

4.25 Compliance with Statutes, etc. Each of Company and its Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities, in respect of the conduct of its business and the ownership of its property (including compliance with all applicable Environmental Laws), except such non-compliance that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

4.26 Future Commitments. Except with respect to gas imbalances, take-or-pay or other prepayments with respect to any Oil and Gas Property of Company or any of the Guarantors which would require Company or any of the Guarantors either (a) to deliver Hydrocarbons produced from Oil and Gas Properties or (b) to make cash settlements for such products with a value not in excess of $2,000,000, on a net basis there are no gas imbalances, take-or-pay or other prepayments with respect to any Oil and Gas Property of Company or any of the Guarantors or any cash settlement for such products at some future time without then or thereafter receiving full payment therefor.

4.27 Disclosure. No representation or warranty of any Credit Party contained in any Credit Document or in any other documents, certificates or written statements furnished to Lenders by or on behalf of Company or any of its Subsidiaries for use in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact (known to Company, in the case of any document not furnished by either of them) necessary in order to make the statements contained herein or therein, taken as a whole, not misleading in light of the circumstances in which the same were made. Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by Company to be reasonable at the time made, it being recognized by Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results. There are no facts known to Company (other than matters of a general economic nature) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect and that have not been disclosed herein or in such other documents, certificates, reports and statements furnished to Lenders for use in connection with the transactions contemplated hereby.

SECTION 5 AFFIRMATIVE COVENANTS

Each Credit Party covenants and agrees that so long as any Commitment is in effect and until payment in full of all Obligations and cancellation or expiration of all Letters of Credit, each Credit Party shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 5.

5.1 Financial Statements and Other Reports. Company will deliver to Administrative Agent and Lenders:

(a) Quarterly Financial Statements. As soon as available, and in any event within forty-five (45) days after the end of each of the first three Fiscal Quarters of each Fiscal Year, the consolidated balance sheets of Company and its Subsidiaries as at the end of such Fiscal Quarter and the related consolidated statements of income, stockholders’ equity and cash flows of Company and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the Financial Plan for the current Fiscal Year, all in reasonable detail, together with a Financial Officer Certification;

(b) Annual Financial Statements. As soon as available, and in any event no later than the earlier of (x) one hundred five (105) days after the end of each Fiscal Year and (y) five days after Company is required, under the Exchange Act, to file its Annual Report on Form 10-K, (i) the consolidated balance sheets of Company and its Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income, stockholders’ equity and cash flows of Company and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year and the corresponding figures from the Financial Plan for the Fiscal Year covered by such financial statements, in reasonable detail, together with a Financial Officer Certification and a Narrative Report with respect thereto; and (ii) with respect to such consolidated financial statements a report thereon of Ernst & Young LLP or other independent certified public accountants of recognized national standing selected by Company (which report shall be unqualified as to going concern and scope of audit, and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards) together with a written statement by such independent certified public accountants stating (1) that their audit examination has included a review of the terms of the Credit Documents, (2) whether, in connection therewith, any condition or event that constitutes a Default or an Event of Default has come to their attention and, if such a condition or event has come to their attention, specifying the nature and period of existence thereof (it being understood that such examination and statement shall be limited to the items that independent certified public accountants are permitted to cover in such statements pursuant to their professional standards and customs of the profession), and (3) that nothing has come to their attention that causes them to believe that the information contained in any Compliance Certificate is not correct or that the matters set forth in such Compliance Certificate are not stated in accordance with the terms hereof;

(c) [Reserved];

(d) Compliance Certificate. Together with each delivery of financial statements of Company and its Subsidiaries pursuant to Sections 5.1(a) and 5.1(b), a duly executed and completed Compliance Certificate and Financial Officer certificate pursuant to Section 6.8(g);

(e) Statements of Reconciliation after Change in Accounting Principles. If, as a result of any change in accounting principles and policies from those used in the preparation of the Historical Financial Statements, the consolidated financial statements of Company and its Subsidiaries delivered pursuant to Section 5.1(a) or 5.1(b) will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then, together with the first delivery of such financial statements after such change, one or more statements of reconciliation for the Fiscal Year immediately prior to the then current Fiscal Year in form and substance satisfactory to Administrative Agent;

(f) Notice of Default. Promptly upon any officer of Company obtaining knowledge (i) of any condition or event that constitutes a Default or an Event of Default or that notice has been given to Company with respect thereto; (ii) that any Person has given any notice to Company or any of its Subsidiaries or taken any other action with respect to any event or condition set forth in Section 8.1(b); or (iii) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, a certificate of its Authorized Officers specifying the nature and period of existence of such condition, event or change, or specifying the notice given and action taken by any such Person and the nature of such claimed Event of Default, Default, default, event or condition, and what action Company has taken, is taking and proposes to take with respect thereto;

(g) Notice of Litigation. Promptly upon any officer of Company obtaining knowledge of (i) the institution of, or non-frivolous threat of, any Adverse Proceeding not previously disclosed in writing by Company to Lenders, or (ii) any material development in any Adverse Proceeding that, in the case of either (i) or (ii) could be reasonably expected to have a Material Adverse Effect, or seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby, written notice thereof together with such other information as may be reasonably available to Company to enable Lenders and their counsel to evaluate such matters;

(h) ERISA. (i) Promptly upon any officer of Company obtaining knowledge of the occurrence of or forthcoming occurrence of any ERISA Event, a written notice specifying the nature thereof, what action Company, any of its Subsidiaries or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto; and (ii) with reasonable promptness, copies of (1) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by Company, any of its Subsidiaries or any of their respective ERISA Affiliates with the Internal Revenue Service with respect to each Pension Plan; (2) all notices received by Company, any of its Subsidiaries or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event; and (3) copies of such other documents or governmental reports or filings relating to any Employee Benefit Plan as Administrative Agent shall reasonably request;

(i) Financial Plan. As soon as practicable and in any event no later than thirty days after the beginning of each Fiscal Year, a consolidated plan and financial forecast for such Fiscal Year (a “Financial Plan”), including (i) a forecasted consolidated balance sheet and forecasted consolidated statements of income and cash flows of Company and its Subsidiaries for such Fiscal Year, together with pro forma Compliance Certificates for such Fiscal Year and an explanation of the assumptions on which such forecasts are based, (ii) forecasted consolidated statements of income and cash flows of Company and its Subsidiaries for each quarter of such Fiscal Year, (iii) forecasts addressing Company’s projected compliance with the requirements of Section 6.8 during such Fiscal Year, and (iv) forecasts addressing Company’s liquidity through the end of such Fiscal Year, together, in each case, with an explanation of the assumptions on which such forecasts are based all in form and substance reasonably satisfactory to Administrative Agent;

(j) Insurance Report. As soon as practicable and in any event by the last day of each Fiscal Year, a report in form and substance satisfactory to Administrative Agent outlining all material insurance coverage maintained as of the date of such report by Company and its Subsidiaries and all material insurance coverage planned to be maintained by Company and its Subsidiaries in the immediately succeeding Fiscal Year;

(k) Notice of Change in Board of Directors. With reasonable promptness, written notice of any change in the board of directors (or similar governing body) of Company;

(l) Notice Regarding Material Contracts. Promptly, and in any event within ten Business Days (i) after any Material Contract of Company or any of its Restricted Subsidiaries is terminated or amended in a manner that could reasonably be expected to have a Material Adverse Effect, or (ii) any new Material Contract is entered into, a written statement describing such event, with copies of such material amendments or new contracts, delivered to Administrative Agent (to the extent such delivery is permitted by the terms of any such Material Contract, provided, no such prohibition on delivery shall be effective if it were bargained for by Company or its applicable Restricted Subsidiary with the intent of avoiding compliance with this Section 5.1(l)), and an explanation of any actions being taken with respect thereto;

(m) [Reserved];

(n) Information Regarding Collateral. Company will furnish to Collateral Trustee prompt written notice, with a copy to Administrative Agent, of any change (i) in any Credit Party’s corporate name, (ii) in any Credit Party’s identity or corporate structure or (iii) in any Credit Party’s Federal Taxpayer Identification Number. Company agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the Uniform Commercial Code or otherwise that are required in order for Collateral Trustee to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral and for the Collateral at all times following such change to have a valid, legal and perfected security interest as contemplated in the Collateral Documents. Company also agrees promptly to notify Collateral Trustee if any material portion of the Collateral is damaged or destroyed;

(o) Annual Collateral Verification. Each year, at the time of delivery of annual financial statements with respect to the preceding Fiscal Year pursuant to Section 5.1(b), Company shall deliver to Collateral Trustee, with a copy to Administrative Agent, an Officer’s Certificate (i) either confirming that there has been no change in the information contained in the Schedules to this Agreement or in the Collateral Documents since the Closing Date or the date of the most recent certificate delivered pursuant to this Section and/or identifying such changes (ii) certifying that all Uniform Commercial Code financing statements (including fixtures filings, as applicable) or other appropriate filings, recordings or registrations, have been filed of record in each governmental, municipal or other appropriate office in each jurisdiction identified pursuant to clause (i) above to the extent necessary to perfect the security interests under the Collateral Documents for a period of not less than 18 months after the date of such certificate (except as noted therein with respect to any continuation statements to be filed within such period);

(p) Engineering Report. Not later than 60 days after June 30th an Internal Engineering Report and December 31st of each year an Independent Engineering Report, in each case certified by the Internal Engineer or the Independent Engineer, as applicable, to be true and accurate and to have been prepared in accordance with the standard procedures used in the Oil and Gas Business, and together with each such Engineering Report, a certificate of an Authorized Officer (in his or her capacity as an officer of Company and not in his or her individual capacity) certifying that, to the best of his knowledge (1) the information contained in the Engineering Report and any other information delivered in connection therewith is true and correct in all material respects, (2) Company and the Guarantors own good and defensible title to their Oil and Gas Properties evaluated in such Engineering Report and such Properties are free and clear of all Liens except for Permitted Liens, (3) except as set forth on an exhibit to the certificate, on a net basis there are no gas imbalances, take-or-pay, Production Payments or other prepayments with respect to its Oil and Gas Properties evaluated in such Engineering Report which would require Company or the Guarantors to deliver Hydrocarbons produced from such Oil and Gas Properties or make cash payments at some future time without then or thereafter receiving full payment therefor, and (4) except as set forth on an exhibit to the certificate, none of its Oil and Gas Properties have been sold since the date of the Engineering Report, most recently delivered pursuant to this subsection 5.1(p), which exhibit shall list all of its Oil and Gas Properties sold and in such detail as is reasonably required by the Administrative Agent;

(q) [Reserved]; and

(r) Other Information. (A) Promptly upon their becoming available, copies of (i) all financial statements, proxy statements and other similar reports and notices sent or made available generally by Company to its security holders acting in such capacity or by any Subsidiary of Company to its security holders other than Company or another Subsidiary of Company, (ii) all regular and periodic reports and all registration statements and prospectuses, if any, filed by Company or any of its Subsidiaries with any securities exchange or with the Securities and Exchange Commission and (iii) all press releases and other statements made available generally by Company or any of its Subsidiaries to the public concerning material developments in the business of Company or any of its Subsidiaries, and (B) such other information and data with respect to Company or any of its Subsidiaries as from time to time may be reasonably requested by Administrative Agent or any Lender.

5.2 Existence. Except as otherwise permitted under Section 6.9, each Credit Party will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect its existence and all rights and franchises, licenses and permits material to its business except where failure to maintain such rights, franchises, licenses and permits either is no longer required by applicable law or could not reasonably be expected to have a Material Adverse Effect or that the loss thereof is not disadvantageous in any material respect to such Person or to Lenders.

5.3 Payment of Taxes and Claims. Each Credit Party will, and will cause each of its Subsidiaries to, pay all Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty or fine accrues thereon, and all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided, no such Tax or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (a) adequate reserve or other appropriate provision, as shall be required in conformity with GAAP shall have been made therefor, and (b) in the case of a Tax or claim which has or may become a Lien against any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such Tax or claim. No Credit Party will, nor will it permit any of its Subsidiaries to, file or consent to the filing of any consolidated income tax return with any Person (other than Company or any of its Subsidiaries).

5.4 Maintenance of Properties. Each Credit Party will, and will cause each of its Restricted Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material properties used or useful in the business of Company and its Restricted Subsidiaries and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof.

5.5 Insurance. Company will maintain or cause to be maintained, with financially sound and reputable insurers, such public liability insurance, third party property damage insurance, business interruption insurance and casualty insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of Company and its Subsidiaries as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons. Without limiting the generality of the foregoing, Company will maintain or cause to be maintained (a) flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the National Flood Insurance Program, in each case in compliance with any applicable regulations of the Board of Governors of the Federal Reserve System, and (b) casualty insurance on the Collateral under such policies of insurance, with such insurance companies, in such amounts, with such deductibles, and covering such risks as are at all times carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses. Each such policy of insurance shall (i) name Collateral Trustee, on behalf of Secured Parties as an additional insured thereunder as its interests may appear and (ii) in the case of each casualty insurance policy, contain a standard loss payable clause or endorsement that names Collateral Trustee, on behalf of Secured Parties as the loss payee thereunder and provides for at least thirty days’ prior written notice to Collateral Trustee of any modification or cancellation of such policy.

5.6 Books and Records; Inspections. Each Credit Party will, and will cause each of its Subsidiaries to (i) keep proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of Company and each of its Subsidiaries in accordance with GAAP and (ii) permit, upon notice to Administrative Agent by a Lender, any authorized representatives designated by any such Lender to visit and inspect any of the properties of any Credit Party and any of its respective Subsidiaries, to inspect, copy and take extracts from its and their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants, all upon reasonable notice and at such reasonable times during normal business hours and as often as may reasonably be requested.

5.7 Lenders Meetings. Company will, upon the request of Administrative Agent or Requisite Lenders, participate in a meeting of Administrative Agent and Lenders once during each Fiscal Year to be held at Company’s corporate offices (or at such other location as may be agreed to by Company and Administrative Agent) at such time as may be agreed to by Company and Administrative Agent.

5.8 Compliance with Laws. Each Credit Party will comply, and shall use reasonable efforts to cause each of its Subsidiaries and all other Persons, if any, on or occupying any Facilities to comply, with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority (including all Environmental Laws), noncompliance with which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.9 Environmental.

(a) Environmental Disclosure. Company will deliver to Administrative Agent and Lenders:

(i) as soon as practicable following receipt thereof, notification of, and, upon request, copies of all material environmental audits, investigations, analyses and reports (except to the extent where doing so would, upon advice of Company counsel, jeopardize an applicable privilege, and then only to the extent Company, the Administrative Agent and the Lenders cannot reasonably agree on a confidentiality agreement that protects such privilege), whether prepared by personnel of Company or any of its Subsidiaries or by independent consultants, Governmental Authorities or any other Persons, with respect to significant environmental matters at any Facility or Oil and Gas Properties or with respect to any Environmental Claims;

(ii) promptly upon the occurrence thereof, written notice describing in reasonable detail (1) any Release required to be reported to any federal, state or local governmental or regulatory agency under any applicable Environmental Laws that could reasonably result in a Material Adverse Effect, (2) any remedial action taken by Company or any other Person in response to any Hazardous Materials Activities, or any Environmental Claims that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, and (3) Company’s discovery of any occurrence or condition at or from any real property adjoining or in the vicinity of any Facility or Oil and Gas Properties that could cause the Company or any of its Subsidiaries to be required under Environmental Law to undertake remedial action or cause such Facility or Oil and Gas Properties or any part thereof to be subject to any material restrictions on the ownership, occupancy, transferability or use thereof under any Environmental Laws that could reasonably be expected to result in a Material Adverse Effect;

(iii) as soon as practicable following the sending or receipt thereof by Company or any of its Subsidiaries, a copy of any material written communications (except to the extent where doing so would, upon advice of Company counsel, jeopardize an applicable privilege, and then only to the extent Company, the Administrative Agent and the Lenders cannot reasonably agree on a confidentiality agreement that protects such privilege), with respect to (1) any Environmental Claims that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, (2) any Release required to be reported to any federal, state or local governmental or regulatory agency that could reasonably be expected to result in a material Environmental Claim, and (3) any written request for information from any Governmental Agency that suggests such authority is investigating whether Company or any of its Subsidiaries may be potentially responsible for any Hazardous Materials Activity that could reasonably be expected to result in a Material Adverse Effect;

(iv) prompt written notice describing in reasonable detail (1) any proposed acquisition of stock, assets, or property by Company or any of its Subsidiaries that could reasonably be expected to expose Company or any of its Subsidiaries to, or result in, Environmental Claims that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (2) any proposed action to be taken by Company or any of its Subsidiaries to modify current operations in a manner that could reasonably be expected to subject Company or any of its Subsidiaries to any additional material obligations or requirements under any Environmental Laws that could reasonably result in a Material Adverse Effect; and

(v) with reasonable promptness, such other documents and information as from time to time may be reasonably requested by Administrative Agent in relation to any matters disclosed pursuant to this Section 5.9(a).

(b) Hazardous Materials Activities, Etc. Each Credit Party shall promptly take, and shall use reasonable efforts to cause each of its Subsidiaries promptly to take, any and all actions necessary to (i) cure any violation of applicable Environmental Laws by Company or its Subsidiaries that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (ii) promptly discharge any Environmental Claim against Company or any of its Subsidiaries and discharge any obligations it may have to any Person thereunder where failure to do so could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.10 Subsidiaries. In the event that (i) any Person becomes a Domestic Subsidiary that is a Material Subsidiary or (ii) any Domestic Subsidiary of Company in existence as of the Closing Date which is not a Guarantor becomes a Material Subsidiary, Company shall (a) promptly cause such Domestic Subsidiary to become a Guarantor hereunder and a Grantor under the Pledge and Security Agreement by executing and delivering to Administrative Agent and Collateral Trustee a Counterpart Agreement, and (b) take all such actions and execute and deliver, or cause to be executed and delivered, all such documents, instruments, agreements, and certificates as are similar to those described in Sections 3.1(b), 3.1(i) (provided that Mortgages on Hydrocarbon Interests shall be required only to the extent provided in Section 5.11), 3.1(j) and 3.1(n), and in the case of each Leasehold Property that is a Closing Date Mortgaged Property, (1) a Landlord Consent and Estoppel and (2) Evidence that such Leasehold Property is a Recorded Leasehold Interest. In the event that any Person becomes a Foreign Subsidiary of Company that is a Restricted Subsidiary, and the ownership interests of such Foreign Subsidiary are owned by Company or by any Domestic Subsidiary thereof, Company shall, or shall cause such Domestic Subsidiary to, deliver, all such documents, instruments, agreements, and certificates as are similar to those described in Sections 3.1(b), and Company shall take, or shall cause such Domestic Subsidiary to take, all of the actions referred to in Section 3.1(j)(i) necessary to grant and an Acceptable Security Interest under the Pledge and Security Agreement in 65% of such ownership interests. With respect to each such Subsidiary, Company shall promptly send to Administrative Agent written notice setting forth with respect to such Person (i) the date on which such Person became a Subsidiary of Company, and (ii) all of the data required to be set forth in Schedules 4.1 and 4.2 with respect to all Subsidiaries of Company; provided, such written notice shall be deemed to supplement Schedule 4.1 and 4.2 for all purposes hereof.

5.11 Additional Material Real Estate Assets.

(a) In the event that any Credit Party (i) acquires a Material Real Estate Asset, (ii) acquires any Hydrocarbon Interests which Hydrocarbon Interest produces in commercially reasonable quantities, or (iii) develops a previously undeveloped Hydrocarbon Interest, such Hydrocarbon Interest produces in commercially reasonable quantities and such Hydrocarbon Interest has not otherwise been made subject to the Lien of the Collateral Documents in favor of Collateral Trustee, for the benefit of Secured Parties, or (iv) a Real Estate Asset owned or leased on the Closing Date becomes a Material Real Estate Asset and such interest has not otherwise been made subject to the Lien of the Collateral Documents in favor of Collateral Trustee, for the benefit of Secured Parties, then in each case such Credit Party, contemporaneously with the occurrence of any of the events described in clauses (i) or (iv) of this Section 5.11 and semi-annually with respect to the events described in clauses (ii) and (iii) of this Section 5.11, shall take all such actions and execute and deliver, or cause to be executed and delivered, all such mortgages, documents, instruments, agreements, opinions and certificates similar to those described in Sections 3.1(i), 3.1(j) and 3.1(k) with respect to each such Material Real Estate Asset or Hydrocarbon Interests that Administrative Agent shall reasonably request to create, subject to any filing and/or recording referred to herein, an Acceptable Security Interest in such Material Real Estate Assets or Hydrocarbon Interests. In addition to the foregoing, Company shall, at the request of Requisite Lenders, deliver, from time to time, to Administrative Agent such appraisals as are required by law or regulation of Real Estate Assets with respect to which Collateral Trustee has been granted a Lien, but, other than after the occurrence and during the continuance of an Event of Default, not more than one such appraisal in any twelve month period.

(b) No later than ninety (90) days after June 30th and December 31st of each year, Company and the Guarantors shall, if required, take all such actions and execute and deliver, or cause to be executed and delivered, all such mortgages, documents, instruments, agreements, opinions and certificates similar to those described in Section 3.1(i) with respect to additional Hydrocarbon Interests which have not otherwise been made subject to the Lien of the Collateral Documents in favor of Collateral Trustee, for the benefit of Secured Parties, such that the aggregate of Hydrocarbon Interests subject to the Lien of the Collateral Documents in favor of Collateral Trustee, for the benefit of Secured Parties, shall represent no less than 80% of the value of the Proven Reserves of Company and the Guarantors based on the most recent Engineering Report.

5.12 Title Opinions. The Company shall from time to time upon the reasonable request of the Administrative Agent after each scheduled redetermination of the Borrowing Base commencing with the July 1, 2005 Borrowing Base redetermination, take such actions and execute and deliver such documents and instruments as the Administrative Agent shall require to ensure that the Administrative Agent shall have received satisfactory title opinions (including, if requested, supplemental or new title opinions addressed to it) or other title evidence, which title opinions or other title evidence shall be in form and substance acceptable to the Administrative Agent in its sole discretion and shall include, if title opinions are requested by the Administrative Agent, opinions regarding the before payout and after payout ownership interests held by the Company and the Guarantors, for all wells located on the Oil and Gas Properties covered thereby as to the ownership of Oil and Gas Properties of the Company and the Guarantors, and reflecting that the Administrative Agent has an Acceptable Security Interest in such Oil and Gas Properties of the Company and the Guarantors, constituting at least 80% of the value of the Proven Reserves of Company and the Guarantors based on the most recent Engineering Report. Notwithstanding the foregoing, the Administrative Agent and each Lender acknowledge and agree that the title opinions and other evidence of title furnished under and in satisfaction of Section 3.1(i)(ii) shall satisfy the requirements of this Section 5.12 with respect to the Oil and Gas Properties of the Company and the Guarantors owned as of the Closing Date.

5.13 Swap Agreement. It is contemplated by the Company that the J. Aron Swap will remain in place during the term of this Agreement on terms and conditions satisfactory to the Administrative Agent; provided, however, the Company shall have the right to terminate the J. Aron Swap, but only if the Borrowing Base shall have been redetermined before giving effect to the termination and, after giving effect thereto, no Event of Default would exist and Total Utilization would not exceed the lesser of the Borrowing Base and the Revolving Commitments.

5.14 Further Assurances. At any time or from time to time upon the request of Administrative Agent, each Credit Party will, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as Administrative Agent or Collateral Trustee may reasonably request in order to effect fully the purposes of the Credit Documents, including providing Lenders with any information requested pursuant to Section 10.21. In furtherance and not in limitation of the foregoing, each Credit Party shall take such actions as Administrative Agent or Collateral Trustee may reasonably request from time to time to ensure that the Obligations are guarantied by the Guarantors and, subject to the limitations set forth in Section 5.11(b) above and the limitations on security provided in the Collateral Documents, are secured by substantially all of the assets of Company and the Guarantors and all of the outstanding Capital Stock of Company and its Subsidiaries other than Unrestricted Subsidiaries and any Subsidiaries of Unrestricted Subsidiaries (subject to limitations contained in the Credit Documents with respect to Foreign Subsidiaries).

5.15 Non-Consolidation. Unless otherwise consented to by Agents or Requisite Lenders, Company will and will cause each of its Material Subsidiaries to: (i) maintain entity records and books of account separate from those of any other entity which is an Affiliate of such entity; (ii) not commingle its funds or assets with those of any other entity which is an Affiliate of such entity; and (iii) provide that its board of directors or other analogous governing body will hold all appropriate meetings to authorize and approve such entity’s actions, which meetings will be separate from those of other entities.

SECTION 6 NEGATIVE COVENANTS

Each Credit Party covenants and agrees that, so long as any Commitment is in effect and until payment in full of all Obligations and cancellation or expiration of all Letters of Credit, such Credit Party shall perform, and shall cause each of its Restricted Subsidiaries to perform, all covenants in this Section 6.

6.1 Indebtedness. No Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except:

(a) the Obligations;

(b) unsecured Indebtedness of any Guarantor to Company or to any other Guarantor, or of Company to any Guarantor;

(c) the Senior Secured Indebtedness;

(d) Indebtedness incurred by Company or any of its Restricted Subsidiaries arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from guaranties or letters of credit, surety bonds or performance bonds securing the performance of Company or any such Restricted Subsidiary pursuant to such agreements, in connection with Permitted Acquisitions or permitted dispositions of any business, assets or Restricted Subsidiary of Company or any of its Restricted Subsidiaries;

(e) Indebtedness which may be deemed to exist pursuant to any guaranties, performance, surety, statutory, appeal or similar obligations incurred in the ordinary course of business;

(f) Indebtedness in respect of netting services, overdraft protections and otherwise in connection with deposit accounts;

(g) guaranties in the ordinary course of business of the obligations of suppliers, customers, franchisees and licensees of Company and its Restricted Subsidiaries;

(h) guaranties by Company of Indebtedness of a Guarantor or guaranties by a Restricted Subsidiary of Company of Indebtedness of Company or a Guarantor with respect, in each case, to Indebtedness otherwise permitted to be incurred pursuant to this Section 6.1;

(i) Indebtedness described in Schedule 6.1, but not any extensions, renewals or replacements of such Indebtedness except (i) renewals and extensions expressly provided for in the agreements evidencing any such Indebtedness as the same are in effect on the date of this Agreement and (ii) refinancings and extensions of any such Indebtedness if the terms and conditions thereof are not less favorable to the obligor thereon or to the Lenders than the Indebtedness being refinanced or extended, and the average life to maturity thereof is greater than or equal to that of the Indebtedness being refinanced or extended; provided, such Indebtedness permitted under the immediately preceding clause (i) or (ii) above shall not (A) include Indebtedness of an obligor that was not an obligor with respect to the Indebtedness being extended, renewed or refinanced, (B) exceed in a principal amount the Indebtedness being renewed, extended or refinanced or (C) be incurred, created or assumed if any Default or Event of Default has occurred and is continuing or would result therefrom;

(j) Indebtedness incurred under the Swap Agreements as of the Closing Date;

(k) additional Indebtedness incurred under the Swap Agreements after the Closing Date or any replacement thereof, but in no event covering the expected production of Hydrocarbons from more than 100% of Proved Developed Producing Reserves, as set forth in the most recent Engineering Report delivered pursuant to Section 5.1(p);

(l) Indebtedness incurred under any Interest Rate Agreement or Currency Agreement otherwise entered into in the ordinary course of Company’s or any of its Restricted Subsidiaries’ businesses and not for speculative purposes;

(m) Qualified Junior Debt;

(n) in-kind obligations relating to net oil and natural gas balancing positions arising in the ordinary course of business;

(o) any obligation arising from agreements of Company or a Restricted Subsidiary of Company providing for indemnification, guarantee, contingency payment obligation based on the performance of the acquired or disposed asset or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, asset or Capital Stock of a Guarantor, to the extent permitted hereunder;

(p) Indebtedness with respect to Capital Leases and purchase money Indebtedness secured by Liens permitted by Section 6.2 (including any Indebtedness acquired in connection with a Permitted Acquisition) in an aggregate amount not to exceed at any time $5,000,000; provided, that such purchase money Indebtedness (other than Indebtedness acquired in connection with a Permitted Acquisition) (i) shall be secured only by the asset acquired in connection with the incurrence of such Indebtedness, and (ii) shall constitute not less than 70% and not more than 100% of the aggregate consideration paid with respect to such asset;

(q) other unsecured Indebtedness of Company and its Restricted Subsidiaries, in an aggregate amount not to exceed at any time $10,000,000; and

(r) up to $20,000,000 aggregate principal amount of unsecured subordinated debt outstanding at any one time; provided any such Indebtedness incurred pursuant to this Section 6.1(r) in an aggregate principal amount of $10,000,000 or more in any one transaction or series of related transactions shall be on subordination terms and conditions reasonably acceptable to the Administrative Agent.

6.2 Liens. No Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of Company or any of its Restricted Subsidiaries, whether now owned or hereafter acquired, or any income or profits therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income or profits under the UCC of any State or under any similar recording or notice statute, except:

(a) Liens in favor of Collateral Trustee for the benefit of Secured Parties granted pursuant to any Credit Document;

(b) Liens for Taxes (i) not yet due and payable or (ii) if obligations with respect to such Taxes are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as adequate reserves or other appropriate provision, as shall be required in conformity with GAAP, shall have been made with respect to such Taxes;

(c) statutory Liens of landlords, banks (and rights of set-off), of carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law (other than any such Lien imposed pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or by ERISA), in each case incurred in the ordinary course of business (i) for amounts not yet overdue or (ii) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of five days) are being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts;

(d) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money or other Indebtedness), so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Collateral on account thereof;

(e) easements, rights-of-way, restrictions, encroachments, and other minor defects or irregularities in title, in each case which do not and will not interfere in any material respect with the ordinary conduct of the business of Company or any of its Restricted Subsidiaries;

(f) any interest or title of a lessor or sublessor under any lease of real estate permitted hereunder;

(g) Liens solely on any cash earnest money deposits made by Company or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(h) purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to consignment of goods or operating leases of personal property entered into in the ordinary course of business;

(i) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(j) any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;

(k) licenses of patents, trademarks and other intellectual property rights granted by Company or any of its Restricted Subsidiaries in the ordinary course of business and not interfering in any respect with the ordinary conduct of the business of Company or such Restricted Subsidiary;

(l) Liens described in Schedule 6.2 or on a title report delivered pursuant to Section 3.1(i)(iv);

(m) Liens reserved in oil and gas mineral leases for bonus, royalty, or rental payments payable to the lessor thereunder and for compliance with the terms of such leases; provided that the amount of any obligations secured thereby that are delinquent, that are not diligently contested in good faith and for which adequate reserves are not maintained by Company or the applicable Restricted Subsidiary, as the case may be, do not exceed, at any time outstanding, the amount owing by Company or any Restricted Subsidiary, as applicable, for one month’s payments as due thereunder;

(n) Liens arising under operating agreements, joint venture agreements, partnership agreements, oil and gas leases, farm-out and farm-in agreements, division orders, contracts for the sale, transportation or exchange of oil or natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements that are customary in the Oil and Gas Business; provided that the amount of any obligations secured thereby that are delinquent, that are not diligently contested in good faith and for which adequate reserves are not maintained by Company or the applicable Restricted Subsidiary, as the case may be, do not exceed, at any time outstanding, the amount owing by Company or any Restricted Subsidiary, as applicable, for one month’s billed operating expenses or other expenditures attributable to such entity’s interest in the Property covered thereby;

(o) Liens on, or related to, properties or assets to secure all or part of the costs incurred in the ordinary course, and consistent with past practice, of the Oil and Gas Business for the exploration, drilling, development, production, processing, transportation, marketing, storage or operation thereof;

(p) Liens securing Indebtedness under the Senior Secured Debt Documents, the Swap Agreements or Indebtedness permitted under Section 6.1(k); provided such Liens are (i) subordinate to the Liens incurred hereunder and pursuant to the Collateral Documents and (ii) subject to the Collateral Trust Agreement;

(q) Liens on cash or cash equivalents securing the Swap Agreements or Indebtedness permitted under Section 6.1(k) to the extent that the sum of such cash or cash equivalents constitutes the proceeds of any draw on any letter of credit issued to secure the Swap Agreements or Indebtedness permitted under Section 6.1(k);

(r) Liens on property (including Capital Stock) existing at the time of acquisition of the property by Company or any Restricted Subsidiary; provided that such Liens were in existence prior to such acquisition, and not incurred in contemplation of, such acquisition;

(s) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with Company or any Restricted Subsidiary; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with Company or the Restricted Subsidiary; and

(t) Liens securing Indebtedness incurred pursuant to Section 6.1(p).

6.3 Equitable Lien. If any Credit Party or any of its Restricted Subsidiaries shall create or assume any Lien upon any of its properties or assets, whether now owned or hereafter acquired, other than Permitted Liens, it shall make or cause to be made effective provisions whereby the Obligations will be secured by such Lien equally and ratably with any and all other Indebtedness secured thereby as long as any such Indebtedness shall be so secured; provided, notwithstanding the foregoing, this covenant shall not be construed as a consent by Requisite Lenders to the creation or assumption of any such Lien not otherwise permitted hereby.

6.4 No Further Negative Pledges. Except with respect to (a) specific property encumbered to secure payment of particular Indebtedness or to be sold pursuant to an executed agreement with respect to a permitted asset sale, (b) restrictions by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses and similar agreements entered into in the ordinary course of business (provided that such restrictions are limited to the property or assets secured by such Liens or the property or assets subject to such leases, licenses or similar agreements, as the case may be) and (c) restrictions pursuant to the Credit Documents, the Senior Secured Debt Documents or the Swap Agreement Documents, no Credit Party nor any of its Restricted Subsidiaries shall enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired.

6.5 Restricted Junior Payments. No Credit Party shall, nor shall it permit any of its Restricted Subsidiaries or Affiliates through any manner or means or through any other Person to, directly or indirectly, declare, order, pay, make or set apart, or agree to declare, order, pay, make or set apart, any sum for any Restricted Junior Payment except that so long as no Default exists or would be caused thereby, and Utilization is less than 90% after giving effect to such Restricted Junior Payment, Company may make Restricted Junior Payments.

6.6 Restrictions on Restricted Subsidiary Distributions. Except as provided herein, no Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary of Company to (a) pay dividends or make any other distributions on any of such Restricted Subsidiary’s Capital Stock owned by Company or any other Restricted Subsidiary of Company, (b) repay or prepay any Indebtedness owed by such Restricted Subsidiary to Company or any other Restricted Subsidiary of Company, (c) make loans or advances to Company or any other Restricted Subsidiary of Company, or (d) transfer any of its property or assets to Company or any other Restricted Subsidiary of Company other than restrictions by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses, joint venture agreements and similar agreements entered into in the ordinary course of business or that are or were created by virtue of any transfer of, agreement to transfer or option or right with respect to any property, assets or Capital Stock not otherwise prohibited under this Agreement, provided that the foregoing shall not apply to customary restrictions or conditions imposed by (i) law or (ii) any of the Credit Documents, Senior Secured Debt Documents or the Swap Agreement Documents.

6.7 Investments. No Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to, directly or indirectly, make or own any Investment in any Person, including without limitation any Joint Venture, except:

(a) Investments in Cash and Cash Equivalents;

(b) equity Investments owned as of the Closing Date in any Subsidiary and Investments made after the Closing Date in any Guarantor;

(c) Investments (i) consisting of trade receivables arising in the ordinary course of business and consistent with past practices, (ii) in any Securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors and (ii) deposits, prepayments and other credits to suppliers made in the ordinary course of business consistent with the past practices of Company and its Restricted Subsidiaries;

(d) intercompany loans to the extent permitted under Section 6.1(b);

(e) Consolidated Capital Expenditures;

(f) loans and advances to employees of Company and its Restricted Subsidiaries made in the ordinary course of business in an aggregate principal amount not to exceed $2,000,000 in the aggregate outstanding at any time;

(g) Investments made in connection with Permitted Acquisitions permitted pursuant to Section 6.9;

(h) Investments described in Schedule 6.7;

(i) Investments in any Interest Rate Agreement, Currency Agreement, or the Swap Agreements;

(j) Permitted Business Investments; and

(k) other Investments in an aggregate amount not to exceed at any time $10,000,000.

Notwithstanding the foregoing, in no event shall any Credit Party make any Investment which results in or facilitates in any manner any Restricted Junior Payment not otherwise permitted under the terms of Section 6.5.

6.8 Financial Covenants.

(a) Interest Coverage Ratio. Company shall not permit the Interest Coverage Ratio as of the last day of any Fiscal Quarter, beginning with the Fiscal Quarter ending September 30, 2005, to be less than 2.5 to 1.0.

(b) Leverage Ratio. Company shall not permit as of any day the Leverage Ratio for the four Fiscal Quarters for which financial statements have most recently been required to be delivered under this Agreement immediately preceding such day to exceed (i) 4.5 to 1.0 through December 31, 2005; (ii) 4.25 to 1.0 from January 1, 2006 through March 31, 2006; and (iii) 4.0 to 1.0 thereafter.

(c) Current Ratio. Company shall not permit the ratio of its current assets (including for the purposes hereof, any Unused Revolving Commitment Amount if the Company can meet the conditions to the making of Revolving Loans) to its current liabilities (excluding for purposes hereof, any current maturities of Revolving Loans) as of the last day of any Fiscal Quarter, beginning with the Fiscal Quarter ending September 30, 2005, to be less than 1.0 to 1.0. For purposes of this Section, current liabilities and current assets shall exclude any liability or asset representing a valuation account arising from the application of SFAS 133 and 143, and any deferred taxes attributable thereto.

(d) [Reserved].

(e) [Reserved].

(f) [Reserved].

(g) [Reserved].

(h) Certain Calculations. With respect to any period during which a Permitted Acquisition or an Asset Sale has occurred (each, a “Subject Transaction”), for purposes of determining compliance with the financial covenants set forth in this Section 6.8, Consolidated Adjusted EBITDA and Consolidated EBITDAX shall be calculated with respect to such period on a pro forma basis (including pro forma adjustments arising out of events which are directly attributable to a specific transaction, are factually supportable and are expected to have a continuing impact, in each case determined on a basis consistent with Article 11 of Regulation S-X promulgated under the Securities Act and as interpreted by the staff of the Securities and Exchange Commission, which would include cost savings resulting from head count reduction, closure of facilities and similar restructuring charges, which pro forma adjustments shall be certified by the chief financial officer of Company) using the historical audited financial statements of any business so acquired or to be acquired or sold or to be sold and the consolidated financial statements of Company and its Subsidiaries which shall be reformulated as if such Subject Transaction, and any Indebtedness incurred or repaid in connection therewith, had been consummated or incurred or repaid at the beginning of such period (and assuming that such Indebtedness bears interest during any portion of the applicable measurement period prior to the relevant acquisition at the weighted average of the interest rates applicable to outstanding Loans incurred during such period).

6.9 Fundamental Changes; Disposition of Assets; Acquisitions. No Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to, enter into any transaction of merger or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease or sub-lease (as lessor or sublessor), exchange, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, assets or property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, whether now owned or hereafter acquired, or acquire by purchase or otherwise (other than purchases or other acquisitions of inventory, materials and equipment and Consolidated Capital Expenditures in the ordinary course of business) all or substantially all of the business, property or fixed assets of, or stock or other evidence of beneficial ownership of, any Person or any division or line of business or other business unit of any Person, except:

(a) any Restricted Subsidiary of Company may be merged with or into Company or any Guarantor, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to Company or any Guarantor; provided, in the case of such a merger, Company or such Guarantor, as applicable shall be the continuing or surviving Person;

(b) sales or other dispositions of assets that do not constitute Asset Sales;

(c) Asset Sales, the proceeds of which (valued at the principal amount thereof in the case of non-Cash proceeds consisting of notes or other debt Securities and valued at fair market value in the case of other non-Cash proceeds) (i) are less than $5,000,000 with respect to any single Asset Sale or series of related Asset Sales and (ii) when aggregated with the proceeds of all other Asset Sales made within the same Fiscal Year, are less than $10,000,000; provided (1) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof (determined in good faith by a Financial Officer of Company) and (2) no less than 75% thereof shall be paid in Cash

(d) disposals of obsolete, worn out or surplus property;

(e) Permitted Acquisitions, provided, that in connection with any Permitted Acquisition, any Restricted Subsidiary of Company may be merged with or into any company acquired in such Permitted Acquisition so long as such Guarantor shall be the continuing or surviving Person;

(f) the sale of (i) Oil and Gas Properties, Real Estate Assets and other related assets and property constituting the Company’s coalbed methane properties and acreage in Pennsylvania, and (ii) other Oil and Gas Properties not containing Proven Reserves in the ordinary course of business; provided, that, the aggregate value of Oil and Gas Properties so abandoned, farmed-out or subleased pursuant to this clause (ii) during any six-month period commencing January 1 and ending June 30 or commencing July 1 and ending December 31 shall not exceed $5,000,000;

(g) the trade or exchange by Company or any Restricted Subsidiary of any Oil and Gas Property or interest therein owned or held by Company or such Restricted Subsidiary for any Oil and Gas Property or interest therein owned or held by another Person, including any cash or Cash Equivalents necessary in order to achieve an exchange of equivalent value; provided, that, the aggregate value of trades or exchanges permitted by this paragraph (g) shall not exceed $5,000,000 during any six-month period commencing January 1 and ending June 30 or commencing July 1 and ending December 31;

(h) the sale of Oil and Gas Properties in connection with tax credit transactions complying with Section 29 of the Internal Revenue of 1986, as amended from time to time (“Section 29 Properties”), which sale does not result in a reduction in Company’s or its Restricted Subsidiaries’, as the case may be, right to receive the cash flow from such Oil and Gas Properties through the Revolving Loan Maturity Date and which sale is on terms reasonably acceptable to the Administrative Agent; and

(i) Investments made in accordance with Section 6.7.

6.10 Disposal of Subsidiary Interests. Except for (i) any sale of all of its interests in the Capital Stock of any of its Subsidiaries in compliance with the provisions of Section 6.9 and (ii) any pledge of the Capital Stock of Company or its Subsidiaries to secure the Obligations hereunder or the Obligations under the Senior Secured Notes or any Swap Agreement, no Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to, (a) directly or indirectly sell, assign, pledge or otherwise encumber or dispose of any Capital Stock of any of its Restricted Subsidiaries, except to qualify directors if required by applicable law; or (b) permit any of its Restricted Subsidiaries directly or indirectly to sell, assign, pledge or otherwise encumber or dispose of any Capital Stock of any of its Restricted Subsidiaries, except to another Credit Party (subject to the restrictions on such disposition otherwise imposed hereunder), or to qualify directors if required by applicable law.

6.11 Sales and Lease-Backs. No Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, which such Credit Party (a) has sold or transferred or is to sell or to transfer to any other Person (other than Company or any of its Restricted Subsidiaries), or (b) intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by such Credit Party to any Person (other than Company or any of its Restricted Subsidiaries) in connection with such lease.

6.12 Transactions with Shareholders and Affiliates. No Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any holder of 10% or more of any class of Capital Stock of Company or any of its Restricted Subsidiaries or with any Affiliate of Company or of any such holder, on terms that are less favorable to Company or that Restricted Subsidiary, as the case may be, than those that might be obtained at the time from a Person who is not such a holder or Affiliate; provided, the foregoing restriction shall not apply to (a) any transaction between Company and any Guarantor; (b) reasonable and customary fees paid to members of the board of directors (or similar governing body) of Company and its Restricted Subsidiaries; (c) compensation arrangements for officers and other employees of Company and its Restricted Subsidiaries entered into in the ordinary course of business; and (d) transactions described in Schedule 6.12.

6.13 Conduct of Business. From and after the Closing Date, no Credit Party shall, nor shall it permit any of its Subsidiaries to, engage in any business other than (i) Oil and Gas Business, and (ii) such other lines of business as may be consented to by Requisite Lenders.

6.14 Forward Sales. Except in accordance with ordinary practice in the Oil and Gas Business, enter into or permit to exist any advance payment agreement or other arrangement pursuant to which Company or any of its Restricted Subsidiaries, having received full or substantial payment of the purchase price for a specified quantity of Hydrocarbons upon entering such agreement or arrangement, is required to deliver, in one or more installments subsequent to the date of such agreement or arrangement, such quantity of Hydrocarbons pursuant to and during the terms of such agreement or arrangement; provided that any Production Payment is prohibited without the consent of the Requisite Lenders, except for those certain Volumetric Production Payments to be made under the terms of that certain Agreement of Limited Partnership of Blue Spruce Investments Limited partnership dated as of September 1, 1993..

6.15 Amendments or Waivers of Certain Related Agreements. No Credit Party shall nor shall it permit any of its Restricted Subsidiaries to, agree to any material amendment, restatement, supplement or other modification to, or waiver of, any of its material rights under any Related Agreement (other than the Senior Secured Indebtedness and future transactions otherwise permitted by the terms of this Agreement) after the Closing Date without in each case obtaining the prior written consent of Requisite Lenders to such amendment, restatement, supplement or other modification or waiver.

6.16 Amendments or Waivers of with respect to Senior Secured Indebtedness. No Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to, amend or otherwise change the terms of any Senior Secured Indebtedness, or make any payment consistent with an amendment thereof or change thereto, except for the amendments and changes contemplated by the Tender Offer and any other amendments or changes if the effect of such amendment or change does not (i) increase the interest rate on such Senior Secured Indebtedness, (ii) change (to earlier dates) any dates upon which payments of principal or interest are due thereon, (iii) change any event of default or condition to an event of default with respect thereto (other than to eliminate any such event of default or increase any grace period related thereto), or (iv) change the redemption, prepayment or defeasance provisions thereof, or change the lien subordination provisions of such Senior Secured Indebtedness (or of any guaranty thereof), in each case which, together with all other amendments or changes made, results in a material increase in the obligations of the obligors thereunder or confers any additional rights on the holders of such Senior Secured Indebtedness (or a trustee or other representative on their behalf) which could reasonably be expected to be adverse in any material respect to any Credit Party or Lenders.

6.17 Fiscal Year. No Credit Party shall, nor shall it permit any of its Subsidiaries to change its Fiscal Year-end from December 31.

SECTION 7 GUARANTY

7.1 Guaranty of the Obligations. Subject to the provisions of Section 7.2, Guarantors jointly and severally hereby irrevocably and unconditionally guaranty to Administrative Agent for the ratable benefit of the Beneficiaries the due and punctual payment in full of all Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)) (collectively, the “Guaranteed Obligations”).

7.2 Contribution by Guarantors. All Guarantors desire to allocate among themselves (collectively, the “Contributing Guarantors”), in a fair and equitable manner, their obligations arising under this Guaranty. Accordingly, in the event any payment or distribution is made on any date by a Guarantor (a “Funding Guarantor”) under this Guaranty such that its Aggregate Payments exceeds its Fair Share as of such date, such Funding Guarantor shall be entitled to a contribution from each of the other Contributing Guarantors in an amount sufficient to cause each Contributing Guarantor’s Aggregate Payments to equal its Fair Share as of such date. “Fair Share” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Contributing Guarantor to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Contributing Guarantors multiplied by (b) the aggregate amount paid or distributed on or before such date by all Funding Guarantors under this Guaranty in respect of the obligations Guaranteed. “Fair Share Contribution Amount” means, with respect to a Contributing Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Contributing Guarantor under this Guaranty that would not render its obligations hereunder or thereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any comparable applicable provisions of state law; provided, solely for purposes of calculating the “Fair Share Contribution Amount” with respect to any Contributing Guarantor for purposes of this Section 7.2, any assets or liabilities of such Contributing Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Contributing Guarantor. "Aggregate Payments” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (1) the aggregate amount of all payments and distributions made on or before such date by such Contributing Guarantor in respect of this Guaranty (including, without limitation, in respect of this Section 7.2), minus (2) the aggregate amount of all payments received on or before such date by such Contributing Guarantor from the other Contributing Guarantors as contributions under this Section 7.2. The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Guarantor. The allocation among Contributing Guarantors of their obligations as set forth in this Section 7.2 shall not be construed in any way to limit the liability of any Contributing Guarantor hereunder. Each Guarantor is a third party beneficiary to the contribution agreement set forth in this Section 7.2.

7.3 Payment by Guarantors. Subject to Section 7.2, Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which any Beneficiary may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of Company to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)), Guarantors will upon demand pay, or cause to be paid, in Cash, to Administrative Agent for the ratable benefit of Beneficiaries, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for Company’s becoming the subject of a case under the Bankruptcy Code, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against Company for such interest in the related bankruptcy case) and all other Guaranteed Obligations then owed to Beneficiaries as aforesaid.

7.4 Liability of Guarantors Absolute. Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guaranteed Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:

(a) this Guaranty is a guaranty of payment when due and not of collectability. This Guaranty is a primary obligation of each Guarantor and not merely a contract of surety;

(b) Administrative Agent may enforce this Guaranty upon the occurrence of an Event of Default notwithstanding the existence of any dispute between Company and any Beneficiary with respect to the existence of such Event of Default;

(c) the obligations of each Guarantor hereunder are independent of the obligations of Company and the obligations of any other guarantor (including any other Guarantor) of the obligations of Company, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against Company or any of such other guarantors and whether or not Company is joined in any such action or actions;

(d) payment by any Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of the Guaranteed Obligations which has not been paid. Without limiting the generality of the foregoing, if Administrative Agent is awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor’s liability hereunder in respect of the Guaranteed Obligations;

(e) any Beneficiary, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment hereof or the Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guaranteed Obligations; (v) enforce and apply any security now or hereafter held by or for the benefit of such Beneficiary in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Beneficiary may have against any such security, in each case as such Beneficiary in its discretion may determine consistent herewith or the applicable Hedge Agreement and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against Company or any security for the Guaranteed Obligations; and (vi) exercise any other rights available to it under the Credit Documents or the Hedge Agreements; and

(f) this Guaranty and the obligations of Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of the Guaranteed Obligations), including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Credit Documents or the Hedge Agreements, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Credit Documents, any of the Hedge Agreements or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Credit Document, such Hedge Agreement or any agreement relating to such other guaranty or security; (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Credit Documents or any of the Hedge Agreements or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for indebtedness other than the Guaranteed Obligations) to the payment of indebtedness other than the Guaranteed Obligations, even though any Beneficiary might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) any Beneficiary’s consent to the change, reorganization or termination of the corporate structure or existence of Company or any of its Subsidiaries and to any corresponding restructuring of the Guaranteed Obligations; (vi) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guaranteed Obligations; (vii) any defenses, set-offs or counterclaims which Company may allege or assert against any Beneficiary in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; and (viii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guaranteed Obligations.

7.5 Waivers by Guarantors. Each Guarantor hereby waives, for the benefit of Beneficiaries: (a) any right to require any Beneficiary, as a condition of payment or performance by such Guarantor, to (i) proceed against Company, any other guarantor (including any other Guarantor) of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from Company, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any Deposit Account or credit on the books of any Beneficiary in favor of Company or any other Person, or (iv) pursue any other remedy in the power of any Beneficiary whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of Company or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of Company or any other Guarantor from any cause other than payment in full of the Guaranteed Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Beneficiary’s errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to bad faith; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) to the extent permitted by law, the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set-offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that any Beneficiary protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder, the Hedge Agreements or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to Company and notices of any of the matters referred to in Section 7.4 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.

7.6 Guarantors’ Rights of Subrogation, Contribution, etc. Until the Guaranteed Obligations shall have been indefeasibly paid in full and the Revolving Commitments shall have terminated and all Letters of Credit and Hedge Letters of Credit shall have expired or been cancelled, each Guarantor hereby waives any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against Company or any other Guarantor or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including without limitation (a) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against Company with respect to the Guaranteed Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that any Beneficiary now has or may hereafter have against Company, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Beneficiary. In addition, until the Guaranteed Obligations shall have been indefeasibly paid in full and the Revolving Commitments shall have terminated and all Letters of Credit and Hedge Letters of Credit shall have expired or been cancelled, each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Guaranteed Obligations, including, without limitation, any such right of contribution as contemplated by Section 7.2. Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against Company or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights any Beneficiary may have against Company, to all right, title and interest any Beneficiary may have in any such collateral or security, and to any right any Beneficiary may have against such other guarantor. If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guaranteed Obligations shall not have been finally and indefeasibly paid in full, such amount shall be held in trust for Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.

7.7 Subordination of Other Obligations. Any Indebtedness of Company or any Guarantor now or hereafter held by any Guarantor (the “Obligee Guarantor”) is hereby subordinated in right of payment to the Guaranteed Obligations, and any such indebtedness collected or received by the Obligee Guarantor after an Event of Default has occurred and is continuing shall be held in trust for Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof.

7.8 Continuing Guaranty. This Guaranty is a continuing guaranty and shall remain in effect until all of the Guaranteed Obligations shall have been paid in full and the Revolving Commitments shall have terminated and all Letters of Credit and Hedge Letters of Credit shall have expired or been cancelled. Each Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.

7.9 Authority of Guarantors or Company. It is not necessary for any Beneficiary to inquire into the capacity or powers of any Guarantor or Company or the officers, directors or any agents acting or purporting to act on behalf of any of them.

7.10 Financial Condition of Company. Any Credit Extension may be made to Company or continued from time to time, and any Hedge Agreements may be entered into from time to time, in each case without notice to or authorization from any Guarantor regardless of the financial or other condition of Company at the time of any such grant or continuation or at the time such Hedge Agreement is entered into, as the case may be. No Beneficiary shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of Company. Each Guarantor has adequate means to obtain information from Company on a continuing basis concerning the financial condition of Company and its ability to perform its obligations under the Credit Documents and the Hedge Agreements, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of Company and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations. Each Guarantor hereby waives and relinquishes any duty on the part of any Beneficiary to disclose any matter, fact or thing relating to the business, operations or conditions of Company now known or hereafter known by any Beneficiary.

7.11 Bankruptcy, etc. So long as any Guaranteed Obligations remain outstanding, no Guarantor shall, without the prior written consent of Administrative Agent acting pursuant to the instructions of Requisite Lenders, commence or join with any other Person in commencing any bankruptcy, reorganization or insolvency case or proceeding of or against Company or any other Guarantor. The obligations of Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of Company or any other Guarantor or by any defense which Company or any other Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.

(a) Each Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in clause (a) above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of Guarantors and Beneficiaries that the Guaranteed Obligations which are guaranteed by Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve Company of any portion of such Guaranteed Obligations. Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar person to pay Administrative Agent, or allow the claim of Administrative Agent in respect of, any such interest accruing after the date on which such case or proceeding is commenced.

(b) In the event that all or any portion of the Guaranteed Obligations are paid by Company, the obligations of Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Beneficiary as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.

7.12 Discharge of Guaranty Upon Sale of Guarantor. If all of the Capital Stock of any Guarantor or any of its successors in interest hereunder shall be sold or otherwise disposed of (including by merger or consolidation) in accordance with the terms and conditions hereof, the Guaranty of such Guarantor or such successor in interest, as the case may be, hereunder shall automatically be discharged and released without any further action by any Beneficiary or any other Person effective as of the time of such Asset Sale.

Notwithstanding anything herein to the contrary, each Guarantor confirms that it is its intention that the guaranty by such Guarantor pursuant to this Guaranty not constitute a fraudulent transfer or conveyance for purposes of any federal, state or foreign law. To effectuate the foregoing intention, each Guarantor hereby irrevocably agrees that the obligations of each Guarantor under this Guaranty shall be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guaranty, result in the obligations of such Guarantor under this Guaranty not constituting a fraudulent conveyance or fraudulent transfer under federal, state or foreign law.

SECTION 8 EVENTS OF DEFAULT

8.1 Events of Default. If any one or more of the following conditions or events shall occur:

(a) Failure to Make Payments When Due. Failure by Company to pay (i) when due any installment of principal of any Loan, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise; (ii) when due any amount payable to Issuing Bank in reimbursement of any drawing under a Letter of Credit or Hedge Letter of Credit; or (iii) any interest on any Loan or any fee or any other amount due hereunder within five days after the date due; or

(b) Default in Other Agreements. (i) Failure of any Credit Party or any of their respective Restricted Subsidiaries to pay when due any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness (other than Indebtedness referred to in Section 8.1(a)) in a principal amount of $10,000,000 or more beyond the grace period, if any, provided therefor; or (ii) breach or default by any Credit Party with respect to any other material term of (1) one or more items of Indebtedness in the principal amounts referred to in clause (i) above or (2) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness, in each case beyond the grace period, if any, provided therefor, if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness (or a trustee on behalf of such holder or holders), to cause, that Indebtedness to become or be declared due and payable (or redeemable) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; or (iii) breach or default by Company under the J. Aron Swap or any other material Swap Agreement, if the effect of such breach or default is to permit the holder or holders of that Indebtedness to terminate the J. Aron Swap or any other material Swap Agreement, and all or substantially all of the outstanding transactions thereunder; or

(c) Breach of Certain Covenants. Failure of any Credit Party to perform or comply with any term or condition contained in Section 2.6, Section 5.2 (as to the existence of any Credit Party) or Section 6; or

(d) Breach of Representations, etc. Any representation, warranty, certification or other statement made or deemed made by any Credit Party in any Credit Document or in any statement or certificate at any time given by any Credit Party or any of its Subsidiaries in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect as of the date made or deemed made; or

(e) Other Defaults Under Credit Documents. Any Credit Party shall default in the performance of or compliance with any term contained herein or any of the other Credit Documents, other than any such term referred to in any other Section of this Section 8.1, and such default shall not have been remedied or waived within thirty days after the earlier of (i) an officer of such Credit Party becoming aware of such default or (ii) receipt by Company of notice from Administrative Agent or any Lender of such default; or

(f) Involuntary Bankruptcy; Appointment of Receiver, etc. (i) A court of competent jurisdiction shall enter a decree or order for relief in respect of Company or any of its Subsidiaries in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (ii) an involuntary case shall be commenced against Company or any of its Subsidiaries under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Company or any of its Subsidiaries, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of Company or any of its Subsidiaries for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of Company or any of its Subsidiaries, and any such event described in this clause (ii) shall continue for sixty days without having been dismissed, bonded or discharged; or

(g) Voluntary Bankruptcy; Appointment of Receiver, etc. (i) Company or any of its Subsidiaries shall have an order for relief entered with respect to it or shall commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or Company or any of its Subsidiaries shall make any assignment for the benefit of creditors; or (ii) Company or any of its Subsidiaries shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the board of directors (or similar governing body) of Company or any of its Subsidiaries (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to herein or in Section 8.1(f); or

(h) Judgments and Attachments. Any money judgment, writ or warrant of attachment or similar process involving (i) in any individual case an amount in excess of $3,000,000 or (ii) in the aggregate at any time an amount in excess of $10,000,000 (in either case to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against Company or any of its Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of 60 days (or in any event later than five days prior to the date of any proposed sale thereunder); or

(i) Dissolution. Any order, judgment or decree shall be entered against any Credit Party decreeing the dissolution or split up of such Credit Party and such order shall remain undischarged or unstayed for a period in excess of 30 days; or

(j) Employee Benefit Plans. (i) There shall occur one or more ERISA Events which individually or in the aggregate results in or might reasonably be expected to result in liability of Company, any of its Subsidiaries or any of their respective ERISA Affiliates in excess of $10,000,000 during the term hereof; or (ii) there exists any fact or circumstance that reasonably could be expected to result in the imposition of a Lien or security interest under Section 412(n) of the Internal Revenue Code or under ERISA; or

(k) Change of Control. A Change of Control shall occur; or

(l) Guaranties, Collateral Documents and other Credit Documents. At any time after the execution and delivery thereof, (i) the Guaranty for any reason, other than the satisfaction in full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void or any Guarantor shall repudiate its obligations thereunder, (ii) this Agreement or any Collateral Document ceases to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof or the satisfaction in full of the Obligations in accordance with the terms hereof) or shall be declared null and void, or Collateral Trustee shall not have or shall cease to have a valid and perfected Lien in any Collateral purported to be covered by the Collateral Documents with the priority required by the relevant Collateral Document, in each case for any reason other than the failure of Collateral Trustee or any Secured Party to take any action within its control, or (iii) any Credit Party shall contest the validity or enforceability of any Credit Document in writing or deny in writing that it has any further liability, including with respect to future advances by Lenders, under any Credit Document to which it is a party; or

(m) Subordination. The lien subordination provisions contained in the Collateral Trust Agreement shall cease, for any reason, to be in full force and effect, or any Person that is a party thereto or holders of at least 25% of the aggregate principal amount of the Senior Secured Notes shall so assert; or

(n) Borrowing Base. Any failure to cure any Borrowing Base deficiency in accordance with Section 2.14(a);

THEN, (1) upon the occurrence of any Event of Default described in Section 8.1(f) or 8.1(g), automatically, and (2) upon the occurrence of any other Event of Default, at the request of (or with the consent of) Requisite Lenders, upon notice to Company by Administrative Agent, (A) the Revolving Commitments, if any, of each Lender having such Revolving Commitments and the obligation of Issuing Bank to issue any Letter of Credit shall immediately terminate; (B) the Hedge L/C Commitments, if any, of each Lender having such Hedge L/C Commitments and the obligation of Issuing Bank to issue any Hedge Letter of Credit shall immediately terminate, (C) each of the following shall immediately become due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each Credit Party: (I) the unpaid principal amount of and accrued interest on the Loans, (II) an amount, to be held as cash collateral, equal to the maximum amount that may at any time be drawn under all Letters of Credit then outstanding (regardless of whether any beneficiary under any such Letter of Credit shall have presented, or shall be entitled at such time to present, the drafts or other documents or certificates required to draw under such Letters of Credit), (III) an amount, to be held as cash collateral, equal to the maximum amount that may at any time be drawn under all Hedge Letters of Credit then outstanding (regardless of whether any beneficiary under any such Hedge Letter of Credit shall have presented, or shall be entitled at such time to present, the drafts or other documents or certificates required to draw under the Hedge Letters of Credit) and (IV) all other Obligations; provided, the foregoing shall not affect in any way the obligations of Lenders under Section 2.4(e); (D) Administrative Agent may cause Collateral Trustee to enforce any and all Liens and security interests created pursuant to Collateral Documents; and (E) Administrative Agent shall direct Company to pay (and Company hereby agrees upon receipt of such notice, or upon the occurrence of any Event of Default specified in Section 8.1(f) and (g) to pay) to Administrative Agent such additional amounts of cash, to be held as security for Company’s reimbursement Obligations in respect of (i) Letters of Credit then outstanding, equal to the Letter of Credit Usage at such time and (ii) Hedge Letters of Credit then outstanding, equal to the Hedge Letter of Credit Usage at such time.

SECTION 9 AGENTS

9.1 Appointment of Agents. BNPP is hereby appointed Administrative Agent hereunder and under the other Credit Documents and each Lender hereby authorizes Administrative Agent to act as its agent in accordance with the terms hereof and the other Credit Documents. The Administrative Agent hereby agrees to act upon the express conditions contained herein and the other Credit Documents, as applicable. The provisions of this Section 9 are solely for the benefit of Agents and Lenders and no Credit Party shall have any rights as a third party beneficiary of any of the provisions thereof. In performing its functions and duties hereunder, each Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Company or any of its Subsidiaries. No Syndication Agent or Documentation Agent shall have any obligations under the Credit Documents, but shall be entitled to all benefits of this Section 9.

9.2 Powers and Duties. Each Lender irrevocably authorizes each Agent to take such action on such Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Credit Documents as are specifically delegated or granted to such Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. Each Agent shall have only those duties and responsibilities that are expressly specified herein and the other Credit Documents. Each Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. No Agent shall have, by reason hereof or any of the other Credit Documents, a fiduciary relationship in respect of any Lender; and nothing herein or any of the other Credit Documents, expressed or implied, is intended to or shall be so construed as to impose upon any Agent any obligations in respect hereof or any of the other Credit Documents except as expressly set forth herein or therein.

9.3 General Immunity.

(a) No Responsibility for Certain Matters. No Agent shall be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or any other Credit Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by any Agent to Lenders or by or on behalf of any Credit Party, any Lender or any person providing the Settlement Service to any Agent or any Lender in connection with the Credit Documents and the transactions contemplated thereby or for the financial condition or business affairs of any Credit Party or any other Person liable for the payment of any Obligations, nor shall any Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Credit Documents or as to the use of the proceeds of the Loans or as to the existence or possible existence of any Event of Default or Default or to make any disclosures with respect to the foregoing. Anything contained herein to the contrary notwithstanding, Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Loans or the Letter of Credit Usage or Hedge Letter of Credit Usage or the component amounts thereof.

(b) Exculpatory Provisions. No Agent nor any of its officers, partners, directors, employees or agents shall be liable to Lenders for any action taken or omitted by any Agent under or in connection with any of the Credit Documents except to the extent caused by such Agent’s gross negligence or willful misconduct. Each Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Credit Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 10.5) and, upon receipt of such instructions from Requisite Lenders (or such other Lenders, as the case may be), such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions. Without prejudice to the generality of the foregoing, (i) each Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, including any Settlement Confirmation or other communication issues by any Settlement Service, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for Company and its Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or (where so instructed) refraining from acting hereunder or any of the other Credit Documents in accordance with the instructions of Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 10.5).

(c) Delegation of Duties. Administrative Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Credit Document by or through any one or more sub-agents appointed by Administrative Agent. Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory, indemnification and other provisions of this Section 9.3 and of Section 9.6 shall apply to any the Affiliates of Administrative Agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. All of the rights, benefits, and privileges (including the exculpatory and indemnification provisions) of this Section 9.3 and of Section 9.6 shall apply to any such sub-agent and to the Affiliates of any such sub-agent, and shall apply to their respective activities as sub-agent as if such sub-agent and Affiliates were named herein. Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by the Administrative Agent, (i) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory rights and rights to indemnification) and shall have all of the rights and benefits of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of the Credit Parties and the Lenders, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent, and (iii) such sub-agent shall only have obligations to Administrative Agent and not to any Credit Party, Lender or any other Person and no Credit Party, Lender or any other Person shall have any rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent.

9.4 Agents Entitled to Act as Lender. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, any Agent in its individual capacity as a Lender hereunder. With respect to its participation in the Loans and the Letters of Credit and Hedge Letters of Credit, each Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term “Lender” shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity. Any Agent and its Affiliates may accept deposits from, lend money to, own securities of, and generally engage in any kind of banking, trust, financial advisory or other business with Company or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from Company for services in connection herewith and otherwise without having to account for the same to Lenders.

9.5 Lenders’ Representations, Warranties and Acknowledgment.

(a) Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of Company and its Subsidiaries in connection with Credit Extensions hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of Company and its Subsidiaries. No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders or otherwise disclosed to such Lender.

(b) Each Lender, by delivering its signature page to this Agreement and funding its Revolving Loans on the Closing Date, shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be approved by any Agent, Requisite Lenders or Lenders, as applicable on the Closing Date and posted to IntraLinks.

9.6 Right to Indemnity. Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify each Agent and each Issuing Bank, to the extent that such Agent or Issuing Bank shall not have been reimbursed by any Credit Party, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including reasonable counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Agent or Issuing Bank in exercising its powers, rights and remedies or performing its duties hereunder or under the other Credit Documents or otherwise in its capacity as such Agent or Issuing Bank in any way relating to or arising out of this Agreement or the other Credit Documents; provided, no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s or Issuing Bank’s gross negligence or willful misconduct. If any indemnity furnished to any Agent or Issuing Bank for any purpose shall, in the opinion of such Agent or Issuing Bank, be insufficient or become impaired, such Agent or Issuing Bank may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, in no event shall this sentence require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s Pro Rata Share thereof; and provided further, this sentence shall not be deemed to require any Lender to indemnify any Agent or Issuing Bank against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence.

9.7 Successor Administrative Agent. Administrative Agent may resign at any time by giving thirty days’ prior written notice thereof to Lenders and Company, and Administrative Agent may be removed at any time with or without cause by an instrument or concurrent instruments in writing delivered to Company and Administrative Agent and signed by Requisite Lenders. Upon any such notice of resignation or any such removal, Requisite Lenders shall have the right, upon five Business Days’ notice to Company, and in consultation with Company, to appoint a successor Administrative Agent. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Administrative Agent and the retiring or removed Administrative Agent shall promptly (i) transfer to such successor Administrative Agent all sums, Securities and other items of Collateral held under the Collateral Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Administrative Agent under the Credit Documents, and (ii) execute and deliver to such successor Administrative Agent such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Administrative Agent of the security interests created under the Collateral Documents, whereupon such retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder. After any retiring or removed Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent hereunder.

9.8 Collateral Documents and Guaranty.

(a) Agents under Collateral Documents and Guaranty. Each Lender hereby further authorizes Administrative Agent or any other Person appointed by Administrative Agent, on behalf of and for the benefit of Lenders, to (i) be the agent for and representative of Lenders with respect to the Guaranty, the Collateral and the Collateral Documents and (ii) enter into the Collateral Trust Agreement and appoint the Collateral Trustee to act on behalf of the Agents and the Lenders with respect to the Collateral, and each Lender agrees to be bound by the terms of the Collateral Trust Agreement. Subject to Section 10.5, without further written consent or authorization from Lenders, Administrative Agent or any other Person appointed by Administrative Agent may execute any documents or instruments necessary to (i) in accordance with the terms of the Collateral Trust Agreement and the Collateral Documents, release, or authorize the release of, any Lien encumbering any item of Collateral that is the subject of a sale or other disposition of assets permitted hereby or to which Requisite Lenders (or such other Lenders as may be required to give such consent under Section 10.5) have otherwise consented or (ii) release any Guarantor from the Guaranty pursuant to Section 7.12 or with respect to which Requisite Lenders (or such other Lenders as may be required to give such consent under Section 10.5) have otherwise consented; provided that Administrative Agent shall not enter into or consent to any material amendment, modification, termination or waiver of the Collateral Trust Agreement without the prior consent of Requisite Lenders (or such other Lenders as may be required to give such instructions under subsection 10.5).

(b) Right to Realize on Collateral and Enforce Guaranty. Anything contained in any of the Credit Documents to the contrary notwithstanding, Company, Administrative Agent and each Lender hereby agree that (i) no Lender shall have any right individually to realize upon any of the Collateral or to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by Administrative Agent, on behalf of Lenders in accordance with the terms hereof and all powers, rights and remedies under the Collateral Documents may be exercised solely by Administrative Agent or Collateral Trustee, as applicable, and (ii) in the event of a foreclosure by Collateral Trustee on any of the Collateral pursuant to a public or private sale, Administrative Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and Administrative Agent, as agent for and representative of Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless Requisite Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by Administrative Agent at such sale.

SECTION 10 MISCELLANEOUS

10.1 Notices. Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given to a Credit Party, Administrative Agent, or Issuing Bank shall be sent to such Person’s address as set forth on Appendix B or in the other relevant Credit Document, and in the case of any Lender, the address as indicated on Appendix B or otherwise indicated to Administrative Agent in writing. Each notice hereunder shall be in writing and may be personally served, telexed or sent by telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of telefacsimile or telex, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided, no notice to any Agent shall be effective until received by such Agent; provided further, any such notice or other communication shall at the request of the Administrative Agent be provided to any sub-agent appointed pursuant to Section 9.3(c) hereto as designated by the Administrative Agent from time to time.

10.2 Expenses. Whether or not the transactions contemplated hereby shall be consummated, Company agrees to pay promptly (a) all the actual and reasonable costs and expenses of preparation of the Credit Documents and any consents, amendments, waivers or other modifications thereto; (b) all the costs of furnishing all opinions by counsel for Company and the other Credit Parties; (c) the reasonable fees, expenses and disbursements of counsel to Administrative Agent and Syndication Agent in connection with the negotiation, preparation, execution and administration of the Credit Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by Company; (d) all the actual costs and reasonable expenses of creating and perfecting Liens in favor of Collateral Trustee, for the benefit of Administrative Agent and Lenders pursuant hereto, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, title insurance premiums and reasonable fees, expenses and disbursements of counsel to Administrative Agent and Collateral Trustee and of counsel providing any opinions that Administrative Agent, Collateral Trustee or Requisite Lenders may request in respect of the Collateral or the Liens created pursuant to the Collateral Documents; (e) all the actual costs and reasonable expenses (including the reasonable fees, expenses and disbursements of any appraisers, consultants, advisors and agents employed or retained by Collateral Trustee and Administrative Agent and their respective counsel) in connection with the custody or preservation of any of the Collateral; (g) all other actual and reasonable costs and expenses incurred by Administrative Agent and Syndication Agent in connection with the syndication of the Loans and Commitments and the negotiation, preparation and execution of the Credit Documents and any consents, amendments, waivers or other modifications thereto and the transactions contemplated thereby; and (h) after the occurrence of a Default or an Event of Default, all costs and expenses, including reasonable attorneys’ fees and costs of settlement, incurred by any Agent, Collateral Trustee and Lenders in enforcing any Obligations of or in collecting any payments due from any Credit Party hereunder or under the other Credit Documents by reason of such Default or Event of Default (including in connection with the sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty) or in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out” or pursuant to any insolvency or bankruptcy cases or proceedings.

10.3 Indemnity.

(a) In addition to the payment of expenses pursuant to Section 10.2, whether or not the transactions contemplated hereby shall be consummated, each Credit Party agrees to defend (subject to Indemnitees’ selection of counsel), indemnify, pay and hold harmless, each Agent, each Issuing Bank and Lender and the officers, partners, directors, trustees, advisors, employees, agents, sub-agents and Affiliates of each Agent, the Collateral Trustee and each Lender (each, an “Indemnitee”), from and against any and all Indemnified Liabilities; provided, no Credit Party shall have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise from the gross negligence or willful misconduct of that Indemnitee. To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 10.3 may be unenforceable in whole or in part because they are violative of any law or public policy, the applicable Credit Party shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.

(b) To the extent permitted by applicable law, no Credit Party shall assert, and each Credit Party hereby waives, any claim against Lenders, Agents, each Issuing Bank and their respective Affiliates, directors, employees, attorneys, agents or sub-agents, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, arising out of, as a result of, or in any way related to, this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and Company hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

10.4 Set-Off. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default each Issuing Bank and Lender is hereby authorized by each Credit Party at any time or from time to time subject to the consent of Administrative Agent (such consent not to be unreasonably withheld or delayed), without notice to any Credit Party or to any other Person (other than Administrative Agent), any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by such Issuing Bank or Lender to or for the credit or the account of any Credit Party against and on account of the obligations and liabilities of any Credit Party to such Issuing Bank or Lender hereunder, the Letters of Credit and Hedge Letters of Credit and participations therein and under the other Credit Documents, including all claims of any nature or description arising out of or connected hereto, the Letters of Credit and Hedge Letters of Credit and participations therein or with any other Credit Document, irrespective of whether or not (a) such Issuing Bank or Lender shall have made any demand hereunder or (b) the principal of or the interest on the Loans or any amounts in respect of the Letters of Credit or Hedge Letters of Credit or any other amounts due hereunder shall have become due and payable pursuant to Section 2 and although such obligations and liabilities, or any of them, may be contingent or unmatured.

10.5 Amendments and Waivers.

(a) Requisite Lenders’ Consent. Subject to Section 10.5(b) and 10.5(c), no amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall in any event be effective without the written concurrence of the Requisite Lenders.

(b) Affected Lenders’ Consent. Without the written consent of each Lender (other than a Defaulting Lender) that would be affected thereby, no amendment, modification, termination, or consent shall be effective if the effect thereof would:

(i) extend the scheduled final maturity of any Loan or Note;

(ii) waive, reduce or postpone any scheduled repayment (but not prepayment);

(iii) (x) extend the stated expiration date of any Letter of Credit beyond the Revolving Commitment Termination Date or (y) extend the stated expiration date of any Hedge Letter of Credit beyond the Hedge L/C Commitment Termination Date;

(iv) reduce the rate of interest on any Loan (other than any waiver of any increase in the interest rate applicable to any Loan pursuant to Section 2.10) or any fee payable hereunder;

(v) extend the time for payment of any such interest or fees;

(vi) reduce or forgive the principal amount of any Loan or any reimbursement obligation in respect of any Letter of Credit or Hedge Letter of Credit;

(vii) amend, modify, terminate or waive any provision of this Section 10.5(b) or Section 10.5(c);

(viii) amend the definition of “Requisite Lenders” or “Pro Rata Share”; provided, with the consent of Requisite Lenders, additional extensions of credit pursuant hereto may be included in the determination of “Requisite Lenders” or “Pro Rata Share” on substantially the same basis as the Revolving Commitments, the Revolving Loans, the Hedge L/C Commitments and the Hedge L/C Loans are included on the Closing Date;

(ix) release all or substantially all of the Collateral or all Guarantors or any material Guarantor from the Guaranty except as expressly provided in the Credit Documents;

(x) consent to the assignment or transfer by any Credit Party of any of its rights and obligations under any Credit Document; or

(xi) amend any provision in Section 10.6 which has the effect of further restricting Lenders’ ability to assign or transfer all or a portion of their rights and obligations under this Agreement, other than any amendments with respect to the settlement of assignments through a Settlement Service.

(c) Other Consents. No amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall:

(i) increase any Revolving Commitment of any Lender over the amount thereof then in effect without the consent of such Lender; provided, no amendment, modification or waiver of any condition precedent, covenant, Default or Event of Default shall constitute an increase in any Revolving Commitment of any Lender;

(ii) amend the definition of “Requisite Class Lenders” without the consent of Requisite Class Lenders of each Class; provided, with the consent of the Requisite Lenders, additional extensions of credit pursuant hereto may be included in the determination of such “Requisite Class Lenders” on substantially the same basis as the Revolving Commitments and the Revolving Loans are included on the Closing Date;

(iii) alter the requirement to make, or the required application of any repayments or prepayments as between Classes pursuant to Sections 2.14 or 2.15 hereof or Section 7.2 of the Pledge and Security Agreement without the consent of Requisite Class Lenders of each Class which would receive a lesser repayment or prepayment as a result thereof; provided, Requisite Lenders may waive, in whole or in part, any prepayment so long as the application, as between Classes, of any portion of such prepayment which is still required to be made is not altered;

(iv) amend, modify, terminate or waive (A) any obligation of Lenders relating to the purchase of participations in Letters of Credit or Hedge Letter of Credit as provided in Section 2.4(e) or any other provision set forth in Section 2.4 without the written consent of Administrative Agent and of Issuing Bank or (B) the last paragraph of Section 8.1 as it relates to the cash collateralization of letter of credit obligations without the prior written consent of each Issuing Bank;

(v) amend, modify, terminate or waive any provision of Section 9 as the same applies to any Agent, or any other provision hereof as the same applies to the rights or obligations of any Agent, in each case without the consent of such Agent;

(vi) amend the definition of “Requisite Revolving Lenders” without the consent of all of the Revolving Lenders; or

(vii) increase the Borrowing Base without the consent of all of the Revolving Lenders.

(d) Execution of Amendments, etc. Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 10.5 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by a Credit Party, on such Credit Party.

10.6 Successors and Assigns; Participations.

(a) Generally. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders. No Credit Party’s rights or obligations hereunder nor any interest therein may be assigned or delegated by any Credit Party without the prior written consent of all Lenders. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, Affiliates of each of the Agents and Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Register. Company, Administrative Agent and Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Commitments and Loans listed therein for all purposes hereof, and no assignment or transfer of any such Commitment or Loan shall be effective, in each case, unless and until recorded in the Register following receipt of (x) a written or electronic confirmation of an assignment issued by a Settlement Service pursuant to Section 10.6(d) (a “Settlement Confirmation”) or (y) an Assignment Agreement effecting the assignment or transfer thereof, in each case, as provided in Section 10.6(d). Each assignment shall be recorded in the Register on the Business Day the Settlement Confirmation or Assignment Agreement is received by the Administrative Agent, if received by 12:00 noon New York City time, and on the following Business Day if received after such time, prompt notice thereof shall be provided to Company and a copy of such Assignment Agreement or Settlement Confirmation shall be maintained, as applicable. The date of such recordation of a transfer shall be referred to herein as the “Assignment Effective Date.” Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Loans.

(c) Right to Assign. Each Lender shall have the right at any time to assign all or a portion of its rights and obligations under this Agreement, including, without limitation, all or a portion of its Commitment or Loans owing to it or other Obligation; provided, however, that:

(i) each assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any Loan and any related Commitments;

(ii) each assignment shall be to an Eligible Assignee;

(iii) if to an Eligible Assignee meeting the criteria of clause (i) of the definition of “Eligible Assignee,” prior written notice of the assignment shall have been given to Company and Administrative Agent;

(iv) in the case of an Eligible Assignee meeting the criteria of clause (ii) of the definition of “Eligible Assignee” (except in the case of assignments made by or to BNPP), each of Company, each Issuing Bank and Administrative Agent shall have consented to such assignment (such consent not to be (x) unreasonably withheld or delayed or (y) in the case of Company, required at any time an Event of Default shall have occurred and then be continuing);

(v) each assignment shall be in an aggregate amount of not less than $5,000,000 (or such lesser amount as may be agreed to by Company and Administrative Agent or as shall constitute the aggregate amount of the Revolving Commitments and Revolving Loans or Hedge L/C Loans or Hedge L/C Commitments of the assigning Lender);

(vi) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with the Notes, if any, subject to such assignment, and

(vii) each Eligible Assignee (other than the Eligible Assignee of the Administrative Agent) shall pay to the Administrative Agent a $3,500 administrative fee.

(d) Mechanics. Assignments and assumptions of Revolving Loans, Revolving Commitments, Hedge L/C Loans and Hedge L/C Commitments shall only be effected by manual execution and delivery to the Administrative Agent of an Assignment Agreement. Assignments made pursuant to the foregoing provision shall be effective as of the Assignment Effective Date. In connection with all assignments there shall be delivered to Administrative Agent such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee under such Assignment Agreement may be required to deliver pursuant to Section 2.20(c).

(e) Representations and Warranties of Assignee. Each Lender, upon execution and delivery hereof or upon succeeding to an interest in the Commitments and Loans, as the case may be, represents and warrants as of the Closing Date or as of the Assignment Effective Date that (i) it is an Eligible Assignee; (ii) it has experience and expertise in the making of or investing in commitments or loans such as the applicable Commitments or Loans, as the case may be; and (iii) it will make or invest in, as the case may be, its Commitments or Loans for its own account in the ordinary course of its business and without a view to distribution of such Commitments or Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this Section 10.6, the disposition of such Revolving Commitments or Loans or any interests therein shall at all times remain within its exclusive control).

(f) Effect of Assignment. Subject to the terms and conditions of this Section 10.6, as of the Assignment Effective Date: (i) the assignee thereunder shall have the rights and obligations of a “Lender” hereunder to the extent of its interest in the Loans and Commitments as reflected in the Register and shall thereafter be a party hereto and a “Lender” for all purposes hereof; (ii) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned to the assignee, relinquish its rights (other than any rights which survive the termination hereof under Section 10.8) and be released from its obligations hereunder (and, in the case of an assignment covering all or the remaining portion of an assigning Lender’s rights and obligations hereunder, such Lender shall cease to be a party hereto on the Assignment Effective Date; provided, anything contained in any of the Credit Documents to the contrary notwithstanding, (y) Issuing Bank shall continue to have all rights and obligations thereof with respect to such Letters of Credit or Hedge Letters of Credit, as the case may be, until the cancellation or expiration of such Letters of Credit or Hedge Letters of Credit, as applicable, and the reimbursement of any amounts drawn thereunder and (z) such assigning Lender shall continue to be entitled to the benefit of all indemnities hereunder as specified herein with respect to matters arising out of the prior involvement of such assigning Lender as a Lender hereunder); (iii) the Commitments shall be modified to reflect the Commitment of such assignee and any Revolving Commitment of such assigning Lender, if any; and (iv) if any such assignment occurs after the issuance of any Note hereunder, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its applicable Notes to Administrative Agent for cancellation, and thereupon Company shall issue and deliver new Notes, if so requested by the assignee and/or assigning Lender, to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the new Revolving Commitments and/or outstanding Loans of the assignee and/or the assigning Lender.

(g) Participations. Each Lender shall have the right at any time to sell one or more participations to any Person (other than Company, any of its Subsidiaries or any of its Affiliates) in all or any part of its Commitments, Loans or in any other Obligation. The holder of any such participation, other than an Affiliate of the Lender granting such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder except with respect to any amendment, modification or waiver that would (i) extend the final scheduled maturity of any Loan, Note, Letter of Credit or Hedge Letter of Credit (unless such Letter of Credit or Hedge Letter of Credit is not extended beyond the Revolving Commitment Termination Date or Hedge L/C Commitment Termination Date, as applicable) in which such participant is participating, or reduce the rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Commitment shall not constitute a change in the terms of such participation, and that an increase in any Commitment or Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), (ii) consent to the assignment or transfer by any Credit Party of any of its rights and obligations under this Agreement or (iii) release all or substantially all of the Collateral under the Collateral Documents (except as expressly provided in the Credit Documents) supporting the Loans hereunder in which such participant is participating. Company agrees that each participant shall be entitled to the benefits of Sections 2.18(c), 2.19 and 2.20 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (c) of this Section; provided, (i) a participant shall not be entitled to receive any greater payment under Section 2.19 or 2.20 than the applicable Lender would have been entitled to receive with respect to the participation sold to such participant, unless the sale of the participation to such participant is made with Company’s prior written consent and (ii) a participant that would be a Non-US Lender if it were a Lender shall not be entitled to the benefits of Section 2.20 unless Company is notified of the participation sold to such participant and such participant agrees, for the benefit of Company, to comply with Section 2.20 as though it were a Lender. To the extent permitted by law, each participant also shall be entitled to the benefits of Section 10.4 as though it were a Lender, provided such Participant agrees to be subject to Section 2.17 as though it were a Lender.

(i) Certain Other Assignments. In addition to any other assignment permitted pursuant to this Section 10.6, any Lender may assign and/or pledge all or any portion of its Loans, the other Obligations owed by or to such Lender, and its Notes, if any, to secure obligations of such Lender including, without limitation, any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any operating circular issued by such Federal Reserve Bank; provided, no Lender, as between Company and such Lender, shall be relieved of any of its obligations hereunder as a result of any such assignment and pledge, and provided further, in no event shall the applicable Federal Reserve Bank, pledgee or trustee be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder.

10.7 Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

10.8 Survival of Representations, Warranties and Agreements. All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of any Credit Extension. Notwithstanding anything herein or implied by law to the contrary, the agreements of each Credit Party set forth in Sections 2.18(c), 2.19, 2.20, 10.2, 10.3 and 10.4 and the agreements of Lenders set forth in Sections 2.17, 9.3(b) and 9.6 shall survive the payment of the Loans, the cancellation or expiration of the Letters of Credit and the Hedge Letters of Credit and the reimbursement of any amounts drawn thereunder, and the termination hereof.

10.9 No Waiver; Remedies Cumulative. No failure or delay on the part of any Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. The rights, powers and remedies given to each Agent and each Lender hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Credit Documents or any of the Hedge Agreements. Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

10.10 Marshalling; Payments Set Aside. Neither any Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Credit Party or any other Person or against or in payment of any or all of the Obligations. To the extent that any Credit Party makes a payment or payments to Administrative Agent or Lenders (or to Administrative Agent, on behalf of Lenders), or Administrative Agent or Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

10.11 Severability. In case any provision in or obligation hereunder or any Note shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

10.12 Obligations Several; Independent Nature of Lenders’ Rights. The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitment of any other Lender hereunder. Nothing contained herein or in any other Credit Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out hereof and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

10.13 Headings. Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

10.14 Applicable Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

10.15 Consent to Jurisdiction. ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY CREDIT PARTY ARISING OUT OF OR RELATING HERETO OR ANY OTHER CREDIT DOCUMENT, OR ANY OF THE OBLIGATIONS, MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH CREDIT PARTY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (a) ACCEPTS GENERALLY AND UNCONDITIONALLY THE NONEXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS; (b) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (c) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE CREDIT PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 10.1; (d) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (c) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE CREDIT PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (e) AGREES AGENTS AND LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY CREDIT PARTY IN THE COURTS OF ANY OTHER JURISDICTION.

10.16 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER CREDIT DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/COMPANY RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 10.16 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER CREDIT DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

10.17 Confidentiality. Each Lender shall hold all non-public information regarding Company and its Subsidiaries and their businesses identified as such by Company and obtained by such Lender pursuant to the requirements hereof in accordance with such Lender’s customary procedures for handling confidential information of such nature, it being understood and agreed by Company that, in any event, a Lender may make (i) disclosures of such information to Affiliates of such Lender and to their agents, trustees and advisors (and to other persons authorized by a Lender or Agent to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section 10.17), (ii) disclosures of such information reasonably required by any bona fide or potential assignee, transferee or participant in connection with the contemplated assignment, transfer or participation by such Lender of any Loans or any participations therein or by any direct or indirect contractual counterparties (or the professional advisors thereto) in Hedge Agreements (provided, such counterparties and advisors are advised of and agree to be bound by the provisions of this Section 10.17), (iii) disclosure to any rating agency when required by it, provided that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any confidential information relating to the Credit Parties received by it from any of the Agents or any Lender, and (iv) disclosures required or requested by any governmental agency or representative thereof or by the NAIC or pursuant to legal or judicial process; provided, unless specifically prohibited by applicable law or court order, each Lender shall make reasonable efforts to notify Company of any request by any governmental agency or representative thereof (other than any such request in connection with any examination of the financial condition or other routine examination of such Lender by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information.

10.18 Usury Savings Clause. Notwithstanding any other provision herein, the aggregate interest rate charged with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, Company shall pay to Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of Lenders and Company to conform strictly to any applicable usury laws. Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Loans made hereunder or be refunded to Company.

10.19 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

10.20 Effectiveness. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by Company and Administrative Agent of written or telephonic notification of such execution and authorization of delivery thereof. Upon the effectiveness of this Agreement and the occurrence of the Closing Date, the engagement letter dated as of July 1, 2005 between BNPP and the Company shall have no further force or effect, except with respect to such provisions which explicitly survive the termination of the Commitment Letter by reason of the occurrence of the Closing Date. In addition, unless specifically amended hereby, each of the Credit Documents, the Exhibits and Schedules to this Agreement shall continue in full force and effect.

10.21 USA PATRIOT Act. Each Lender hereby notifies Company that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies Company, which information includes the name and address of Company and other information that will allow such Lender to identify Company in accordance with the Patriot Act.

10.22 Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

BELDEN & BLAKE CORPORATION

By: /s/ James Vanderhider
Name: James Vanderhider
Title: President and Chief Operating Officer

BNP PARIBAS,
as Lead Arranger, Syndication Agent, Administrative Agent and a Lender

By:	/s/ Evans Swann

By:	Authorized Signatory /s/ Gabe Ellisor

Authorized Signatory

APPENDIX A-1
TO CREDIT AND GUARANTY AGREEMENT

Revolving Commitments

Lender	Revolving Commitment	Pro Rata Share

BNP Paribas	$350,000,000.00	100.0%

Total	$350,000,000.00	100%

APPENDIX A-2
TO CREDIT AND GUARANTY AGREEMENT

Hedge L/C Commitments

Lender	Hedge L/C Commitment	Pro Rata Share

BNP Paribas	$40,000,000.00	100.0%

Total	$40,000,000.00	100%

APPENDIX B
TO CREDIT AND GUARANTY AGREEMENT

Notice Addresses

BELDEN & BLAKE CORPORATION
5200 Stoneham Road, Suite 2500
North Canton, OH 44720-0500
Attention: Chief Financial Officer
Telephone: (330) 499-1660
Telecopier: (330) 497-5470

in each case, with copies to:

EnerVest Management Partners, Ltd.
1001 Fannin Street, Suite 800
Houston, TX 77002
Attention: James M. Vanderhider

BNP PARIBAS, as Lead Arranger, Syndication Agent, Administrative Agent and a Lender

919 Third Avenue

New York, NY 10022

Attention: Millie Carillo

Fax: (212) 841-2683

with a copy to:

1200 Smith, Suite 3100
Houston, Texas 77002
Attention: Gabe Ellisor
Fax: (713) 659-6915